                                  SCHEDULE 14C
                                 (RULE 14c-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
               INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


CHECK THE APPROPRIATE BOX:
/ /        Preliminary Information Statement
/ /        Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
/X/        Definitive Information Statement


                         NETLOJIX COMMUNICATIONS, INC.
         -------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):


/ /        No fee required
/X/        Fee computed on table below per Exchange Act Rules 14c-5(g) and
           0-11
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                $7,052,529--maximum sale price
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $7,052,529
                ----------------------------------------------------------
           (5)  Total fee paid:
                $1,411
                ----------------------------------------------------------

/X/        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                                                          [LOGO]

                         NETLOJIX COMMUNICATIONS, INC.

                                501 BATH STREET
                        SANTA BARBARA, CALIFORNIA 93101
                                 (805) 884-6300

                            ------------------------

November 8, 1999

To the Stockholders of NetLojix Communications, Inc.:

    The enclosed Information Statement is being furnished to stockholders of NetLojix Communications, Inc., a Delaware corporation formerly known as AvTel Communications Inc. ("NetLojix"), in connection with action taken by written consent of the stockholders (the "Written Consent") with respect to the sale of Matrix Telecom, Inc. ("Matrix"), a wholly-owned subsidiary of NetLojix (the "Sale").

    We have made substantial changes lately, which we believe will provide our stockholders and employees with greatly improved value. As you may know, we agreed to sell all of the stock of Matrix to Matrix Acquisition Holdings Corp. (the "Buyer"), a wholly-owned subsidiary of Platinum Equity Holdings, LLC ("Platinum"), pursuant to a Stock Purchase Agreement dated August 31, 1999, as amended (the "Stock Purchase Agreement"), among NetLojix, Matrix and the Buyer (as assignee of Energy TRACS Acquisition Corp., a wholly-owned subsidiary of Platinum).

    This decision was driven by our desire to maximize our focus on our core competency of providing Enterprise Network Solutions to business customers. The sale of Matrix is the result of our decision to exit the residential long distance business. This area has become overwhelmingly competitive with unprecedented downward pricing pressure and rising customer attrition rates. We also believe that the challenges we experienced in this area overshadowed the substantial growth we experienced in providing data communications services and information technology support to businesses.

    To mark this move and to better reflect our core mission of networking services, on September 15, 1999 we changed our name to NetLojix
Communications, Inc. This move also created the opportunity for us to reorganize the way we do business and service our customers. We have restructured our operations into decentralized geographic regions putting us closer to our customers. Each region contains the field management, sales, engineering and service personnel necessary to design, build and manage our business customers' data and voice networks.

    Since this divestiture is a complete discontinuation of our operations in the residential long distance marketplace, all of our future financial statements will contain only the historical financial results of our core businesses of providing Enterprise Network Solutions to business customers. This should provide all stockholders with a clear picture of the progress we have made to date.

    We define an Enterprise Network Solution as the integration of technology, people and a communications platform, which facilitate and enhance the operations of our customers' business. Our primary objective is to provide our customers with a solution, serve as their technology partner and grow with them for the life cycle of their enterprise. Our services include the communications network which accounts for approximately 60% of our revenue, information technology support services and eBusiness solutions.

    Our regional sales representatives are targeting mid-size businesses, which generally employ between 50 and 500 people. This is a very large segment of businesses in the United States. Our target customer within this segment generally has multiple locations and an expanding workforce of remote and mobile employees and is overwhelmed by the chaos and confusion of changing technology. Its spending on enterprise-wide network services is primarily driven by the deployment of new technology and applications that require increased bandwidth and support. We believe that this spending will continue to increase as our customers' businesses grow and they require future upgrades and enhancements to their existing network infrastructures.

    We believe that we have a unique opportunity to capture our share of this marketplace and build strong, long-term relationships with the management teams of these businesses.

    The enclosed Information Statement is being mailed on or about November 8, 1999, to all stockholders of record at the close of business on October 20, 1999. Holders of approximately 65.1% of NetLojix's common stock have executed the Written Consent approving the Sale and the Stock Purchase Agreement as of the date of the attached Information Statement. However, such transactions will not be effected until at least 20 days after the Information Statement has first been sent to stockholders. The consummation of the Sale is also subject to the satisfaction of several conditions, including certain regulatory approvals.

    Your Board of Directors has fully reviewed and considered the terms and conditions of the Sale and determined that the Sale is fair and in the best interests of NetLojix and its stockholders. Your Board of Directors has approved the Sale and the Stock Purchase Agreement.

    Thank you for your continued support. Please visit our new web site at www.netlojix.com.

                                          Sincerely,

                                          NETLOJIX COMMUNICATIONS, INC.

                                          [LOGO]
                                          Anthony E. Papa
                                          Chairman and Chief Executive Officer

                       WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                                                          [LOGO]

                         NETLOJIX COMMUNICATIONS, INC.
                                ----------------

                             INFORMATION STATEMENT
               CONSENT OF STOCKHOLDERS IN LIEU OF SPECIAL MEETING

                             ---------------------

    This Information Statement is being furnished to holders of the outstanding shares of common stock of NetLojix Communications, Inc., a Delaware corporation formerly known as AvTel Communications, Inc. ("NetLojix" or the "Company"), in connection with action taken by written consent of the stockholders (the "Written Consent") with respect to the sale of Matrix Telecom, Inc. ("Matrix"), a wholly-owned subsidiary of NetLojix (the "Sale"). The Board of Directors has fixed the close of business on October 20, 1999 as the record date (the "Record Date") for determination of stockholders entitled to receive notice of the Written Consent and this Information Statement.

    NetLojix has agreed to sell all of the stock of Matrix to Matrix Acquisition Holdings Corp. (the "Buyer"), a wholly-owned subsidiary of Platinum Equity Holdings, LLC ("Platinum"), pursuant to a Stock Purchase Agreement dated
August 31, 1999, as amended (the "Stock Purchase Agreement"), among NetLojix, Matrix and the Buyer (as assignee of Energy TRACS Acquisition Corp., a wholly-owned subsidiary of Platinum; "ETAC"). A copy of the Stock Purchase Agreement is attached hereto as Appendix A. Capitalized items used in this Information Statement but not defined herein shall have the meaning ascribed to such terms in the Stock Purchase Agreement.

    The business, property and assets of Matrix account for a substantial portion of the business, property and assets of the Company and its subsidiaries considered as a whole. Section 271 of the Delaware General Corporation Law (the "DGCL") requires that the holders of a majority of the outstanding shares of a Delaware corporation must approve the sale of all or substantially all of the corporation's property and assets. Although the Board of Directors does not believe that the Sale constitutes a sale of all or substantially all of the Company's property and assets, it has deemed it prudent to obtain the approval of the holders of a majority of the outstanding shares of NetLojix common stock. In any event, stockholders of NetLojix will not have dissenters' rights or appraisal rights in connection with the Sale.

    Directors and principal stockholders who, collectively, hold in excess of 65.1% of the Company's issued and outstanding shares of common stock as of the Record Date have signed the Written Consent approving the Sale and the Stock Purchase Agreement. Accordingly, no meeting of stockholders will be held to consider the Sale.

            THIS INFORMATION STATEMENT IS FURNISHED BY NETLOJIX FOR
                           INFORMATION PURPOSES ONLY.

    This Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934. This Information Statement is first being mailed on or about November 8, 1999 to holders of record of common stock as of the Record Date. As of the Record Date, 10,924,834 shares of common stock were outstanding. The Company's principal offices are located at 501 Bath Street, Santa Barbara, California 93101 and its telephone number is
(805) 884-6300.

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Introduction................................................      1

The Written Consent.........................................      1

The Sale....................................................      2

Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................     11

Information With Respect to the Company.....................     13

Information With Respect to the Buyer and Platinum..........     37

Index to Financial Statements...............................    F-1

                                  INTRODUCTION

    NetLojix is a provider of Enterprise Network Solutions integrating data, voice and Internet services. The Company currently sells and markets advanced network services and information technology support services through internal direct sales professionals and independent value added resellers. See "Information with Respect to the Company," below. On September 15, 1999, the Company changed its name from AvTel Communications, Inc. to NetLojix Communications, Inc.

    Matrix is a wholly-owned subsidiary of NetLojix which is engaged primarily in the business of providing residential long distance telephone services to consumers through agents and affinity organizations. The Board of Directors of NetLojix has determined that it is in the best interests of the Company and its stockholders for the Company to exit the residential long distance telephone service business by selling Matrix. See "The Sale--Background and Reasons for Transaction," below. Accordingly, NetLojix has entered into the Stock Purchase Agreement to effect the sale of Matrix to the Buyer.

                              THE WRITTEN CONSENT

RECORD DATE AND OUTSTANDING SHARES

    The Board of Directors has fixed the close of business on October 20, 1999 as the record date (the "Record Date") for determination of stockholders entitled to receive notice of the Written Consent and this Information Statement. On the Record Date, there were 10,924,834 shares of common stock outstanding held by approximately 588 stockholders of record.

REQUIRED VOTE

    Section 271 of the DGCL requires that the holders of a majority of the outstanding shares of a Delaware corporation must approve the sale of "all or substantially all of the corporation's property and assets." The Board of Directors believes that the Sale does not constitute a sale of all or substantially all of the Company's property and assets and that, accordingly, stockholder approval is not required under Section 271 of the DGCL. However, the Board has deemed it prudent to obtain the approval of the Sale and the Stock Purchase Agreement from the holders of a majority of the outstanding shares of NetLojix common stock. Neither the holders of the Company's Series A Convertible Preferred Stock nor its Series B Convertible Preferred Stock have any right to vote with respect to the Sale.

ACTION BY WRITTEN CONSENT

    Section 228 of the DGCL provides that any action required or permitted to be taken at an annual or special meeting of the stockholders of a Delaware corporation may be taken without a meeting, without prior notice, and without a vote, if consents in writing setting forth the action so taken are signed by not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voting. Section 228 requires a corporation to deliver prompt notices of the taking of action by written consent to any stockholders who did not sign the written consent, but who would have been entitled to vote on the action if a meeting were held.

    As of the Record Date, Directors Anthony E. Papa, James P. Pisani, John A. Allen and Jeffrey J. Jensen owned an aggregate of 2,587,514 shares of common stock, or approximately 23.7% of all outstanding shares of common stock on such date. In addition, Thomas H. Patrick, as voting trustee under a voting trust agreement dated May 18, 1999, for certain members of the Jensen family, held an additional 4,526,583 shares of common stock, or approximately 41.4% of all outstanding shares of common stock on such date. Collectively, this represents approximately 65.1% of the outstanding shares of common stock on the Record Date. Each of such stockholders has executed the Written Consent as of the Record Date. Accordingly, no meeting or vote of any other stockholder is necessary and stockholder votes are not being solicited.

    In accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, the Company will not complete the Sale until at least
20 calendar days after this Information Statement has first been sent to stockholders. The Information Statement is first being sent to stockholders on or about November 8, 1999. The consummation of the Sale is subject to the satisfaction of several conditions, including certain regulatory approvals. See "The Sale," below.

NO SOLICITATION OF PROXIES

    The Company will not hold a meeting of stockholders with respect to the Sale. Stockholders are not being asked for a proxy, and are requested not to send a proxy to the Company. The Company will bear all of the costs associated with preparing this Information Statement and its mailing to stockholders.

                                    THE SALE

    THE TERMS AND CONDITIONS OF THE SALE ARE CONTAINED IN THE STOCK PURCHASE AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS INFORMATION STATEMENT AS APPENDIX A AND INCORPORATED HEREIN BY REFERENCE. The description in this Information Statement of the terms and conditions of the Sale is qualified in its entirety by, and made subject to, the more complete information set forth in the Stock Purchase Agreement. Capitalized terms used in this Information Statement but not defined herein shall have the meaning ascribed to such terms in the Stock Purchase Agreement. STOCKHOLDERS OF NETLOJIX ARE URGED TO, AND SHOULD, CAREFULLY READ THE STOCK PURCHASE AGREEMENT IN ITS ENTIRETY.

GENERAL

    The Stock Purchase Agreement was executed and delivered by NetLojix, Matrix and Energy TRACS Acquisition Corp. ("ETAC") on August 31, 1999. ETAC is a wholly-owned subsidiary of Platinum. As permitted by the Stock Purchase Agreement, on September 1, 1999 ETAC assigned its rights, duties and obligations under the Stock Purchase Agreement to the Buyer, which is also a wholly-owned subsidiary of Platinum. Platinum has guaranteed all of the payment obligations, and potential payment obligations, of the Buyer under the Stock Purchase Agreement. Platinum is a closely-held limited liability company with annual revenues in excess of $800 million for the year ended December 31, 1998.

    The Stock Purchase Agreement provides for the sale by NetLojix to the Buyer of all of the capital stock of Matrix. In return, NetLojix will receive consideration of up to $7,052,529, consisting of (i) up to $614,332 in credits against long distance service usage, (ii) the elimination of $4,190,058 in intercompany indebtedness owed to Matrix by NetLojix, (iii) the retention by NetLojix of federal tax refunds to Matrix in the amount of $1,248,139, and
(iv) an incentive payment of up to $1 million based on additions to Matrix's Internet service customer base. In addition, the Buyer will indemnify NetLojix from certain amounts owing to Coast Business Credit, the secured lender to NetLojix and Matrix.

BACKGROUND AND REASONS FOR TRANSACTION

    On December 1, 1997, NetLojix acquired Matrix in a share-for-share exchange, whereby all of the outstanding common stock of Matrix was exchanged for shares of NetLojix common stock. For accounting purposes, the share exchange was treated as a reverse acquisition of NetLojix by Matrix. NetLojix was the legal acquirer and, accordingly, the share exchange was effected by the issuance of NetLojix common stock in exchange for all the common stock then outstanding of Matrix. Immediately after the share exchange, the former shareholders of Matrix held over 80% of the issued and outstanding common stock of NetLojix.

    At the time of the share exchange, Matrix was a provider of domestic and international long distance telecommunication services primarily to residential and small business customers in the United States. At the time, Matrix provided long distance service in 49 states. Matrix's strategy was to compete as a non-facilities based reseller, contracting with Sprint Corporation, Pacific Gateway Exchange, Inc., and other carriers to provide switching and transmission of its customers' traffic. Subsequent to the share exchange the Company made Matrix a part of the Company's Channel Markets Group. The Channel Markets Group initially focused on selling residential long distance service through telemarketing, direct mail and distributors or agents. However, NetLojix quickly discontinued the telemarketing and direct mail marketing channels as they were not cost-effective. During the fourth quarter of 1998, the Channel Markets Group implemented a new strategy to sell Internet access and additional voice services exclusively through affinity groups, agents and distributors. However, the primary source of revenues of the Channel Markets Group has continued to be through residential long distance voice distribution channels.

    Since the time of the share exchange, competitive pressures within the residential long distance market have increased dramatically. Pricing pressures have continued to reduce retail pricing of long distance products. These factors, similar in nature to those affecting all resellers of long distance telephone services, together with NetLojix's discontinuation of non-cost effective telemarketing and direct mail marketing, resulted in significant decreases in revenue. Channel Markets Group revenues decreased by approximately $7.9 million, or 17%, in the year ended December 31, 1998, as compared with the year ended December 31, 1997. More significantly, Channel Markets Group revenue decreased by $8.5 million, or 40%, during the first six months of 1999, as compared with the first six months of 1998.

    The sharp decreases in revenues, together with the concomitant net losses and decreases in cash flow, have put NetLojix in a precarious financial position. NetLojix reported a net loss of $5,802,318 for the year ended
December 31, 1998, and had a working capital deficit of $1,697,959 at that date. NetLojix reported a net loss of $5,186,732 for the six months ended June 30, 1999, and its working capital deficit worsened to $3,771,247 at that date. As of June 30, 1999, NetLojix was in violation of one provision of its secured credit agreement with Coast Business Credit that stipulates that NetLojix must maintain a net worth equal to or greater than $2 million. NetLojix's net worth as of June 30, 1999 was $1,055,876. Coast Business Credit has waived its right of acceleration of the obligation as it relates to NetLojix's not meeting the net worth covenant subject to the closing of the Sale. Substantially all of the debt to Coast Business Credit has been incurred by Matrix.

    In light of this rapidly worsening situation, management of NetLojix began to investigate the possibility of selling NetLojix's residential long distance telephone business. In May, 1999, Anthony E. Papa and James P. Pisani, Chief Executive Officer and President, respectively, of the Company began preliminary discussions with several parties to assess the level of interest in a possible sale. Mr. Papa and Mr. Pisani made a presentation to the Board of Directors at its meeting on May 27, 1999, regarding this possibility. After extensive discussion and questions of management, the Board of Directors authorized and directed management to continue reviewing the possibilities for a sale and investigating potential purchasers, as well as other strategic alternatives for the Company.

    Throughout June and July, 1999, management continued to explore the possible sale, and made contacts with numerous possible acquirers. These included certain potential acquirers identified by members of the Board of Directors with experience in the telecommunications industry. As part of this process, management received a draft letter of intent from Platinum which it reviewed with counsel. At the Board of Directors meeting on July 21, 1999, management reported that it had received only one viable offer for the residential long distance business, the offer from Platinum. At that meeting, the Board reviewed the draft letter of intent with Platinum and determined to go forward subject to certain additional points to be negotiated, while continuing to consider other strategic alternatives. The Board also directed management to prepare a financial analysis of the transaction and to obtain estimates of the costs of retaining an outside financial advisor. Management and the Company's outside counsel then engaged in additional negotiation of the Platinum letter of intent.

    On July 26, 1999, the Board of Directors held a special meeting to review a revised letter of intent with Platinum. After extensive discussion and review, the Board of Directors authorized the Company to execute the non-binding letter of intent with Platinum. Later that same day, the Company and Platinum entered into the letter of intent. NetLojix issued a press release to announce the letter of intent publicly prior to the commencement of trading on July 27, 1999.

    Management and the Company's outside counsel then began negotiating the terms of the Stock Purchase Agreement and related documents with Platinum and its counsel. Management circulated to the members of the Board of Directors copies of preliminary drafts of the Stock Purchase Agreement and related documents reflecting the negotiations with Platinum to date, together with materials describing the remaining unresolved issues. During this process, the Board of Directors continued to evaluate and consider other near-term and long-term alternative strategies to address the Company's financial position.

    The Board met again on August 30, 1999, at which time the Stock Purchase Agreement and the fairness of the Platinum offer were again analyzed and considered by the Board in detail. The Board reviewed with management and counsel the points negotiated with Platinum and the resulting changes to the Stock Purchase Agreement and related documents. The Board also discussed the possibility of retaining an outside financial advisor to render a fairness opinion in connection with the transaction. After reviewing the financial analysis prepared by the Company's management and accountants, and the estimated costs of retaining an outside financial advisor, the Board determined that any value that might be provided by such a financial advisor would not be worth the cost to the Company. After a full discussion of the proposed transaction structure, the draft documentation, related financial, legal and tax issues, the Company's other prospects for selling or keeping the residential long distance business, and the Company's financial condition and operations, the Board of Directors unanimously voted to approve the execution and delivery of the Stock Purchase Agreement on behalf of the Company, subject to regulatory approvals and the possibility of stockholder approval.

    The Stock Purchase Agreement was executed by the parties on August 31, 1999. The Company issued a press release announcing such execution on September 1, 1999, upon the assignment of the Stock Purchase Agreement from ETAC to the Buyer. The Company, Matrix and Buyer amended the Stock Purchase Agreement on September 16, 1999 to change and clarify the provision regarding the post-execution adjustment of the purchase price and to document the waiver of one of the Buyer's conditions to closing.

    The Board of Directors concluded that the Sale as embodied in the Stock Purchase Agreement provides the best opportunity for the Company to divest itself of the residential long distance business with its concomitant financial pressures. In connection with the execution of the Stock Purchase Agreement, NetLojix, Matrix and the Buyer also entered into a Management Services Agreement pursuant to which the Buyer has commenced managing the business of Matrix. As a result, a significant amount of the financial pressure on the Company has been relieved pending the closing of the Sale.

    The Company did not engage an investment banking firm or financial advisor to assist it in the negotiations with Platinum or the valuation of Matrix, nor has it obtained a fairness or similar evaluation opinion with respect to the Sale. The negotiations were conducted at arms' length and, in arriving at the terms of the Sale, management considered, among other things, (a) NetLojix's and Matrix's current and prospective business operations, revenues, profitability and existing infrastructure; (b) comparable values ascribed to other similar enterprises in the same business as that in which Matrix is engaged (including other enterprises whose financial statements and results of operation are publicly available), and (c) customary financial valuation and analysis methods and techniques. Management and the Board of Directors concluded that the substantial and increasing net losses of the residential long distance business, and the prospect for continuing long term losses, warranted approval of the Sale.

    Accordingly, on the basis of these considerations, the Board has unanimously approved the Sale, the execution of the Stock Purchase Agreement and the consummation of the transactions contemplated therein.

TERMS OF THE SALE

    STOCK TO BE SOLD.

    The Stock Purchase Agreement provides that NetLojix will sell to the Buyer all of the common stock of Matrix. No other assets of NetLojix are being sold. NetLojix will retain certain business customers of Matrix, which will be transferred from Matrix to another subsidiary of NetLojix upon receipt of certain regulatory approvals.

    PURCHASE PRICE.

    The purchase price for the Matrix stock (the "Purchase Price") may be valued at up to $7,052,529. There are four major components to the Purchase Price. First, NetLojix will receive a credit against charges incurred for long distance wholesale telephone traffic pursuant to its service contract with Matrix (the "Long Distance Credit"). Second, the parties will eliminate $4,190,058 in intercompany indebtedness owed to Matrix by NetLojix. Third, NetLojix retains federal income tax refunds paid to or due Matrix in the total amount of $1,248,139. Fourth, NetLojix will receive $50 for each additional Internet service customer added to Matrix's aggregate customer base, net of one-half of the customers lost from such base, within six months after August 31, 1999, up to an aggregate of $1 million (the "ISP Payment"). In addition, the Company will receive an indemnity against certain claims or liabilities arising under its secured credit facility.

    LONG DISTANCE CREDIT. NetLojix has an agreement with Matrix under which it receives wholesale long distance services at rates equal to Matrix's current wholesale cost. These rates will increase or decrease based upon subsequent increases or decreases in Matrix's wholesale cost. Under the Stock Purchase Agreement, as amended, the initial amount of the Long Distance Credit was $2,039,057. However, the amount of the Purchase Price was subject to reduction based upon a comparison of Matrix's adjusted stockholder's equity on August 31, 1999, compared to such adjusted stockholder's equity on May 31, 1999. NetLojix has calculated that this adjustment will result in a reduction of the Purchase Price by $1,424,725. The Buyer is currently reviewing NetLojix's calculation of this adjustment and has until November 30, 1999, to object to such calculation. If the Buyer does so object, and the parties are unable to resolve the matter, the calculation will be submitted to an independent firm of accountants chosen by the parties for final resolution. Accordingly, the amount of the Long Distance Credit will not be more than $614,332, and may be less.

    NetLojix may use up to $225,000 of the Long Distance Credit, if available, during the period commencing on September 1, 1999 and ending on November 30, 1999. Thereafter the amount of the Long Distance Credit used may not exceed $100,000 per month. NetLojix intends to use this Long Distance Credit to offset its costs for long distance service which it will continue to provide to its business customers. NetLojix is not obligated to continue to purchase long distance services from Matrix.

    INTERCOMPANY INDEBTEDNESS AND TAX REFUND. At August 31, 1999, NetLojix owed Matrix $4,190,058 for telecommunications and other services provided. This indebtedness will be eliminated upon the closing of the Sale. At August 31, 1999 Matrix had a Federal income tax refund due to Matrix in the amount of $1,248,139 relating to taxes paid in prior years. This amount has been transferred to, and will be retained by, NetLojix. In September and October 1999 NetLojix received payment of $1,037,385 of the refund.

    ISP PAYMENT. The Buyer will pay NetLojix $50 for each Internet service customer added to Matrix's aggregate customer base, less one-half of the customers lost, between August 31, 1999 and February 29, 2000, up to a maximum of $1 million. The ISP payment will be paid on the later of March 31, 2000 or the closing of the Sale.

    COAST BUSINESS CREDIT INDEMNITY.

    The Buyer has agreed to indemnify NetLojix from any claims, damages or liabilities arising out of NetLojix's secured credit agreement with Coast Business Credit in an amount not to exceed $2,750,000 plus any amount drawn on such facility by Matrix after August 31, 1999. Substantially all of this indebtedness is related to the business of Matrix.

    NONCOMPETITION AGREEMENT.

    NetLojix has agreed not to engage in the provision of residential long distance telephone services within the United States prior to August 31, 2002. NetLojix may continue to provide long distance service to its business customers. The noncompetition covenant will not prohibit NetLojix from acquiring a business that provides residential long distance telephone services in the United States if such services constitute less than 35% of the value of the acquired business and NetLojix fully divests itself of such services within six months after the date of acquisition. NetLojix may not implement any new marketing programs with respect to such services. For a similar time period, NetLojix may not, directly or indirectly, solicit the employment of or hire certain of the employees of Matrix.

    GUARANTY OF PLATINUM.

    As part of the execution of the Stock Purchase Agreement, Platinum signed a guaranty pursuant to which it guarantees the obligations of Buyer under those provisions of the Stock Purchase Agreement which require, or may require, Buyer to make payments to NetLojix. These include the obligations of Buyer to (i) pay the Purchase Price, (ii) to indemnify NetLojix with respect to Coast Business Credit, (iii) to indemnify NetLojix for breaches of its representations, warranties and covenants under the Stock Purchase Agreement, and (iv) to pay NetLojix certain amounts upon a termination of the Stock Purchase Agreement as a result of the Buyer's breach of its representations, warranties or covenants under the Stock Purchase Agreement.

OPERATION OF REMAINING BUSINESS

    NetLojix will continue to operate its remaining businesses after the closing of the Sale. See "Information with Respect to the Company--Existing Business of NetLojix," below. Its newly-formed subsidiary, NetLojix Telecom, Inc., has applied for Section 214 operating authority from the Federal Communications Commission and necessary approvals from the various state authorities to provide telecommunication services after the closing. This will enable NetLojix to continue to provide long distance services to its business customers. Accordingly, the Stock Purchase Agreement provides that, upon receipt of such regulatory approvals, the Buyer will transfer to NetLojix the existing business customers of Matrix.

COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of NetLojix and unaudited per share data on a pro forma basis, based on the assumption that the Sale was effective at the beginning of the earliest period indicated. The unaudited pro forma per share data provided below is not necessarily indicative of the results of operations or the financial position which would have occurred had the Sale been consummated on the indicated dates or which may be attained in the future. This data should be read in conjunction with the historical consolidated financial statements and the related notes thereto of NetLojix and the unaudited pro forma condensed financial statements, which are included in this

Information Statement. The unaudited pro forma per share data below is shown for illustrative purposes only.

                                                AT OR FOR THE       AT OR FOR THE
                                               SIX MONTHS ENDED      YEAR ENDED
                                                JUNE 30, 1999     DECEMBER 31, 1998
                                               ----------------   -----------------
NetLojix:
  Book value per common share................       $ 0.10             $ 0.43
  Cash dividends declared per common share...           --                 --
  Earnings (loss) from continuing operations
    per common share.........................        (0.52)             (0.61)

Pro Forma:
  Book value per common share................         0.65               0.64
  Cash dividends declared per common share...           --                 --
  Earnings (loss) from continuing operations
    per common share.........................        (0.26)             (0.30)

INTEREST OF CERTAIN PERSONS IN THE SALE

    M. Scott Hall is currently the President of Matrix and, prior to September 15, 1999, he was Senior Vice President of NetLojix's Channel Markets Group. Mr. Hall is not a director or shareholder of NetLojix or Matrix. Upon the closing, Mr. Hall will terminate his relationship with NetLojix, and will remain as the President of Matrix under the Buyer's ownership. NetLojix is unaware of any change in the terms of Mr. Hall's employment by Matrix contemplated to take place after the closing of the Sale. Mr. Hall will retain the right to exercise certain of his NetLojix stock options for a limited time after the closing. To the best of NetLojix's knowledge, no other officer, director or holder of at least 5% of NetLojix's common stock has an interest, financial or otherwise, in the Sale different from any other holder of common stock of NetLojix.

REGULATORY APPROVAL

    Matrix operates under Section 214 authority from the Federal Communications Commission and is certified or registered in 49 states. Certain of these jurisdictions require either the filing of notices or a formal approval process in connection with the change in control of Matrix. The parties have filed all such notices and applications for all such approvals. As of the date hereof, the parties have received approval from a majority of such jurisdictions. With the Buyer's permission, the closing of the Sale may occur prior to the receipt of certain approvals if the Company agrees to indemnify the Buyer from any claims or liabilities resulting therefrom. The Company does not foresee any substantial difficulty or delay in completing the Sale as a result of the required regulatory approvals.

    The parties were required to notify the Federal Trade Commission and the Department of Justice of the transaction pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"). The Federal Trade Commission granted early termination of the notification period on October 19, 1999.

NO DISSENTERS' RIGHTS

    Under the DGCL and NetLojix's Certificate of Incorporation, holders of shares of NetLojix's common stock will not be entitled to dissenters' rights or appraisal rights in connection with the Sale.

ACCOUNTING TREATMENT

    The Sale will be accounted for as a sale of a subsidiary. Upon consummation of the Sale, a gain will be recognized for financial reporting purposes equal to the difference between the net proceeds and the closing net book value of the Matrix assets sold and liabilities assumed, less expenses associated with the sale. NetLojix estimates such gain will be approximately $5.8 million.

FEDERAL INCOME TAX CONSEQUENCES

    The Sale will be a taxable transaction to NetLojix for United States Federal and state income tax purposes. The Sale is structured as a sale of the common stock of Matrix. However, the parties have agreed to make an election under
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, so that the Sale will be taxed as though NetLojix had sold Matrix's assets and liabilities to the Buyer. NetLojix will recognize a taxable gain on the Sale. It is anticipated, however, that there will not be any material tax payable at the corporate level because of the utilization of net operating loss carryforwards.

THE STOCK PURCHASE AGREEMENT

    The following is a summary of certain provisions of the Stock Purchase Agreement.

    THE CLOSING.

    It is anticipated that the closing of the Sale will take place at the offices of Riordan & McKinzie, counsel to the Buyer and Platinum, on or about November 30, 1999, or at such other place, time or date as may be mutually agreed upon by the parties. The transfer of the Matrix stock to the Buyer will be effective as of the close of business on such date.

    CONDITIONS TO CLOSING.

    Pursuant to the Stock Purchase Agreement, the obligations of the parties to effect the Sale are subject to, among other things, (i) the accuracy of the representations and warranties of, and the performance of the covenants of, the other party contained in the Stock Purchase Agreement, (ii) the receipt of regulatory approvals as described above, and (iii) the exchange of customary closing documents.

    REPRESENTATIONS AND WARRANTIES OF NETLOJIX.

    NetLojix has made certain representations and warranties relating to, among other things, (i) its title to the Matrix stock, (ii) its corporate organization and the corporate organization of Matrix, (iii) corporate and third party approvals, (iv) litigation, (v) Matrix's ownership and use of its tangible assets and intellectual property, (vi) the financial statements of Matrix,
(vii) taxes, (viii) Matrix's contracts and other agreements, (ix) Matrix's employees and employee benefits, (x) insurance, (xi) environmental matters,
(xii) regulatory matters, and (xiii) transactions with affiliates.

    REPRESENTATIONS AND WARRANTIES OF BUYER.

    The Buyer has made certain representations and warranties relating to, among other things, (i) its corporate organization consents required and its financial statements, (ii) corporate and third party approvals, (iii) litigation,
(iv) its financial statements, and (v) its investment intent and qualifications with respect to the Matrix stock.

    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

    The representations and warranties of the parties will survive for a period of twenty-four months following the Closing except that NetLojix's representations and warranties as to taxes, litigation, environmental matters and regulatory compliance shall survive until ninety days after the expiration of the applicable statute of limitations, as will any representation by a party which is known by that party to be false at the time made. The representations of NetLojix regarding its organization, its ownership of Matrix stock, and its required approvals of the Sale will survive indefinitely.

    INDEMNIFICATION.

    NetLojix has agreed to indemnify the Buyer and Matrix for any losses, liabilities or claims resulting from or arising out of any misrepresentation or breach of any warranty made by NetLojix or any breach or default in any covenant to be performed by NetLojix under the Stock Purchase Agreement or related documents. NetLojix has also agreed to indemnify the Buyer and Matrix against certain threatened litigation relating to Matrix's operations prior to the closing. Except for claims as to fraudulent misrepresentation or for misrepresentations relating to NetLojix's organization, its ownership of Matrix stock, its required approvals of the Sale, and taxes owing by Matrix, NetLojix shall not be required to indemnify the Buyer or Matrix unless the damages for all such claims exceed $100,000 in the aggregate, but upon reaching that amount, indemnification shall be from the first dollar of such damages. The maximum amount of indemnification which NetLojix may be required to provide (other than for fraudulent claims or for misrepresentations relating to NetLojix's organization, its ownership of Matrix stock, its required approvals of the Sale, litigation, taxes and environmental matters) may not exceed $5,575,000 plus any amount of the ISP Payment received.

    NO SOLICITATION.

    Prior to the closing of the Sale or the earlier termination of the Stock Purchase Agreement, NetLojix and its directors, officers, employees and affiliates may not solicit, initiate, encourage or participate in any discussions or negotiations relating to the sale of Matrix or its assets to any person other than the Buyer, except to the extent that their fiduciary duties so require. If NetLojix terminates the Stock Purchase Agreement in order to accept a proposal to sell Matrix or its assets to any other person, NetLojix shall be required to pay the Buyer $2 million, plus the net amount of money invested by the Buyer in the operations of Matrix through the date of termination (the "Investment").

    TERMINATION.

    The Stock Purchase Agreement may be terminated in certain circumstances, including (i) by the mutual written consent of NetLojix and the Buyer, (ii) by NetLojix or the Buyer if any court or governmental agency takes any action restraining or otherwise prohibiting the transactions contemplated by the Stock Purchase Agreement, or (iii) by NetLojix or the Buyer if the Closing shall not have occurred on or before August 31, 2000, provided that a party may not terminate the Stock Purchase Agreement as a result of its own breach of representation or warranty or failure to perform or comply with its own covenant.

    In the event the Stock Purchase Agreement is terminated without fault by either party (for example, because of the failure of a regulatory agency to approve the transaction), then neither party will have liability to the other, except that NetLojix will be required to return the amount of the Investment to the Buyer. In the event of the termination of the Stock Purchase Agreement due to NetLojix's breach of representation or warranty, NetLojix shall be required to pay the Buyer the amount of the Investment. In the event of a termination due to NetLojix's failure to perform or comply with a covenant under the Stock Purchase Agreement, then NetLojix shall pay the Buyer the amount of the Investment, and NetLojix and the Buyer shall make reasonable efforts to sell Matrix to a third party. Upon such sale, if the purchase price actually obtained for Matrix exceeds the Purchase Price set forth in the Stock Purchase Agreement, then NetLojix shall pay Buyer the difference. If the Stock Purchase Agreement is terminated due to Buyer's breach of representation or warranty or failure to perform or comply with the covenant, then NetLojix and the Buyer will make reasonable efforts to sell Matrix to a third party. Upon such sale, if the purchase price actually obtained for Matrix is less than the Purchase Price set forth in the Stock Purchase Agreement, Buyer shall pay NetLojix the difference, net of the amount of the Investment.

THE MANAGEMENT SERVICES AGREEMENT

    Concurrently with the execution of the Stock Purchase Agreement, NetLojix, Matrix and ETAC signed a Management Services Agreement relating to the operations of Matrix (the "Management Services Agreement"). On September 1, 1999 ETAC assigned its rights, duties and obligations under the Management Services Agreement to the Buyer.

    Under the Management Services Agreement, NetLojix appointed the Buyer as the sole and exclusive provider of all services necessary or appropriate for the supervision and management of the operation of Matrix. Pursuant to the Management Services Agreement, the Buyer has established and implemented the operational policies of Matrix and now exercises supervision, direction and control over the operations of Matrix. Although M. Scott Hall remains as the President of Matrix, the other officers of Matrix have been appointed at the designation of the Buyer.

    The term of the Management Services Agreement will continue until the earlier of the closing of the Sale or the termination of the Stock Purchase Agreement. Under certain circumstances, the term of the Management Services Agreement would continue after the termination of the Stock Purchase Agreement while the parties sought another buyer for Matrix.

    As compensation for rendering services under the Management Services Agreement, the Buyer has the right to retain all net profits of Matrix during the term of the Management Services Agreement. Matrix (and not NetLojix) bears all costs and expenses related to such services. NetLojix has no obligation to provide any additional capital or funding to Matrix. As a result, unless the sale is terminated prior to closing, the Buyer has assumed the financial risks and rewards of the operations of Matrix.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma financial statements give effect to the sale of all of the issued and outstanding stock of Matrix to the Buyer. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of NetLojix and accompanying notes. This pro forma information is presented for illustration purposes only and is not necessarily indicative of the results which actually would have been achieved if the Matrix sale had been effected on the pro forma dates, nor is it necessarily indicative of future results.

    The Unaudited Pro Forma Balance Sheet at June 30, 1999 assumes that the Matrix sale was effected on that date. The Unaudited Pro Forma Statements of Operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 assume the sale occurred January 1, 1998.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1999

                                                                             PRO FORMA       PRO FORMA
                                                              HISTORICAL    ADJUSTMENTS    BALANCE SHEET
                                                              -----------   -----------    -------------
                                                 ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $   684,989           --          684,989
  Accounts receivable, net..................................    4,004,945   (2,591,148)(a)    1,413,797
  Federal and state income tax receivable...................    1,325,000           --        1,325,000
  Other current assets......................................    1,088,655     (378,708)(a)      709,947
                                                              -----------   -----------     -----------
    Total current assets....................................    7,103,589   (2,969,856)       4,133,733
  Property and equipment, net...............................    1,963,581   (1,022,902)(a)      940,679
  Goodwill, net.............................................    4,204,868                     4,204,868
  Other assets, net.........................................    1,158,710       (5,115)(a)    1,153,595
                                                              -----------   -----------     -----------
    Total assets............................................  $14,430,748   (3,997,873)      10,432,875
                                                              ===========   ===========     ===========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and other accrued expenses...............  $ 3,498,110   (2,010,067)(a)    1,488,043
  Accrued network services costs............................    4,500,953   (4,500,953)(a)           --
  Sales and excise tax payable..............................    1,344,977     (724,555)(a)      620,422
  Due to affiliates.........................................       98,332      (98,332)(a)           --
  Other current liabilities.................................    1,432,464     (267,125)(a)    1,165,339
                                                              -----------   -----------     -----------
    Total current liabilities...............................   10,874,836   (7,601,032)       3,273,804
Long-term borrowings........................................    2,226,619   (2,226,619)(a)           --
Common stock subject to put option..........................      112,577                       112,577
Long-term obligations under capital leases..................      160,840       (1,300)(a)      159,540
                                                              -----------   -----------     -----------
    Total liabilities.......................................   13,374,872   (9,828,951)       3,545,921
                                                              -----------   -----------     -----------
STOCKHOLDERS' EQUITY
  Preferred stock, authorized 750,000 shares, $0.01 par
    value...................................................           --           --               --
  Series A convertible preferred stock, authorized 250,000
    shares, $0.01 par value, cumulative as to 8% dividends,
    147,700 shares issued and outstanding. (Liquidation
    preference of $704,032 including dividends
    in arrears.)............................................        1,477           --            1,477
  Series B convertible preferred stock, authorized 1,500
    shares, $0.01 par value, annual dividends of $30 per
    share, 1,500 shares issued and outstanding. (Liquidation
    preference of $1,500,000.)..............................           15           --               15
  Common stock, authorized 20,000,000 shares, $0.01 par
    value, issued 10,579,870 shares at June 30, 1999........      105,048           --          105,048
  Additional paid in capital................................   21,384,408           --       21,384,408
  Accumulated deficit.......................................  (20,434,961)   5,831,078 (a)  (14,603,883)
  Treasury stock, $0.01 par value, 11,075 shares............         (111)          --             (111)
                                                              -----------   -----------     -----------
    Total stockholders' equity..............................    1,055,876    5,831,078        6,886,954
                                                              -----------   -----------     -----------
    Total liabilities and stockholders' equity..............  $14,430,748   (3,997,873)      10,432,875
                                                              ===========   ===========     ===========

------------------------------

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a) To eliminate the Matrix subsidiary.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                             YEAR ENDED DECEMBER 31, 1998             SIX MONTHS ENDED JUNE 30, 1999
                                        ---------------------------------------   ---------------------------------------
                                        HISTORICAL    ADJUSTMENTS     PROFORMA    HISTORICAL   ADJUSTMENTS      PROFORMA
                                        -----------   -----------    ----------   ----------  -------------    ----------
REVENUES..............................  $44,013,498   (34,125,769)(a)  9,887,729  18,650,775   (10,781,366)(a)  7,869,409

COST OF REVENUES......................   31,849,354   (25,796,234)(a)  6,053,120  12,644,779    (8,027,271)(a)  4,617,508
                                        -----------   -----------    ----------   ----------  ------------     ----------
GROSS MARGIN..........................   12,164,144   (8,329,535)     3,834,609    6,005,996    (2,754,095)     3,251,901

Operating expenses
  Selling, general and
    administrative....................   18,480,576   (13,978,781)(a)             10,239,790    (6,056,620)(a)
                                                       1,539,011 (b)  6,040,806                    858,950 (b)  5,042,120
  Depreciation and amortization.......    1,107,321     (487,794)(a)                 753,345      (254,931)(a)
                                                             370 (b)    619,897                     37,598 (b)    536,012
                                        -----------   -----------    ----------   ----------  ------------     ----------
    Total operating expenses..........   19,587,897   (12,927,194)    6,660,703   10,993,135    (5,415,003)     5,578,132
                                        -----------   -----------    ----------   ----------  ------------     ----------
OPERATING LOSS........................   (7,423,753)   4,597,659     (2,826,094)  (4,987,139)    2,660,908     (2,326,231)

Interest expense......................      (86,251)      18,889 (c)    (67,362)    (212,692)       73,677 (c)   (139,015)
Other income (expense), net...........      181,107      (88,770)(a)     92,337       13,099        (4,795)(a)      8,304
                                        -----------   -----------    ----------   ----------  ------------     ----------
Loss before income taxes..............   (7,328,897)   4,527,778     (2,801,119)  (5,186,732)    2,729,790     (2,456,942)

Income tax benefit....................    1,526,579   (1,526,579)(a)         --           --            --             --
                                        -----------   -----------    ----------   ----------  ------------     ----------

EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS..........................  $(5,802,318)   3,001,199     (2,801,119)  (5,186,732)    2,729,790     (2,456,942)
                                        ===========   ===========    ==========   ==========  ============     ==========

Net earnings (loss) per share--basic
  and diluted.........................  $     (0.61)                      (0.30)       (0.52)                       (0.26)
                                        ===========                  ==========   ==========                   ==========

Weighted average number of common
  shares--basic and diluted...........    9,633,474                   9,633,474   10,512,523                   10,512,523
                                        ===========                  ==========   ==========                   ==========

------------------------------

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

The Company expects to recognize a gain of approximately $5.8 million upon closing of the sale which is not included in the pro forma statements of operations.

(a) To record reduction in revenues, cost of sales and operating expenses related to sale of Matrix.

(b) To reverse operating expenses that were previously allocated to Matrix, but will remain after the sale.

(c) To reduce interest expense associated with Matrix borrowings.

                    INFORMATION WITH RESPECT TO THE COMPANY

BACKGROUND

GENERAL

    NetLojix is a provider of Enterprise Network Solutions integrating data, voice and Internet services. The Company currently sells and markets advanced network services and information technology support services ("IT Support") through internal direct sales professionals and independent value added resellers ("VAR's"). NetLojix targets its services primarily to mid-sized businesses.

HISTORY

    NetLojix was incorporated on October 31, 1981, but did not commence its current business until February, 1995. Prior to October 23, 1996, NetLojix conducted operations under the name "Hi, Tiger International, Inc." On
October 23, 1996, the Company changed its name to "AvTel Communications, Inc." The name change was effected in connection with NetLojix's acquisition of AvTel Holdings, Inc., a California corporation on that date. As a result of the acquisition of AvTel Holdings, NetLojix implemented a complete change in its board of directors and executive management, began to pursue several acquisitions and strategic alliances and started development of a sales and operational strategy to position NetLojix as a telecommunications carrier providing a comprehensive array of broadband voice and data network services.

    The acquisition of AvTel Holdings was effected pursuant to the merger of a wholly-owned subsidiary of NetLojix with and into AvTel Holdings, as a result of which NetLojix acquired 100% of the issued and outstanding capital stock of AvTel Holdings in exchange for 1,063,127 shares of NetLojix common stock, representing approximately 61% of the issued and outstanding NetLojix common stock after giving effect to the merger, and 250,000 shares of newly authorized shares of NetLojix's series A convertible preferred stock. For accounting purposes, the acquisition was treated as a reverse acquisition with AvTel Holdings as the acquirer.

    In November, 1996, NetLojix acquired Silicon Beach Communications, Inc., an Internet service provider and provider of software development services. In February, 1997, NetLojix acquired all of the issued and outstanding capital stock of WestNet Communications, Inc., a Ventura, California Internet service provider. Following completion of this acquisition, NetLojix began to integrate the customer bases, network facilities and other operations of Silicon Beach Communications and WestNet Communications in order to achieve desired efficiencies and economies of scale.

    On December 1, 1997, NetLojix acquired Matrix, a privately-held Texas corporation by means of a share for share exchange. Matrix is a provider of long distance telephone services. See "Background--Acquisition of Matrix" below.

    On September 25, 1998, NetLojix acquired all of the issued and outstanding capital stock of Digital Media International, Inc., a privately-held corporation based in Santa Barbara, California, which develops software for educational, entertainment and other applications.

    In November, 1998, NetLojix acquired all of the issued and outstanding capital stock of Remote Lojix/ PCSI, Inc., a privately-held corporation based in New York, which is a provider of system integration and local area network services to corporate customers in the eastern United States.

    On September 15, 1999, the Company changed its name to NetLojix Communications, Inc. This name change was effected by the short-form merger of a wholly-owned subsidiary with and into the Company.

ACQUISITION OF MATRIX

    NetLojix and Matrix entered into a stock exchange agreement dated April 29, 1997, and subsequently amended, pursuant to which the persons or entities who owned the issued and outstanding common stock of Matrix would transfer to NetLojix all of their Matrix stock and, in exchange, NetLojix would issue to the Matrix stockholders shares of NetLojix common stock. The share exchange was completed pursuant to the terms of the stock exchange agreement on December 1, 1997. For accounting purposes, the acquisition was treated as a reverse acquisition with Matrix as the acquirer.

    In connection with the completion of the share exchange, the Matrix stockholders and NetLojix entered into a registration rights and lockup agreement dated December 1, 1997. Pursuant to the registration rights and lockup agreement, certain persons and entities who held an aggregate of 85.2% of the outstanding Matrix common stock agreed, for a two-year period commencing on the closing of the share exchange, not to offer, pledge, sell, or otherwise dispose of any shares of NetLojix issued to them pursuant to the terms of the stock exchange agreement. As of June 30, 1999, this "lockup" provision relates to a total of 6,457,123 shares of NetLojix stock held by the following shareholders:
Thomas H. Patrick, as voting trustee for shares held by Ronald L. Jensen, Gladys Jensen, James J. Jensen, Jami J. Jensen, Janet Jensen Kreiger and Julie J. Jensen (4,526,583 shares), Jeffrey J. Jensen (851,738 shares), The RJ & GJ Foundation (329,692 shares), The Janet Foundation (24,124 shares), The OUI Foundation (75,862 shares), The Chasdrew Foundation (24,124 shares), John E. Allen (125,000 shares), Anthony E. Papa (250,000 shares) and James P. Pisani (250,000 shares)(together, the "Lockup Stockholders").

    The registration rights and lockup agreement requires that NetLojix use its best efforts to file a shelf registration statement providing for the sale by the Lockup Stockholders of all securities issued to them in connection with the stock exchange agreement, subject to the two-year holding restriction imposed on the Lockup Stockholders described above. Under the registration rights and lockup agreement, NetLojix is obliged to use its reasonable efforts to keep the shelf registration statement effective on a continuous basis until either
(1) all of the shares of common stock are sold or (2) all of the shares of common stock could be sold in a single transaction pursuant to Rule 144 of the Securities Act of 1933. The Lockup Stockholders may also require NetLojix to undertake up to two additional demand registrations of their securities if the shelf registration is not in place. All costs and expenses of both shelf and demand registrations (excluding any underwriting discounts and fees of counsel to the Lockup Stockholders) will be borne by NetLojix.

EXISTING BUSINESS OF NETLOJIX

    NetLojix is a provider of Enterprise Network Solutions integrating data, voice and Internet services, primarily to mid-sized businesses. The Company currently sells and markets advanced network services and IT Support through internal direct sales professionals and independent VAR's.

    The Company had previously been organized into two primary business units: the Business Markets Group and the Channel Markets Group. On September 15, 1999, the Company executed an internal restructuring of its operations as a result of its decision to exit the residential long distance business. As a result, after that date the Channel Markets Group operated as Matrix. The remaining operations of the Company, including the Business Markets Group have been integrated and reorganized to support the Company's core mission of providing Enterprise Network Solutions to businesses.

NETLOJIX--FORMERLY THE BUSINESS MARKETS GROUP

    NetLojix targets mid-size corporate customers for their enterprise networking needs. Following this sales strategy, NetLojix's objective is to become the single-source provider of communications services, IT support and eBusiness solutions. This includes the transport of data, voice and Internet traffic; systems integration, service and technical support; and Web development and hosting. Through a value-added sales process, NetLojix designs, installs and manages its customers' networks. NetLojix will provide a host of additional value added services assisting its customers to create enhanced intranet and extranet applications. NetLojix believes its strategy to focus on the corporate customer for enterprise-wide network services offers significant opportunity. NetLojix cross-markets to its customer base a variety of traditional telecommunications products and services such as long distance telephone service, executive calling cards and video/audio conferencing.

    INDUSTRY. Information technology has fast become a driving force in telecommunications. NetLojix's strategy is driven by corporate end users' needs for network connectivity, integration and support as a result of new software applications and technology advancements developed in the information technology arena. This has become a critical element in the ability of businesses, professional and other organizations to improve productivity and lower costs. This can be accomplished through the use of a variety of communications services, including branch office, remote office and telecommuter networking ("intranets") as well as providing network access to customers, vendors, suppliers ("extranets") and the Internet. While management expects these factors to continue to increase market demand for these services, there are no assurances regarding the size of such demand or that NetLojix will be selected to provide its services in response to such demand.

    INTERNETWORKING. At an increasing rate, business, professional and other organizations are seeking to inter-network their local area networks, wide area networks and virtual private networks to share information and computing resources for applications such as e-mail, transaction processing, the sharing of databases, multi-site engineering and product development and electronic image transfer. The communications traffic of many organizations has grown steadily during the past two decades leading to enterprise-wide networks facilitating rapid and efficient data communications between work groups, departments and branch locations. Additionally, a shift to enterprise-wide remote access has occurred due to increased business mobility, increased telecommuting, reduced cost of wide area network services and widespread adoption of remote access standards. Internet and remote access devices extend the organization network beyond the branch office, bringing remote users closer to the enterprise and permitting connection to the corporate local area network so users can work anywhere, any time. Users can access e-mail, databases and servers as if they were in the corporate office. The recent availability of reliable Internet protocol voice technology within an enterprise-wide data network has created additional cost-saving incentives for businesses to implement advanced network solutions.

    NetLojix believes that, as a result of these shifts, internetworking, the method used for interconnecting networks, will continue to grow. This is reflected in the growth in sales and distribution of routers, remote access servers, intranet software and other various components that enable internetworking. As the computing paradigm continues to migrate to network-centric architectures, enterprise-wide networks allow those technologies to be implemented. NetLojix's strategy recognizes the opportunity to bridge the gap between telecom and computer providers and simplify networking complexities by becoming a single source for enterprise-wide services and support.

    CONNECTIVITY AND BANDWIDTH. NetLojix believes that communications requirements such as bandwidth availability and network design are replacing computer requirements such as processor speed, memory or operating systems as the delimiting factors for business applications. Video conferencing, remote patient diagnostics with medical imaging and telecommuting are all business applications in which the success of the deployment is defined by the available bandwidth. The ultimate realization of this trend is the Web and applications developed with Internet-specific tools. Web-based applications are computer platform and operating system independent but depend entirely upon connectivity and bandwidth for successful deployment and execution.

    As a result, connectivity is becoming one of the most important factors in enhancing business productivity and customer service. Large corporations have historically created private wide area networks through leased dedicated data lines. However, dedicated point-to-point facilities have several deficiencies: leased lines are very expensive; remote offices and telecommuters are omitted; and leased lines are not suited for unscheduled and asynchronous communications. Accordingly, small and medium size companies that have sought the benefits of internetworking have been required to use modems and dial-up telephone lines which are generally too slow to handle today's applications.

    Growing demands for high speed capabilities have given way to the emergence of new carrier-based data communication services to overcome the deficiencies of both dedicated leased and dial-up lines. Wide area network solutions vary substantially depending on an organization's size and communications needs. Traditionally, wideband digital transmission circuits (such as T1 and DS-1) were leased from public carriers to provide voice, fax and data communications links between larger offices and low speed leased lines (such as DS-O) for branch office connectivity. For some applications, however, this has proven expensive and inefficient because the entire bandwidth capacity is dedicated 24 hours per day, whether or not it is used.

    Packet-based services were developed to address the issue of allocation and utilization. Today, "fast packet" networking technologies such as Frame Relay and Asynchronous Transfer Mode have emerged as an integrated, cost-effective, flexible wide area network solution. These networks allow for "bandwidth on demand" between any two endpoints on a wide area network.

    STRATEGY. The implementation of NetLojix's strategy involves the marketing of products and services integrated into enterprise-wide network solutions for business customers. These enterprise-wide solutions include network design, system integration and technical support, wide area network connectivity, voice connectivity, Internet access and Web development, hosting and co-location. The Company's sales and marketing activities result in monthly, recurring revenues from networking customers under multi-year term agreements. The Company's sales strategy includes in-house direct sales professionals and an agent program through which the Company distributes its services through VAR's of information technology products. The Company leverages the existing customer relationships of these VAR's gaining more immediate access to a wider group of prospective customers and greater credibility in the sales process. Additionally, this VAR channel becomes the service organization for NetLojix's business customers requiring on-site repair and maintenance visits in remote markets.

MATRIX--FORMERLY THE CHANNEL MARKETS GROUP

    On September 15, 1999, the Company executed an internal restructuring of its operations as a result of its decision to exit the residential long distance business. As a result, after that date the Channel Markets Group operated as Matrix. Matrix markets domestic and international long distance telephone services, Internet access and related services through distribution companies, agents, resellers and affinity groups ("Channel Partners") that maintain access to large groups of individuals and small businesses through affinity relationships and niche marketing strategies. Channel Partners include non-profit organizations and for-profit distribution groups. Matrix's Channel Partners generally require account management, have a large and somewhat captive audience of members/customers and distribute information and services. Historically, telecommunications companies have leveraged third party organizations to sell long distance telephone service to their member/customers sharing a percentage of the revenues generated by the group. Substantially all of the revenues for Matrix is generated by outside sales agents.

    Matrix provides residential long distance telephone service to customers in 49 states. Matrix is fully certified or registered in all states where required and operates under Section 214 authority from the Federal Communications Commission. Matrix also has a national-deployed Carrier Identification Code. The Carrier Identification Code provides Matrix greater network flexibility and permits Matrix to market to subscribers of other carriers by having the customer dial the Carrier Identification Code directly, a process, which is known in the industry as "casual calling." Matrix has executed strategic agreements with Sprint for its underlying voice carrier services.

    In November, 1998, Matrix introduced its nationwide Internet access program for dial-up connectivity. This program is provided to the public under the MatrixInet-TM- brand, and is also available under a private label arrangement for certain Channel Partners.

    Channel Partners generally market to niche consumer segments such as non-profit affinity membership groups, ethnic affinity groups and home based business professionals. These independent distributor groups are provided with a variety of value-added support services which include: an in-house multi-lingual Customer Service department open 24 hours a day, 7 days a week; direct electronic provisioning to local exchange carriers; and custom billing. The Company believes that Matrix's agreements with Channel Partners provide highly-leveraged access to large, loyal groups of individuals.

BUSINESS OF NETLOJIX AFTER THE SALE

    As described above, in conjunction with its approval of the Stock Purchase Agreement, the Board of Directors determined that the Company should divest itself of its residential long distance telephone service business. This business formed the core of the Channel Markets Group and Matrix, the Company's wholly-owned subsidiary. As a result of the Sale, this business will be transferred to the Buyer.


    The Company intends to continue providing long distance telephone services to its business customers. NetLojix Telecom, Inc., a wholly-owned subsidiary of the Company, has applied for Section 214 authority from the Federal Communications Commission and operating authority from all 49 states in which Matrix is currently qualified or registered. Management believes that NetLojix Telecom will have received such approval in all or substantially all of such jurisdictions on or before the closing of the Sale. In the event that NetLojix Telecom has not received approval in any given jurisdiction, then Matrix will continue to provide service on behalf of the Company in such jurisdiction until such approval is received.


REGULATION

    The services which NetLojix provides, either directly or through its subsidiaries, are subject to varying degrees of federal, state and local regulation. The Federal Communications Commission exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state public service commissions retain jurisdiction over jurisdictionally intrastate communications. The Federal Communications Commission and relevant public service commissions have the authority to regulate interstate and intrastate rates, respectively, ownership of transmission facilities and the terms and conditions under which NetLojix's services are provided.

    In general, neither the Federal Communications Commission nor the relevant state public service commissions exercise direct oversight over cost justification for NetLojix's services or NetLojix's profit levels, but either or both may do so in the future. However, NetLojix is required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of services provided. NetLojix generally is also required to obtain certification from the relevant state public service commission prior to the initiation of certain intrastate service, and is required to maintain a certificate issued by the Federal Communications Commission in connection with the provision of certain international services. Any failure to maintain proper federal and state tariffs or certification or any difficulties or delays in obtaining required authorization could have a material adverse effect on NetLojix.

COMPETITION

    The telecommunications and information technology industries are highly competitive and affected by rapid regulatory and technological change. NetLojix believes that the principal competitive factors in its business include pricing, customer service, network quality, service offerings and the flexibility to adapt to changing market conditions. NetLojix's future success will depend in part upon its ability to compete with national and local telecommunications providers, national and local Internet service providers, and small and large network services providers, many of which have considerably greater financial and other resources than NetLojix.

INTELLECTUAL PROPERTY

    NetLojix has registered several trademarks for use in its marketing materials. The Matrix name and logo, used by NetLojix to market long distance service, calling card services and dial-up Internet access is a registered trademark owned by Matrix. NetLojix also uses several unregistered trademarks, including NetLojix-TM-, mPOP-TM-, Silicon Beach-TM-, WestNet Communications-TM-, Remote Lojix-TM-, Addictive Media-TM- and Digital Meteor-TM-, which it may seek to register. While NetLojix believes these trademarks are important to its business, NetLojix does not believe that failure to register these trademarks poses any material risk of infringement on its rights to use such trademarks.

EMPLOYEES

    As of September 30, 1999, NetLojix, including its subsidiaries, had 180 full-time employees. Of this number, 19 are employees of Matrix who will no longer be affiliated with NetLojix after the closing of the Sale. None of the employees of NetLojix are represented by a union. NetLojix supplements its work force from time to time with contractors, administrative personnel through employment agencies, and part time employees. NetLojix believes that it has good relations with its employees.

FACILITIES

    NetLojix does not own any real property. The table below sets forth certain information with respect to the material properties leased by NetLojix, including the NetLojix's executive offices in Santa Barbara, California. All of such properties consist of office space. NetLojix and its subsidiaries also operate points-of-presence for the purpose of creating local access points to its network backbone.

LOCATION                        SQUARE FEET   EXPIRATION DATE(2)   CURRENT MONTHLY RENT(1)
--------                        -----------   ------------------   -----------------------
501 Bath Street
Santa Barbara, CA.............     6,798         March 2003                $11,863

8721 Airport Freeway
Fort Worth, TX(3).............    24,500       November 2000               $23,050

104 West Anapamu
Suites C&D
Santa Barbara, CA.............     3,441       November 2001               $ 4,800

70 West 36th St., Suite 605
New York, NY..................     2,500       December 2002               $ 4,800

38 East 32nd St., 8th Floor
New York, NY..................     4,400       February 2004               $ 4,416

1600 Parkwood Circle
Suite 603
Atlanta, GA...................     2,190       December 2001               $ 3,750

2333 Mill Creek Drive
Suite 120
Laguna Hills, CA..............     1,446       February 2001               $ 3,370

------------------------

(1) All amounts shown are on a "triple net" basis.

(2) Subject to certain renewal options held by NetLojix.

(3) Matrix is the lessee under this lease. NetLojix may continue to use a portion of the facility after the closing of the Sale pursuant to an agreement with the Buyer.

    In addition, NetLojix has leases at six other facilities throughout the United States. These facilities are used primarily for sales offices. The rent on these facilities is less than $3,000 per month per facility.

LEGAL PROCEEDINGS

    NetLojix is a defendant in a class action under the federal securities laws (IN RE AVTEL SECURITIES LITIGATION, Case No. 98-9236) currently pending in the United States District Court for the Central District of California.

    This litigation is the consolidation of five separate class action suits that were filed against NetLojix and certain of its officers, alleging securities fraud. The plaintiffs are purported investors who purchased shares of NetLojix common stock on November 12, 1998. On that day, the trading price for the common stock on The Nasdaq SmallCap Market rose from $2.125 to $31 per share, with more than 3 million shares trading. The plaintiffs allege that a press release issued by NetLojix on November 12, 1998, announcing the launch of its subsidiaries' DSLink Service for high speed Internet access, and an interview with NetLojix Chief Executive Officer Anthony E. Papa concerning that service, as reported by Bloomberg News, were misleading and defrauded the market for NetLojix's publicly-traded securities.

    This matter is still in the early stages of litigation. The plaintiffs filed a consolidated and amended complaint on March 15, 1999. Discovery is under way, with trial tentatively scheduled for October 2000. NetLojix contends that its statements were not misleading, and intends to defend vigorously this securities litigation. However, it is not possible to predict at this time the likely outcome of this action or the costs NetLojix will incur in defending the action.

    On May 28, 1999, Matrix was served with a complaint filed in the District Court of Dallas County, Texas, by E. Craig Sanders. Mr. Sanders was an executive of Matrix from late 1994 until he was terminated by Matrix in May 1995. In addition to Matrix, the defendants in the action are Ronald L. Jensen, United Group Association, Inc. (an entity affiliated with Mr. Jensen) and NetLojix. The complaint alleges that Mr. Jensen wrongfully foreclosed on Matrix stock allegedly owned by Mr. Sanders after Mr. Sanders failed to repay a debt to Mr. Jensen. Matrix's stock records do not indicate that any shares were issued in Mr. Sanders' name, and the shares in dispute, which had been issued in Mr. Jensen's name, were subsequently repurchased from Mr. Jensen by Matrix. In addition to his claims against Mr. Jensen, Mr. Sanders is apparently seeking 171,548 shares of NetLojix's common stock, or its monetary equivalent, from NetLojix.

    NetLojix and Matrix have filed an answer denying the allegations of this complaint, and discovery in the matter is under way. Both NetLojix and Matrix intend to defend this complaint vigorously.

    NetLojix is not aware of any proceedings against it contemplated by any governmental authority.

SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth, for the periods and dates indicated, selected consolidated financial data for NetLojix. The selected consolidated financial information for and as of the end of, each of the years in the five-year period ended December 31, 1998 are derived from NetLojix's consolidated financial statements, which statements have been audited by KPMG LLP, independent certified public accountants. NetLojix's consolidated financial statements as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 and KPMG LLP's report with respect to these financial statements are included elsewhere in this Information Statement. The information for the six months ended June 30, 1999 and 1998 was not derived from audited financial statements, but in the opinion of NetLojix's management reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The financial data as of and for the six months ended June 30, 1999 is not necessarily indicative of the results that can be expected for the year ending December 31, 1999.

    On December 1, 1997, NetLojix and Matrix completed a share exchange, whereby all of the outstanding stock of Matrix was exchanged for shares of NetLojix common stock. For accounting purposes, the share exchange was treated as a reverse acquisition of NetLojix by Matrix. Accordingly, NetLojix's results of operations reflect the operations of Matrix prior to December 1, 1997 and reflect the combined operations of NetLojix and Matrix subsequent to December 1, 1997. These selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere herein.

STATEMENT OF OPERATIONS DATA:

                                     FOR THE SIX MONTHS
                                       ENDED JUNE 30,                              YEARS ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     1999          1998          1998          1997          1996          1995          1994
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Revenues........................  $18,650,775   $23,739,705   $44,013,498   $51,389,080   $71,558,295   $64,289,718   $59,551,307
Operating income (loss).........   (4,987,139)   (3,833,578)   (7,423,753)  (10,757,960)    4,091,034     2,422,393       604,109
Net income (loss)...............   (5,186,732)   (3,067,985)   (5,802,318)  (10,191,720)    2,566,734    (2,440,493)      643,200
Net loss per common share-basic
  and diluted(1)................        (0.52)        (0.32)        (0.61)        (1.23)          N/A           N/A           N/A
Cash dividends per common
  share.........................           --            --            --            --            --            --            --

------------------------------

N/A--Not applicable

BALANCE SHEET DATA:

                                       AS OF JUNE 30,                                 AS OF DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     1999          1998          1998          1997          1996          1995          1994
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Working capital (deficit).......  $(3,771,247)  $ 3,383,908   $(1,697,959)  $ 5,570,657   $ 6,066,620   $   206,071   $  (140,741)
Total assets....................   14,430,748    15,625,779    15,959,354    18,724,850    20,338,404    17,580,694    14,957,279
Long term borrowings............    2,226,619            --     1,112,890            --            --            --            --
Stockholders' equity............    1,055,876     5,373,605     4,510,253     7,809,048     7,861,883     3,539,522     2,372,333

------------------------------

(1) Per share amounts are not reflected for 1996, 1995 and 1994 due to the recapitalization of NetLojix as a result of the reverse acquisition in 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF NETLOJIX'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH NETLOJIX'S FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS INFORMATION STATEMENT. ALL STATEMENTS, TREND ANALYSIS AND OTHER INFORMATION CONTAINED IN THIS INFORMATION STATEMENT RELATIVE TO MARKETS FOR NETLOJIX'S SERVICES AND TRENDS IN NETLOJIX'S OPERATIONS OR FINANCIAL RESULTS, AS WELL AS OTHER STATEMENTS INCLUDING WORDS SUCH AS "ANTICIPATES," "BELIEVES," "ESTIMATES," "EXPECTS" AND "INTENDS" AND OTHER SIMILAR EXPRESSIONS, CONSTITUTE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO BUSINESS AND ECONOMIC RISKS, INCLUDING BUT NOT LIMITED TO THOSE DISCUSSED IN "RISK FACTORS," AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS.

BACKGROUND

SHARE EXCHANGE

    On December 1, 1997, NetLojix and Matrix completed a share exchange, whereby all of the outstanding common stock of Matrix was exchanged for shares of NetLojix common stock. For accounting purposes, the share exchange was treated as a reverse acquisition of NetLojix by Matrix. NetLojix was the legal acquirer and accordingly, the share exchange was effected by the issuance of NetLojix common stock in exchange for all of the common stock then outstanding of Matrix. In addition, holders of Matrix outstanding stock options received non-qualified stock options of NetLojix. The following discussion of results of operations reflects the operations of Matrix prior to December 1, 1997 and reflects the combined operations of NetLojix and Matrix subsequent to December 1, 1997. Accordingly, references to NetLojix refer to operations of Matrix prior to the share exchange and the combined operations of Matrix and NetLojix subsequent to the share exchange.

    The reverse acquisition of NetLojix by Matrix was accounted for using the purchase method of accounting. In order to value the consideration given in the share exchange, the market price of NetLojix common stock for a period immediately preceding the announcement of the share exchange was used. As of the date of acquisition, NetLojix determined the fair value of the net tangible and intangible assets and liabilities acquired. The underlying fair value of NetLojix's net assets was substantially less than the indicated market value of NetLojix's common and preferred stock. Accordingly, NetLojix recorded a charge to income of $9.1 million immediately subsequent to the reverse acquisition.

ACQUISITION OF NEW BEST CONNECTIONS, INC.

    Effective July 1, 1997, Matrix acquired New Best Connections, Inc., an affiliate of Matrix through substantially similar common ownership, by means of a share-for-share exchange. Best Connections' primary assets were cash of $211,000, ownership of shares of Matrix common stock, and Best Connections' relationships with the field force of sales agents. The assets and liabilities of Best Connections' were recorded at their historical cost, which approximated the fair value of such assets as of July 1, 1997. Best Connections merged into Matrix effective October 18, 1999.

ACQUISITION AND DISPOSITION OF DNS COMMUNICATIONS, INC.

    In October 1995, Matrix issued shares of its common stock valued at $3.6 million in exchange for all of the outstanding common stock of DNS Communications, Inc., a Houston-based long distance reseller. The transaction was accounted for under the purchase method. The purchase price in excess of the book value of DNS Communications net assets was pushed down to DNS Communications and was allocated based upon the estimated fair value of the assets and liabilities acquired at the date of acquisition.

    Subsequent to the acquisition, the operations of DNS Communications generated substantial losses. DNS Communications' customer churn rate and bad debts as well as projected cash flows were evaluated and as of December 31, 1995 it was determined that the remaining investment in the DNS Communications acquired customer base totaling approximately
$4.4 million should be written off, and that amount was written off

    In June 1996, Matrix sold the customer base acquired in the DNS Communications acquisition in addition to certain blocks of customers acquired during 1995 and 1996 together with related assets to a former officer of Matrix and a former shareholder of DNS Communications for approximately $5.2 million. Matrix recorded a gain on this sale of approximately $3.2 million.

    Due to the timing of the acquisition and subsequent decision to sell the operations of DNS Communications, Matrix has recorded its interest in DNS Communications operations using the equity method of accounting.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 1999 COMPARED WITH THREE MONTHS ENDED JUNE 30, 1998

    REVENUES

    Revenues for the three months ended June 30, 1999 were $9.3 million, a decline of 17.4% or $2.0 million from $11.3 million for the three months ended June 30, 1998.

    NetLojix's Business Markets Group revenue increased $2.0 million to
$3.2 million for the three months ended June 30, 1999 from $1.2 million for the three months ended June 30, 1998. The acquisitions of Remote Lojix/PCSI, Inc. and Digital Media International, Inc. during the fourth quarter of 1998 contributed $1.6 million of the increase. Data and voice products of the Business Markets Group increased 29.5% for the three months ended June 30, 1999 over the same period in 1998. Data networking needs of the corporate customer and the Internet have continued to drive and change the telecom industry. The future focus of NetLojix and the Business Markets Group continues to move toward incorporating voice and data networking solutions into the construction of corporate Intranets and Wide Area Networks. Accordingly, the Business Markets Group revenue as a percent of NetLojix's total revenue increased to 34.0% for the three months ended June 30, 1999 from 10.7% for the three months ended
June 30, 1998.

    NetLojix's Channel Markets Group revenue decreased $3.9 million. The Channel Markets Group revenue from traditional voice products declined $4.0 million or 43.7%, while Internet revenue increased $75,000 or 8.2%. Historically, the Channel Markets Group has focused on selling retail long distance service through telemarketing, direct mail, and distributors or agents. During the fourth quarter of 1998, the Channel Markets Group implemented a new strategy to sell Internet access and additional voice services exclusively through affinity groups, agents and distributors with the main thrust focused on Internet access.

    The primary source of revenues of the Channel Markets Group during the period continued to be voice distribution channels. Pricing pressures within the industry continued to reduce retail pricing of long distance products. These factors, similar in nature to those affecting all resellers of long distance, have accounted for a 7.6% decline in revenues reducing the Channel Markets Group's long distance revenue per minutes to $0.178 for the three months ended June 30, 1999 compared to $0.214 for the three months ended June 30, 1998. Decreases in the Channel Markets Group revenues were additionally affected by a continued attrition of customer bases primarily in the areas of telemarketed and direct mail customers, which were determined not to be cost effective. A decline in minutes of use on these customer bases represented 36.1% of the decline in traditional voice products.

    Consistent with NetLojix's stated focus, in July 1999, NetLojix entered into a non-binding Letter of Intent to sell its residential long distance customer business to Platinum Equity Holdings. On August 31, 1999, NetLojix entered into the Stock Purchase Agreement pursuant to which it will sell the stock of Matrix to a subsidiary of Platinum.

    GROSS MARGIN

    Gross margin as a percentage of revenues increased to 35.4% for the three months ended June 30, 1999 from 26.0% for the three months ended June 30, 1998. Gross margin increased $365,000 to $3.3 million for the three months ended
June 30, 1999 from $2.9 million for the three months ended June 30, 1998.

    The Business Markets Group's gross margin as a percent of revenue increased
22.9 percentage points to 32.1% for the three months ended June 30, 1999 from 9.2% for the three months ended June 30, 1998. Two primary factors affected this increase. First, significantly lower rates were negotiated with NetLojix's major underlying carrier for dedicated traffic. These rates became effective
February 15, 1999 and represent an approximate cost reduction of 20% on dedicated traffic. Secondly, with the acquisitions of Remote Lojix and Digital Media, the Business Markets Group is able to sell and support higher margin products.

    The Channel Markets Group's gross margin as a percent of revenue increased
9.1 percentage points to 37.1% for the three months ended June 30, 1999 from 28.0% for the three months ended June 30, 1998. Significantly lower rates were negotiated with NetLojix's major underlying carrier that increased the gross margin on multiple products and geographical areas in which the Channel Markets Group provides services. Internet service gross margin within the Channel Markets Group for the three months ended June 30, 1999 increased by 8.6% from the same period in 1998. Provision for bad debts decreased $118,000, which was fully attributable to the decline in voice revenues.

    SELLING, GENERAL, AND ADMINISTRATIVE COSTS

    Selling, general, and administrative costs increased $148,000 to $5.0 million for the three months ended June 30, 1999 from $4.8 million for the three months ended June 30, 1998. As a percentage of revenues, selling, general and administrative costs increased by 10.6 percentage points to 53.1% for the three months ended June 30, 1999 from 42.5% for the three months ended June 30, 1998.

    The Business Markets Group's selling, general, and administrative costs increased $1.1 million to $1.7 million for the three months ended June 30, 1999 from $535,000 for the three months ended June 30, 1998. The increase was attributable to the acquisition of Remote Lojix and Digital Media in the fourth quarter of 1998 accounting for $862,000 of the increase. The remaining increase in cost was associated with expanded sales force and related expenses including general office expense, rent, utilities and travel expenditures.

    The Channel Markets Group's selling, general, and administrative costs decreased $1.0 million to $3.3 million for the three months ended June 30, 1999 from $4.3 million for the three months ended June 30, 1998. As a percent of revenue, selling, general, and administrative costs increased 10.8 percentage points to 53.1% for the three months ended June 30, 1999 from 42.3% for the three months ended June 30, 1998. A principal reason for the decrease in costs was attributable to the decline in commission expenses associated with the decline in revenue accounting for $292,000 of the decrease. Stock compensation expense for the three months ended June 30, 1999 was $76,000 compared to $329,000 for the three months ended June 30, 1998, a decrease of $253,000. Certain option and restricted stock plans were accelerated and completely expensed during 1998. Reductions in the sales/marketing force and advertising and promotions expenditures accounted for $360,000 of the decrease.

    Certain overhead expenditures that are allocated to each business segment increased by $129,000 which includes professional fees related to the class action lawsuit and accounting fees.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased $93,000 to $359,000 for the three months ended June 30, 1999 from $265,000 for the three months ended June 30, 1998. The increase was primarily from the

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
acquisition and consolidation of assets related to the purchase of Remote Lojix and Digital Media during the fourth quarter of 1998.

    INTEREST EXPENSE AND OTHER INCOME (EXPENSE), NET

    Interest expense increased $96,000 to $114,000 for the three months ended June 30, 1999 from $17,000 for the three months ended June 30, 1998. The Channel Markets Group recognized $62,000 of interest expense from long-term borrowings and $22,000 of accrued interest on deferred payments due to a major vendor. The Business Markets Group recognized $14,000 of accrued interest on liabilities acquired with the Remote Lojix purchase. Other income (expense), net decreased $35,000 to $2,000 of other expenses for the three months ended June 30, 1999 from $33,000 of other income for the three months ended June 30, 1998. The decrease was primarily attributable to the Channel Markets Group due to the decrease of interest income from cash investments and recognition of a loss on disposition of obsolete assets and liabilities.

    INCOME TAX

    The income tax benefit for the three months ended June 30, 1999 was $0 compared to $413,000 for the three months ended June 30, 1998. During 1998, NetLojix recognized a benefit for the carryback of the 1997 and 1998 net operating losses attributable to Matrix. The unutilized 1998 and 1999 net operating losses may be utilized to offset future taxable income.

SIX MONTHS ENDED JUNE 30, 1999 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1998

    REVENUES

    Revenues for the six months ended June 30, 1999 were $18.7 million, a decline of 21.4% or $5.0 million from $23.7 million for the six months ended June 30, 1998.

    The Business Markets Group's revenue increased $3.3 million to $5.9 million for the six months ended June 30, 1999 from $2.6 million for the six months ended June 30, 1998. The acquisition of Remote Lojix and Digital Media during the fourth quarter of 1998 contributed $2.9 million of the increase. The Business Markets Group's revenue as a percent of NetLojix's total revenue increased to 31.8% for the six months ended June 30, 1999 from 10.8% for the six months ended June 30, 1998. The future focus of NetLojix and the Business Markets Group continues to move toward incorporating voice and data networking solutions into the construction of corporate Intranets and Wide Area Networks.

    The Channel Markets Group's revenue decreased $8.5 million. The Channel Markets Group's revenue from traditional voice products declined $8.7 million, while Internet revenue increased $220,000 or 12.8%. Long distance revenue per minutes decreased to $0.174 for the six months ended June 30, 1999 compared to $0.205 for the six months ended June 30, 1998, accounting for a 10.0% decline in revenues. The decline in minutes of use on customer bases primarily in the areas of telemarketed and direct mail customers contributed 34.7% of the decline in traditional voice products. See "Results of Operations--Three Months Ended
June 30, 1999 compared with Three Months Ended June 30, 1998." The decline in revenues is fully described above in the section, Revenue. All of the reasons discussed above are applicable for the six months ended June 30, 1999 compared to the six months ended June 30, 1998.

    GROSS MARGIN

    Gross margin as a percentage of revenues increased to 32.2% for the six months ended June 30, 1999 from 25.7% for the six months ended June 30, 1998. Gross margin decreased $90,000 to $6.0 million for the six months ended
June 30, 1999 from $6.1 million for the six months ended June 30, 1998.

    The Business Markets Group's gross margin as a percent of revenue increased
18.0 percentage points to 28.1% for the six months ended June 30, 1999 from 10.1% for the six months ended June 30, 1998. Two primary factors affected this increase. First, significantly lower rates were negotiated with NetLojix's major underlying carrier for dedicated traffic. These rates became effective February 15, 1999 and represent an approximate cost reduction of 20% on dedicated traffic. Secondly, with the acquisitions of Remote Lojix and Digital Media, the Business Markets Group is able to sell and support higher margin products.

    The Channel Markets Group's gross margin as a percent of revenue increased
6.5 percentage points to 34.1% for the six months ended June 30, 1999 from 27.6% for the six months ended June 30, 1998. Significantly lower rates were negotiated with NetLojix's major underlying carrier that increased the gross margin on multiple products and in geographical areas that the Channel Markets Group provides service. Internet service gross margin within the Channel Markets Group for the six months ended June 30, 1999 increased by 19.0% from the same period in 1998. Provision for bad debt decreased $355,000, which was fully attributable to the decline in voice revenues.

    SELLING, GENERAL, AND ADMINISTRATIVE COSTS

    Selling, general, and administrative costs increased $855,000 to $10.2 million for the six months ended June 30, 1999 from $9.4 million for the six months ended June 30, 1998. As a percentage of revenues, selling, general and administrative costs increased by 15.4 percentage points to 54.9% for the six months ended June 30, 1999 from 39.5% for the six months ended June 30, 1998.

    The Business Markets Group's selling, general, and administrative costs increased $2.4 million to $3.4 million for the six months ended June 30, 1999 from $946,000 for the six months ended June 30, 1998. The primary reason for the increase was attributable to the acquisition of Remote Lojix and Digital Media in the fourth quarter of 1998, accounting for $1.7 million of the increase. The remaining increase in cost was associated with expanded sales force and related expenses including general office expense, rent, utilities and travel expenditures.

    The Channel Markets Group's selling, general, and administrative costs decreased $1.6 million to $6.8 million for the six months ended June 30, 1999 from $8.4 million for the six months ended June 30, 1998. As a percent of revenue, selling, general, and administrative costs increased 14.0 percentage points to 53.8% for the six months ended June 30, 1999 from 39.8% for the six months ended June 30, 1998. A principal reason for the decrease in costs was attributable to the decline in commission expenses and billing and collection fees associated with the decline in revenue accounting for $668,000 of the decrease. Stock compensation expense for the six months ended June 30, 1999 was $157,000 compared to $564,000 for the six months ended June 30, 1998, a decrease of $407,000. Certain option and restricted stock plans were accelerated and completely expensed during 1998. Reductions in the sales/marketing force and advertising and promotions expenditures accounted for $290,000 of the decrease. Additionally, expenses declined $221,000 for the six months ended June 30, 1999 due to the amortization of advanced commissions being fully realized during 1998.

    Certain overhead expenditures that are allocated to each business segment increased by $157,000 which include professional fees related to the class action lawsuit and accounting fees.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased $209,000 to $753,000 for the six months ended June 30, 1999 from $544,000 for the six months ended June 30, 1998. The increase was primarily from the acquisition and consolidation of assets related to the purchase of Remote Lojix and Digital Media during the fourth quarter of 1998.

    INTEREST EXPENSE AND OTHER INCOME (EXPENSE), NET

    Interest expense increased $183,000 to $213,000 for the six months ended June 30, 1999 from $29,000 for the six months ended June 30, 1998. The Channel Markets Group recognized $118,000 of interest expense from long-term borrowings and $22,000 of accrued interest on deferred payments due to a major vendor. The Business Markets Group recognized $51,000 of accrued interest on liabilities acquired with the Remote Lojix purchase. Other income decreased $64,000 to $13,000 for the six months ended June 30, 1999 from $77,000 for the six months ended June 30, 1998. The decrease was primarily attributable to the decrease of interest income from cash investments and recognition of a loss on disposition of obsolete assets and liabilities.

    INCOME TAX

    The income tax benefit for the six months ended June 30, 1999 was $0 compared to $717,000 for the six months ended June 30, 1998. During 1998 NetLojix recognized a benefit for the carryback of the 1997 and 1998 net operating losses of Matrix. The unutilized 1998 and 1999 net operating losses may be utilized to offset future taxable income.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

    REVENUES

    Revenues for the year ended December 31, 1998 decreased 14.4% or $7.4 million to $44.0 million from $51.4 million for the year ended
December 31, 1997. The decrease in revenues resulted primarily from the reorganization and repositioning of NetLojix's Channel Markets Group. NetLojix's focus is to be a provider of broadband network services integrating voice, data and Internet solutions to mid-size corporations, small-office and home-office professionals and select residential market segments. Historically, the Channel Markets Group has focused on selling residential long distance telephone service through telemarketing, direct mail, and distributors or agents. During the fourth quarter of 1998, the Channel Markets Group implemented a new strategy to sell Internet access and additional voice services exclusively through affinity groups, agents and distributors.

    Voice distribution channels continued to be the primary source of NetLojix's revenues during 1998. Factors similar in nature to those affecting all resellers of long distance have continued to effect a decline in revenues. Due to pricing pressures within the industry and the competitive reductions by the first tier carriers, NetLojix similarly continued to reduce retail pricing of long distance products to meet consumer expectations, terminated the direct marketing of casual calling products and discontinued the telemarketing of residential customers. Long distance revenue, excluding discontinued sales channels, decreased 9.5% while the associated minutes of usage decreased only 3.8% for the year ended December 31, 1998 compared to the year ended December 31, 1997. Long distance revenue from affiliated companies was $4.6 million for the year ended December 31, 1998 and $3.6 million for the year ended December 31, 1997.

    Decreases in revenues were also affected by continued attrition of a maturing customer base and price reductions. Management anticipates that the revenue decrease will stabilize as the continued integration of and revenue from the Business Markets Group targeting corporate data networking, voice and Internet service needs continues to expand and grow.

    Decreases in revenues following the share exchange of NetLojix and Matrix effective December 1, 1997 were anticipated by NetLojix beginning in the first quarter of 1998. At that time, the management team chose to discontinue and reduce certain unprofitable distribution channels. Management continued throughout 1998 to reduce NetLojix's dependence on low margin, high churn segments and to focus its resources in the business markets with higher average billing and retention rates, niche ethnic consumer markets, small office-home office distributors and agents, and Internet service providers. For the year ended December 31, 1998, revenues generated from discontinued sales channels decreased 43.4% or $8.2 million to $10.7 million from $18.9 million for the year ended December 31, 1997. Long distance revenue generated from agents increased 3.5% or $665,000 to $19.5 million for the year ended December 31, 1998 from $18.9 million for the year ended December 31, 1997.

    Data networking needs of the corporate customer and the Internet have continued to drive and change the telecom industry. NetLojix's focus continues to move toward incorporating voice and data networking solutions into the construction of corporate intranets and wide area networks which will decrease NetLojix's dependence on traditional long distance services. NetLojix's primary focus has been to move quickly and efficiently towards becoming a viable resource to the corporate world having few options in this new wave of technology. With the acquisition of Remote Lojix in November 1998, NetLojix recognized $1.0 million in technology systems integration and repair service revenues for the two months ended December 31, 1998.

    GROSS MARGIN

    Gross margin decreased $3.0 million to $12.2 million for the year ended December 31, 1998 from $15.2 million for the year ended December 31, 1997. As a percentage of revenues, gross margin decreased by 1.9 percentage points to 27.6% for the year ended December 31, 1998 from 29.5% for the year ended December 31, 1997. The decrease in gross margin as a percentage of revenues primarily resulted from an increase in bad debt expenses, which was partially offset by decreases of network cost from renegotiated contracts and leased facilities, all of which are included in cost of sales.

    Network cost as a percentage of revenues decreased by 1.3 percentage points to 65.2% for the year ended December 31, 1998 from 66.5% for year ended December 31, 1997. The primary factor that effected this decrease was significantly lower wholesale rates, which went into effect March and July of 1998, negotiated with NetLojix's major underlying carriers.

    Bad debt expense as a percentage of revenues increased by 2.6 percentage points to 6.2% for the year ended December 31, 1998 compared to 3.6% for the year ended December 31, 1997. The increased bad debt expense primarily resulted from decreased collection percentages from the local exchange carriers in certain geographical regions, primarily the northeastern portion of the United States. This related principally to NetLojix's now discontinued casual calling business. The majority of NetLojix's revenues are billed by the local exchange carriers and NetLojix's bad debt expense was affected by the lower collection percentages of the local exchange carriers. Collection policies and aggressiveness in collection procedures among the local exchange carriers vary. A significant amount of casual calling was experienced in the northeastern portion of the United States in which the local exchange carriers' collection percentages were considerably lower, and NetLojix's bad debt expense as a percentage of revenues increased. The majority of new products being sold by NetLojix have been designed as direct billed or electronic Internet billed products, and the bad debt percentages experienced by NetLojix's internal collection staff are significantly lower than those of the local exchange carriers. For the fourth quarter of 1998, NetLojix experienced an average bad debt percentage of 3.8% on direct billed products and 9.1% on local exchange carrier billed products. Therefore, as the number of customers being billed by the local exchange carrier decreases, and NetLojix implements its policy of moving away from the local exchange carrier billing services, bad debt expense as a percentage of revenue is anticipated to decrease. As of December 31, 1998, 58% of NetLojix's revenue was direct billed compared to 23% as of December 31, 1997.

    SELLING, GENERAL, AND ADMINISTRATIVE COSTS

    Selling, general, and administrative costs increased $2.4 million to $18.5 million for the year ended December 31, 1998 from $16.1 million for the year ended December 31, 1997. As a percentage of revenues, selling, general, and administrative costs increased by 10.6 percentage points to 42.0% for the year ended December 31, 1998 from 31.4% for the year ended December 31, 1997.

    The primary reason for the increase in selling, general, and administrative costs was the expanded sales force and related expenses including general office expense, rent, utilities and travel expenditures. The remaining increase in cost was attributable to the purchase of Remote Lojix by NetLojix, effective
November 1, 1998. As of December 31, 1998, NetLojix had three primary business locations, eight additional sales locations throughout the United States and 47 sales and marketing related employees compared to two primary business locations, two remote sales locations and 21 sales and marketing related employees as of December 31, 1997.

    The decrease in revenue as explained above resulted in a decrease in selling expenses of $1.6 million for the year ended December 31, 1998. Stock compensation expense for the year ended December 31, 1998 was $477,000 compared to $749,000 for the year ended December 31, 1997. The change was due primarily to two circumstances. First, during 1998, NetLojix caused certain options previously granted to accelerate (and to expire if not exercised before December 13, 1998). As a result, fewer of such options were exercised than contemplated in 1997, and the stock price used to calculate stock compensation expense for such options was considerably lower than in 1997. The resulting decrease in stock compensation expense was partially offset by additional expense recognized in connection with the early vesting of a restricted stock grant to a departing director. Certain non-employee agents were granted options for participation in the generation of new business for NetLojix. Accordingly, stock compensation was expensed under the requirements of SFAS No. 123.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased $427,000 to $1,107,000 for the year ended December 31, 1998 from $680,000 for the year ended December 31, 1997. The increase primarily resulted from amortization of the acquired customer base associated with the share exchange of NetLojix and Matrix effective December 1, 1997. The customer base is amortized on a straight-line basis over five years. Similarly, the acquisition and consolidation of assets related to the share exchange resulted in some increases in depreciation expense. As a result of the acquisitions of Digital Media and Remote Lojix in the fourth quarter of 1998, NetLojix recognized goodwill in the amount of $4.5 million. Goodwill is amortized on a straight-line basis over fifteen years. Remote Lojix comprised $4.4 million of goodwill. Goodwill was determined by the purchase price in excess of the fair value of the assets received.

    INTEREST EXPENSE AND OTHER INCOME, NET

    Interest expense and other income net of other expenses decreased $195,000 to $95,000 for the year ended December 31, 1998 from $290,000 for the year ended December 31, 1997. Interest expense increased $74,000 to $86,000 for the year ended December 31, 1998 from $12,000 for the year ended December 31, 1997 due to interest on the Coast Business Credit line of credit and leased equipment acquired as the result of the share exchange of NetLojix and Matrix. Other income decreased $121,000 to $181,000 for the year ended December 31, 1998 from $302,000 for the year ended December 31, 1997 primarily due to the decrease in interest earned from cash investments. The decrease in interest earned resulted from a decrease in the amount of cash invested.

    INCOME TAXES

    NetLojix recognized a current and deferred tax benefit of $1,527,000 for the year ended December 31, 1998 compared to $276,000 for the year ended
December 31, 1997. The tax benefit in 1998 resulted from the loss from operations and the current portion of the benefit is attributable to the carryback of a portion of such loss to prior years. As of December 31, 1998, NetLojix has net operating loss carryforwards for federal tax purposes of approximately $4.9 million which are available on a limited basis to offset future federal taxable income, if any, through 2018.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

    REVENUE

    Revenue for the year ended December 31, 1997, decreased 28.1% or $20.2 million to $51.4 million from $71.6 million for the year ended
December 31, 1996. The decrease in revenue resulted primarily from decreases in sales from three significant sales channels, all of which were affiliated with NetLojix through substantially common ownership prior to the share exchange of NetLojix and Matrix effective December 1, 1997. These sales channels were a distributor selling via telemarketing, a distributor focusing on the casual or dial-around customer, and a DNS Communications distributor of long distance services. The relationship with the DNS Communications distributor was terminated as a result of the sale of the DNS Communications customer bases in June of 1996.

    NetLojix in 1997 reduced its focus on the promotion of the dial-around customer due to the significant costs of direct mailing and bad debt associated with this product. Reduced sales from the telemarketing distributor resulted from the erosion of the retail pricing in the market for the residential consumer. Pricing continued to decline during 1997, and attrition from a maturing customer base resulted in losing customers on higher gross margin products. Attrition rates associated with long distance products are a normal industry occurrence; however, methods of calculation differ within the industry.

    NetLojix sought to reduce its risk from reliance on a small group of distributors, and refocused to obtain multiple revenue sources external to NetLojix. New distributors significantly contributed to the mix in 1997. 1997 sales from sources other than NetLojix's primary 1996 distributors increased more than 20%.

    GROSS MARGIN

    Gross margin decreased $8.7 million in 1997, to $15.2 million for the year ended December 31, 1997 from $23.9 million for the year ended December 31, 1996. As a percentage of net sales gross margin decreased 3.9 percentage points to 29.5% for the year ended December 31, 1997 from 33.4% for the year ended December 31, 1996. Two primary factors contributed to the decrease in gross margin in 1997.

    First, due to increasing competitive market demands, NetLojix was forced to continue decreasing its retail rates in 1997 to meet the competitive rate reductions; however, the underlying carrier costs to NetLojix did not change due to contractual commitments. Accordingly, network costs as a percentage of revenue increased, reflecting a lower gross margin in 1997 over 1996.

    Second, bad debt as a percentage of revenue increased approximately 2% in 1997, primarily resulting from increased bad debt associated with the casual or dial-around product. The majority of NetLojix's revenues were billed and collected from the local exchange carriers, with which NetLojix has agreements. Collection policies and aggressiveness in collection procedures differ among the local exchange carriers. NetLojix experienced significant sales growth in a geographical location in which the local exchange carriers bad debt percentages were significantly higher than other local exchange carriers.

    SELLING, GENERAL, AND ADMINISTRATIVE COSTS

    NetLojix's selling, general, and administrative costs decreased
$2.7 million in 1997 from 1996. As a percentage of revenue, such costs increased
5.1 percentage points to 31.4% for the year ended December 31, 1997 compared to 26.3% for the year ended December 31, 1996. This increase resulted primarily from the decrease in revenues causing the expense as a percentage of revenue to increase. Certain changes are more fully described below.

    Certain selling, general, and administrative costs related to the addition of NetLojix operations to Matrix subsequent to the effective date of the share exchange, December 1, 1997, amounted to approximately $286,000, accounting for
 .56% of the increase as a percentage of revenues in 1997 over 1996. Selling costs related to direct mailing to the casual or dial-around customer (which were absorbed by the sales distributor in 1996) were approximately $605,000 in 1997, accounting for 1.18% of the increase as a percentage of revenues in 1997 over 1996. Salary expenses increased approximately $651,000 between the years, or 3.76% as a percentage of revenues in 1997 over 1996, resulting primarily from integration of NetLojix employees subsequent to the share exchange and the addition of certain sales and marketing personnel in 1997.

    Billing and collection fees and distributor commissions decreased approximately $3.9 million, or 1.82% as a percentage of revenues. Most of the new products sold in 1997 were direct billed. As the percentage of direct billed customers increased, billing and collection fees have decreased. Similarly, as sales of certain products having a higher commission structure have declined, commission expense has also declined.

    Certain regulatory and professional services increased approximately $266,000, or 1.22% as a percentage of revenues in 1997 over 1996. Carrier fees specific to telecommunication providers upon reaching certain thresholds of customers were met in the last half of the year in 1996; therefore, increased fees in 1997 resulted from being charged the lower volume based fees for a full year. Professional fees increased in 1997 over 1996 for two primary reasons. First, due to increased market demands for information systems programmers, NetLojix was forced to secure external contractors. Second, certain telemarketing and verification costs associated with the sales process increased in 1997 primarily resulting from the sales distributor absorbing these costs in 1996. Other selling, general and administrative costs decreased approximately $213,000 in 1997. As a percentage of revenue, these costs increased .81% in 1997 over 1996 due to decreasing revenues.

    ACQUISITION-RELATED WRITEOFF

    The $9.1 million write off relates to the share exchange and is discussed under "Background" above.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense decreased approximately $314,000 for the year ended December 31, 1997, compared to the year ended December 31, 1996, resulting primarily from older assets becoming fully depreciated.

    INTEREST EXPENSE AND OTHER INCOME, NET

    Interest expense decreased $219,000 to $12,000 for the year ended
December 31, 1997 from $231,000 for the year ended December 31, 1996. The decrease resulted from reduced borrowings in 1997 compared to 1996. NetLojix had sufficient cash from operations to meet operating expenses and capital expenditures. Other income net of other expenses increased more than 11% for 1997 over 1996 primarily resulting from increases in interest earned from cash investments. The increase in interest earned resulted from an increase in the amount of cash invested.

    INCOME TAXES

    NetLojix recognized a tax benefit of $276,000 for the year ended
December 31, 1997 compared to a tax expense of $1.7 million for the year ended December 31, 1996. The tax benefit in 1997 resulted from the loss from operations for the year 1997.

LIQUIDITY AND CAPITAL RESOURCES

    NetLojix's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements during the years ended December 31, 1998 and 1997, NetLojix reported net losses of $5,802,318 and $10,191,720, respectively. In addition, as of December 31, 1998, NetLojix had a working capital deficit of $1,697,959, and for the year ended December 31, 1998, net cash used in operations totaled $5,978,797. During the six months ended June 30, 1999 and 1998, NetLojix reported net losses of $5,186,732 and $3,067,985, respectively. In addition, as of June 30, 1999, NetLojix had a working capital deficit of $3,771,247, and for the six months ended June 30, 1999, net cash used in operations totaled $2,440,659.

    Based on the realization of the tax benefit of carrying back 1998 net operating losses to reduce prior years' taxable income, in September and October 1999 NetLojix received a refund of approximately $1,325,000 of taxes paid in prior years, as reflected on the balance sheets as of June 30, 1999 and December 31, 1998.

    On October 2, 1998, NetLojix entered into a secured credit facility with Coast Business Credit. This credit facility consists of a line of credit of up to $7.5 million. Under the line of credit, NetLojix may borrow up to 75% of eligible receivables (as defined). In addition, the line of credit may be used in connection with certain acquisitions and equipment purchases as well as to provide a facility for issuing letters of credit. Borrowings under the line of credit bear interest, payable monthly, based upon the prime rate of Bank of America NT & SA plus 2% (10.0% at June 30, 1999). As of December 31, 1998, borrowing outstanding under the credit facility amounted to $1,113,000 with approximately $1,634,000 available under the borrowing base calculation for future borrowings. As of June 30, 1999, borrowings outstanding under the credit facility amounted to $2,227,000 with approximately $371,000 available for future borrowings. Borrowings under the credit facility are secured by substantially all of the assets of NetLojix. The credit facility expires on October 31, 2000. Net cash provided by financing activities was $2.7 million and $3,000 for the six months ended June 30, 1999 and 1998, respectively.

    On April 23, 1999, NetLojix entered into an equity line agreement with Cambois Finance, Inc., through which it may sell or "put" NetLojix common stock to Cambois Finance, Inc. subject to the satisfaction of several conditions. The equity line agreement provides for Cambois Finance to purchase up to $13,500,000 of NetLojix common stock, subject to NetLojix filing and maintaining an effective registration statement, trading price and volume minimums, and limits on the amount and frequency on sales of common stock under the line. NetLojix filed the registration statement, which was declared effective by the Securities and Exchange Commission on August 25, 1999. On September 13, 1999, NetLojix put 104,521 shares of common stock to Cambois Finance for $250,000 pursuant to the equity line agreement. However, NetLojix's stock price subsequently declined below the minimum threshold of $2.25 per share required in the equity line agreement. As a result, NetLojix is currently unable to draw on the equity line.

    As of June 30, 1999, NetLojix was in violation of one provision of the loan and security agreement with Coast Business Credit that stipulates that NetLojix must maintain a net worth equal to or greater than $2 million. NetLojix's net worth as of June 30, 1999 was $1,055,876. Coast Business Credit has waived its right of acceleration of the obligation as it relates to NetLojix not meeting the net worth covenant subject to the closing of the Sale, but otherwise retains its right of acceleration if the closing does not occur.

    On August 31, 1999, NetLojix entered into the Stock Purchase Agreement pursuant to which it will sell 100% of the stock of Matrix to the Buyer. The consideration to NetLojix is to consist of a combination of credits against long distance service, elimination of indebtedness (including under the Coast Business Credit loan described above), and certain contingent payments. The closing of the transaction is subject to certain regulatory and other approvals.

    NetLojix believes with the completion of the sale of its residential long distance business or its ability to draw upon the equity line or other sources of capital, NetLojix will be able to meet its working capital requirements for the foreseeable future. If NetLojix does not complete the sale of its residential long distance business and if it is unable to draw on the equity line or obtain other financing in a timely manner and on acceptable terms, it may be in default under its agreement with Coast Business Credit. In that event, management has developed and intends to implement a plan that would allow NetLojix to continue to operate through the second quarter of 2000. This plan would include reducing NetLojix's workforce, eliminating marketing expenditures, reducing professional services, reducing or eliminating other discretionary expenditures and possibly the sale of the Matrix customer base and other assets.

    The primary sources of operating cash flow for NetLojix are (1) revenues derived from the sale of information technology and telecommunications services to individuals and business, (2) its secured credit facility and (3) the equity line agreement. Minor sources of revenues are received for the provision of back office support to affiliated and non-affiliated companies and for earnings from investment income. The primary uses of cash are payments to underlying network vendors for provisioning telecommunications facilities, to sales distributors for soliciting long distance sales, and to the major local exchange carriers for billing and collecting directly from the end user. Net cash used in operations totaled
$6.0 million for the year ended December 31, 1998, and net cash provided by operations was $1.7 million for the year ended December 31, 1997, and $1.0 million for the year ended December 31, 1996. Net cash used in operating activities is $2.4 million for the six months ended June 30, 1999, compared to $2.6 million for the six months ended June 30, 1998.

    An important component of NetLojix's past growth has been to develop its business through acquisitions, including the share exchange and the acquisitions of Remote Lojix and Digital Media. NetLojix intends to continue this strategy. In appropriate circumstances, NetLojix may use its capital stock for acquisitions in addition to debt and equity financing.

    On April 13, 1999, NetLojix sold 1,500 shares of its newly-designated series B convertible preferred stock to AMRO International, S.A., Austinvest Anstalt Balzers and Esquire Trade & Finance Inc. for $1,500,000. The series B convertible preferred stock has a liquidation preference of $1,000 per share. The series B convertible preferred stock is entitled to an annual dividend of $30 per share, payable in cash or common stock, at NetLojix's option. The annual dividend will increase to $60 per share if NetLojix ever ceases to be listed on The Nasdaq Stock Market or any national securities exchange. The series B convertible preferred stock is convertible into common stock at the option of the series B investors at any time. The number of shares of common stock to be received by a series B investor upon conversion will equal the liquidation preference of the amount converted, divided by the conversion price. The conversion price will be the lesser of (1) $6.875 and (2) 89% of the lowest closing bid price for the common stock on The Nasdaq SmallCap Market during the five days immediately preceding the date of conversion.

    There is no minimum conversion price for the series B convertible preferred stock. The conversion price is determined by the formula set forth above, subject to limitation on the total number of shares which can be issued upon conversion of the series B convertible stock below. As a result of issuance of the series B stock, NetLojix is required to record the benefit of the conversion feature in a manner similar to a preferred stock dividend equal to the difference between the market price of NetLojix common stock and the conversion price, times the number of common shares issuable upon conversion. The preferred stock dividends are recorded ratably over the period to the earliest conversion date (90 days from the date of issuance). During the quarter ended June 30, 1999, NetLojix recorded preferred dividends on series B stock of $222,381.


    As of the date of this Information Statement, holders have converted 580 shares of series B preferred stock into 191,760 shares of NetLojix common stock. However, unless NetLojix has obtained the approval of its voting stockholders in accordance with the rules of The Nasdaq Stock Market, NetLojix will not issue shares of common stock upon conversion of any shares of series B convertible preferred stock if the issuance of common stock, when added to the number of shares of common stock previously issued by NetLojix upon conversion of or as dividends on shares of the series B convertible preferred stock, would exceed 19.9% of the number of shares of common stock which were issued and outstanding on the original issuance date of the series B convertible preferred stock. NetLojix will pay converting series B investors in cash for any excess over such amount.


    NetLojix also issued the series B investors warrants to purchase up to 20,000 shares of common stock at a price of $8.60 per share. The warrants may be exercised beginning September 30, 1999 and expire on March 31, 2002.

    NetLojix and the series B investors entered into a Registration Rights Agreement that requires NetLojix to file, and obtain and maintain the effectiveness of, a registration statement with the Securities and Exchange Commission in order to register the public resale of all shares of the common stock acquired by the series B investors (a) upon conversion of the series B convertible preferred stock, (b) in payment of dividends on the series B convertible preferred stock, and (c) upon exercise of the warrants. NetLojix will be subject to significant monetary penalties if it fails to obtain or maintain the effectiveness of such registration statement. NetLojix filed the registration statement on May 20, 1999 and it became effective on June 2, 1999. NetLojix paid Trinity Capital Advisors, Inc. $60,000 as compensation for providing financial advisory services relating to the series B stock.

MARKET RISK

    NetLojix was not exposed to material future earnings or cash flow fluctuations, from changes in interest rates on its long-term debt at December 31, 1998, or June 30, 1999. A hypothetical increase of 100 basis points in the interest rate (ten percent of NetLojix's overall borrowing rate) would not result in a material fluctuation in future earnings or cash flow. NetLojix has not entered into any derivative financial instruments to manage interest rate risk or for speculative purposes and is currently not evaluating the future use of such financial instruments.

YEAR 2000 COMPLIANCE

    NetLojix recognizes the importance of Year 2000 compliance. The following is an overview of NetLojix's Year 2000 efforts and NetLojix's progress to date.

    Year 2000 compliance relates to the ability or inability of computer systems and certain other equipment to properly recognize and process data that uses two digits rather than four to designate particular years. In 1998, NetLojix initiated a Year 2000 project plan and internal project team to assess whether NetLojix's network systems that process date sensitive information will perform satisfactorily leading up to and beyond January 1, 2000. The goal of the plan and the team is to correct, prior to January 1, 2000, any Year 2000-related problem with NetLojix's critical systems, the failure of which could have a material adverse effect on NetLojix's operations and/or NetLojix's ability to provide service to its existing and potential customers. NetLojix's senior management team has also given the team its full support and backing. In addition to sums already expended, NetLojix anticipates spending approximately $50,000 during the remainder of 1999 on the plan. The plan includes steps to
(1) identify each critical systems element that requires data code remediation,
(2) establish a plan to remediate such systems, (3) implement all required remediations, (4) test the remediated systems, and (5) develop a contingency plans.

    The Year 2000 challenge is not only a technical issue of computer hardware and software correctly storing and manipulating dates but also a business issue affecting external customers and suppliers. NetLojix receives critical services from providers of utilities and other services. NetLojix is also critically reliant upon the systems of other telecommunications providers on which it depends to deliver services and invoices to its customers. NetLojix cannot control nor be responsible for compliance by its vendors and suppliers; however, NetLojix is encouraging their efforts to become compliant and is working to receive the appropriate warranties and assurances that those third parties are, or will be, compliant.

    To date, although efforts are ongoing in all areas of the plan, the phases for the awareness, assessment and renovation of NetLojix owned or licensed systems have been materially completed. Testing and verification of NetLojix owned or licensed systems continues and is projected to be completed during the fourth quarter of 1999.

    NetLojix has contacted all significant third-party vendors and other telecommunications carriers. Thus far, the majority of those suppliers who have responded have indicated that their systems and service delivery mechanisms are Year 2000 compliant or will be made so through currently available modifications before the end of 1999. NetLojix plans to continue monitoring all of its third-party remediation efforts and to develop an ongoing contingency plan for the delivery of such services as necessary.

    Contingency planning to maintain and restore service in the event of natural disasters, power failures and systems-related problems is a routine part of NetLojix's operations. NetLojix believes that such contingency plans will assist it in responding to the failure by outside service providers to successfully address Year 2000 issues. In addition, NetLojix is currently identifying and considering various Year 2000-specific contingency plans, including identification of alternate vendors and service providers and manual alternatives to system operations. These Year 2000 specific contingency plans are expected to be materially complete during the fourth quarter of 1999.

    Because the impact of Year 2000 issues on NetLojix and its customers is materially dependent on the mitigation efforts of parties outside NetLojix's control, NetLojix cannot assess with certainty the magnitude of any such potential adverse impact. However, based upon risk assessment work conducted thus far, NetLojix believes that it will be able to continue to provide service to its customers at current service levels on January 1, 2000 and beyond.

INFLATION

    NetLojix does not believe that the relatively moderate rates of inflation over the past three years have had a significant effect on its net sales or its profitability.

RECENTLY-ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 which delayed the effective date of SFAS No. 133. SFAS
No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not anticipate that this statement will have a material impact on NetLojix's consolidated financial statements.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of October 20, 1999, with respect to the beneficial ownership of NetLojix common stock by each person known by NetLojix to be the beneficial owner of more than 5% of its outstanding common stock, by each director, by each of NetLojix's executive officers whose annual salary and bonus exceeded $100,000 for the fiscal year ended
December 31, 1998, and by all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within sixty (60) days following October 20, 1999 are deemed outstanding. However, such shares of common stock are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite such person's name. The percentages of beneficial ownership shares in this table are based upon 10,924,834 shares of the common stock outstanding.

    Effective as of May 18, 1999, certain shareholders of NetLojix entered into a voting trust agreement with Thomas H. Patrick, an unrelated party, as the voting trustee. Pursuant to the voting trust agreement, James J. Jensen, Jami J. Jensen, Janet J. Jensen, Julie J. Jensen, Gladys J. Jensen and Ronald L. Jensen conveyed legal title of a total of 4,526,583 shares of NetLojix common stock to a voting trust, with each depositing shareholder retaining his or her beneficial ownership of the deposited shares. Under the terms of the voting trust agreement, the voting trustee will exercise sole voting authority for the deposited shares.

The voting trust agreement has an initial term of five years, which may be terminated earlier by unanimous agreement of the depositing shareholders and may be extended for successive three year terms by the depositing shareholders who elect to do so. After December 1, 1999, any depositing shareholder may direct the voting trustee to sell shares they deposited and distribute the proceeds to them in partial or complete redemption of their voting trust certificates.

                                                              AMOUNT BENEFICIALLY
NAME AND ADDRESS                                                     OWNED          PERCENT OF CLASS
----------------                                              -------------------   ----------------
Janet J. Jensen(1)(2) ......................................         961,939               8.8%
9003 Airport Freeway
Fort Worth, TX 76180

Jeffrey J. Jensen(1) .......................................         851,738               7.8%
2121 Precinct Line Road
Hurst, TX 76054

James J. Jensen(1)(2) ......................................         800,000               7.3%
6304 Alexandria Circle
Atlanta, GA 30326

Jami J. Jensen(1)(2) .......................................         851,738               7.8%
1933 Swede Gulch
Golden, CO 80120

Julie J. Jensen(1)(2) ......................................         851,738               7.8%
Box 540, Kenwood Station
5257 River Road
Bethesda, MD 20816

Anthony E. Papa(3)..........................................         778,588               7.1%

James P. Pisani(3)..........................................         772,188               7.1%

Gladys J. Jensen(1)(2) .....................................         731,847               6.7%
c/o United Group Association, Inc.
4001 McEwen Drive, Suite 200
Dallas, TX 75244

John E. Allen(4)............................................         185,000               1.7%

Anthony D. Martin...........................................              --                 *

All directors and executive officers as a group (8
persons)(5).................................................       2,721,122              24.7%

------------------------

*   Represents less than 1%

(1) Information is derived from a Schedule 13D filed with the Securities and Exchange Commission on December 11, 1997 and a Schedule 13D/A filed with the Securities and Exchange Commission (by Gladys J. Jensen only) on July 10, 1998 (the "Schedule 13D's"). Pursuant to the terms of the registration rights and lockup agreement dated December 1, 1997, these shares may not be sold until December 1, 1999. The Schedule 13D's note that, because each of these stockholders agreed to the restrictions contained in the registration rights and lockup agreement, such persons may be considered to be a "group" within the meaning of Section 13 of the Securities Exchange Act of 1934, as amended. However, the Schedule 13D's state that each of such persons disclaims beneficial ownership of the shares held by any other person.

(2) Shares are held by Thomas H. Patrick, as voting trustee under a voting trust agreement dated May 18, 1999. Mr. Patrick has sole voting authority over such shares.

(3) As to each of Mr. Papa and Mr. Pisani, includes 15,625 shares of common stock that may be acquired under options that were exercisable within 60 days of October 20, 1999. Pursuant to the terms of the registration rights and lockup agreement, 250,000 of the shares of common stock held by each of Mr. Papa and Mr. Pisani may not be sold until December 1, 1999. The address of these stockholders is c/o NetLojix Communications, Inc., 501 Bath Street, Santa Barbara, CA 93101.

(4) Includes 60,000 shares of restricted stock awarded to Mr. Allen under NetLojix's 1997 Stock Incentive Plan. Pursuant to the terms of the registration rights and lockup agreement, 125,000 of the shares of common stock held by Mr. Allen may not be sold until December 1, 1999.

(5) Includes 111,250 shares of common stock that may be acquired under options that were exercisable within 60 days of October 20, 1999. Only includes shares for the current directors and executive officers of NetLojix.

PRICE RANGE OF NETLOJIX COMMON STOCK AND RELATED MATTERS

    NetLojix common stock is currently listed on the Nasdaq SmallCap Market under the symbol "NETX." Prior to May 28, 1998, the common stock was traded on the Electronic Bulletin Board. Prior to September 15, 1999, the common stock was listed under the symbol "AVCO." For each quarter since the beginning of 1997, the high and low bid quotations for NetLojix common stock, as reported by Nasdaq, were as follows:


                                                                HIGH       LOW
                                                              --------   --------
1997
First Quarter...............................................   $ 3.50     $2.00
Second Quarter..............................................    18.00      3.13
Third Quarter...............................................    19.00      9.75
Fourth Quarter..............................................    19.00      7.00

1998
First Quarter...............................................     8.63      4.94
Second Quarter..............................................    15.88      7.67
Third Quarter...............................................     8.00      1.75
Fourth Quarter..............................................    31.00      2.00

1999
First Quarter...............................................    12.50      4.00
Second Quarter..............................................     8.75      3.75
Third Quarter...............................................     4.88      1.63
Fourth Quarter (through November 5, 1999)...................     2.03      1.63


    The foregoing bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.


    On July 26, 1999, the date preceding the public announcement of the letter of intent with respect to the Sale between NetLojix and Platinum, the high and low sales prices for the common stock were $4.00 and $3.75. The last reported sales price of NetLojix common stock on November 5, 1999 was $1.88. As of October 20, 1999, there were 588 record holders of NetLojix common stock.


    NetLojix has never declared or paid any dividends on its common stock. Further, NetLojix does not anticipate paying any dividends on the common stock in the foreseeable future and intends to retain all available funds for use in the operation and development of its business including future acquisitions. The

Board of Directors intends to review NetLojix's dividend policy from time to time. Under its secured credit facility with Coast Business Credit, NetLojix is prohibited from paying cash dividends unless approved by Coast Business Credit. In addition, NetLojix cannot pay a cash dividend on its common stock while any Series A Preferred Stock is outstanding without the approval of at least 50% of the outstanding shares of the Series A Preferred Stock. Even if NetLojix receives this approval, the holders of the outstanding Series A and Series B Preferred Stock are entitled to be paid any unpaid dividends on their preferred shares for previous periods and to have a sufficient amount of money set aside for payment of dividends in respect of the then current dividend period, prior to the holders of the common stock receiving any dividend.

               INFORMATION WITH RESPECT TO THE BUYER AND PLATINUM

    The Buyer was incorporated in the State of Delaware on September 1, 1999, specifically for the acquisition of Matrix. All of the capital stock of the Buyer is owned by Platinum. Its principal executive offices are located at 2049 Century Park East, Suite 2710, Los Angeles, California 90067, and its telephone number is (310) 712-1850.

    Platinum is a limited liability company organized under the laws of the State of Delaware. Its principal executive offices are located at 2049 Century Park East, Suite 2710, Los Angeles, California 90067, and its telephone number is (310) 712-1850.

    Platinum is a holding company engaged in acquiring and operating technology businesses that support Fortune 1000 companies and other major organizations worldwide. Its subsidiaries include: Manac Solutions, Inc., which engages in software engineering, distribution, consulting and support services to the legal profession; Foresight Software, Inc., a provider of customer interaction software, services management systems and enterprise resource planning applications; David Corporation, which develops, markets and supports risk management software for workers compensation and liability claims management; DCA Services, Inc., a provider of long distance billing software applications and solutions and other telecommunication services; Pilot Software, Inc., a global supplier of customer and market analysis software for mission critical business decisions; StarNine Technologies, Inc., an Internet software solutions company that develops web server and e-mail client/server software for the Macintosh as well as e-mail gateway, directory synchronization, and list server products; ProfitKey International, LLC, which develops, markets and supports manufacturing resource planning software products; Ins-Site Insurance Solutions, which develops and supports an interactive suite of applications linking insurance carriers and agents via the Internet; Synertech Health Systems Solutions, Inc., which markets a managed care information system, support software and data warehouse, as well as administrative support services, to managed care organizations; Milgo Solutions, Inc., a provider of mission critical networking solutions, including a line of telecommunications products and services, WAN and remote office connectivity products, network consulting, design, repair, service and management; Tesseract Corporation, a provider of mainframe-based human resources, payroll and benefits software for large companies; TeleService Resources, Inc., which provides call center management services; and TimePlex, Inc., a developer of voice and data networks.


                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          [LOGO]

                                          James P. Pisani
                                          President

November 8, 1999

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
             CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets, June 30, 1999
  (Unaudited) and December 31, 1998.........................     F-2

Condensed Consolidated Statements of Operations, Three Month
  and Six Month Periods ended June 30, 1999 and 1998
  (Unaudited)...............................................     F-3

Condensed Consolidated Statements of Cash Flows, Six Month
  Periods ended June 30, 1999 and 1998 (Unaudited)..........     F-4

Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................     F-5

                  CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................    F-13

Consolidated Balance Sheets, December 31, 1998 and 1997.....    F-14

Consolidated Statements of Operations, Years ended
  December 31, 1998, 1997 and 1996..........................    F-15

Consolidated Statements of Stockholders' Equity,Years ended
  December 31, 1998, 1997 and 1996..........................    F-16

Consolidated Statements of Cash Flows,Years ended
  December 31, 1998, 1997 and 1996..........................    F-17

Notes to Consolidated Financial Statements..................    F-18

Schedule II--Valuation of Qualifying Accounts...............     S-1

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 1999           1998
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   684,989   $   911,179
  Accounts receivable, net..................................    4,004,945     4,804,532
  Due from affiliates.......................................      474,638       501,858
  Federal and state income tax receivable...................    1,325,000     1,325,000
  Other current assets......................................      614,017       921,435
                                                              -----------   -----------
    Total current assets....................................    7,103,589     8,464,004
Property and equipment, net.................................    1,963,581     1,684,707
Goodwill, net...............................................    4,204,868     4,463,747
Other assets, net...........................................    1,158,710     1,346,896
                                                              -----------   -----------
    Total assets............................................  $14,430,748   $15,959,354
                                                              ===========   ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and other accrued expenses...............  $ 3,498,110   $ 2,643,761
  Accrued network services costs............................    4,500,953     4,217,206
  Sales and excise tax payable..............................    1,344,977     1,433,483
  Due to affiliates.........................................       98,332       324,020
  Other current liabilities.................................    1,432,464     1,543,493
                                                              -----------   -----------
    Total current liabilities...............................   10,874,836    10,161,963
Long-term borrowings........................................    2,226,619     1,112,890
Common stock subject to put option..........................      112,577       168,867
Other liabilities...........................................      160,840         5,381
                                                              -----------   -----------
    Total liabilities.......................................   13,374,872    11,449,101
                                                              -----------   -----------

Stockholders' Equity:
  Preferred stock, authorized 750,000 shares, $0.01 par
    value...................................................           --            --
  Series A convertible preferred stock, authorized 250,000
    shares, $0.01 par value, cumulative as to 8% dividends,
    147,700 shares issued and outstanding. (Liquidation
    preference of $704,032 including dividends in
    arrears.)...............................................        1,477         1,477
  Series B convertible preferred stock, authorized 1,500
    shares, $0.01 par value, annual dividends of $30 per
    share, 1,500 shares issued and outstanding. (Liquidation
    preference of $1,500,000.)..............................           15            --
  Common stock, authorized 20,000,000 shares, $0.01 par
    value, issued 10,579,870 and 10,409,473 shares at June
    30, 1999 and December 31, 1998 respectively.............      105,048       102,969
  Additional paid in capital................................   21,384,408    19,630,404
  Accumulated deficit.......................................  (20,434,961)   15,224,597)
  Treasury stock, $0.01 par value, 11,075 at June 30, 1999
    and none at December 31, 1998...........................         (111)           --
                                                              -----------   -----------
    Total stockholders' equity..............................    1,055,876     4,510,253
Commitments and contingencies...............................           --            --
                                                              -----------   -----------
    Total liabilities and stockholders' equity..............  $14,430,748   $15,959,354
                                                              ===========   ===========

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                  THREE MONTHS                 SIX MONTHS
                                                 ENDED JUNE 30,              ENDED JUNE 30,
                                            -------------------------   -------------------------
                                               1999          1998          1999          1998
                                            -----------   -----------   -----------   -----------
Revenues..................................  $ 9,328,361   $11,294,866   $18,650,775    23,739,705
Cost of revenues..........................    6,024,066     8,356,018    12,644,779    17,644,013
                                            -----------   -----------   -----------   -----------
    Gross margin..........................    3,304,295     2,938,848     6,005,996     6,095,692

Operating expenses:
  Selling, general and administrative.....    4,950,477     4,802,586    10,239,790     9,385,032
  Depreciation and amortization...........      358,766       265,370       753,345       544,238
                                            -----------   -----------   -----------   -----------
    Total operating expenses..............    5,309,243     5,067,956    10,993,135     9,929,270
                                            -----------   -----------   -----------   -----------
Operating loss............................   (2,004,948)   (2,129,108)   (4,987,139)   (3,833,578)

Interest expense..........................     (113,548)      (17,327)     (212,692)      (29,302)
Other income, net.........................       (2,104)       33,488        13,099        77,443
                                            -----------   -----------   -----------   -----------
Loss before income taxes..................   (2,120,600)   (2,112,947)   (5,186,732)   (3,785,437)
Income tax benefit........................           --       413,004            --       717,452
                                            -----------   -----------   -----------   -----------
Net loss..................................  $(2,120,600)  $(1,699,943)  $(5,186,732)  $(3,067,985)
                                            ===========   ===========   ===========   ===========

Net loss per share--basic and diluted.....  $     (0.22)  $     (0.18)  $     (0.52)  $     (0.32)
                                            ===========   ===========   ===========   ===========

Weighted average number of common shares--
  basic and diluted.......................   10,549,170     9,549,958    10,512,523     9,513,924
                                            ===========   ===========   ===========   ===========

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                      SIX MONTHS
                                                                    ENDED JUNE 30,
                                                              --------------------------
                                                                  1999          1998
                                                              ------------   -----------
Cash Flows from Operating Activities:
  Net loss..................................................  $ (5,186,732)  $(3,067,985)
  Adjustments to reconcile net loss to net to net cash used
    in operating activities:
    Depreciation and amortization...........................       753,345       544,238
    Loss on disposition of assets...........................        66,421            --
    Amortization of advanced commissions....................            --       220,928
    Provision for bad debts.................................     1,084,812     1,468,143
    Stock compensation earned...............................       157,324       563,509
    Changes in certain operating assets and liabilities:
      Accounts receivable...................................      (285,224)   (1,415,826)
      Due from affiliates...................................        27,220      (137,213)
      Federal and state income tax receivable...............            --      (228,821)
      Other current assets..................................       307,418        90,793
      Accounts payable and accrued liabilities..............       860,446      (561,458)
      Due to affiliate......................................      (225,688)      (36,036)
                                                              ------------   -----------
        Net cash used in operating activities...............    (2,440,659)   (2,559,728)

Cash Flows from Investing Activities:
  Additions of property and equipment.......................      (479,395)     (226,327)
  Payments received on loans to affiliates..................            --       437,424
  Proceeds from sale of property and equipment..............         7,650            --
                                                              ------------   -----------
        Net cash provided by (used in) investing
          activities........................................      (471,745)      211,097

Cash Flows from Financing Activities:
  Principal payments on capital leases......................       (27,846)      (28,881)
  Issuance of common stock for exercise of options..........       294,038        31,780
  Issuance of Series B preferred stock......................     1,407,325            --
  Preferred stock dividend payments.........................       (23,632)           --
  Borrowing on line of credit...............................    17,525,162            --
  Amounts paid on line of credit............................   (16,411,433)           --
  Purchase of common stock for treasury.....................       (77,400)           --
                                                              ------------   -----------
        Net cash provided by financing activities...........     2,686,214         2,899
                                                              ------------   -----------
        Net decrease in cash and cash equivalents...........      (226,190)   (2,345,732)
Cash and cash equivalents at beginning of period............       911,179     4,807,441
                                                              ------------   -----------
Cash and cash equivalents at end of period..................  $    684,989   $ 2,461,709
                                                              ============   ===========
Cash paid during the period for interest....................  $    152,885   $    29,072
                                                              ============   ===========

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                             JUNE 30, 1999 AND 1998

(1)  BASIS OF PRESENTATION

    The unaudited condensed consolidated financial statements of NetLojix Communications, Inc. and Subsidiaries (the "Company") as of June 30, 1999 and for the three month and six month periods ended June 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial reporting. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Form 10-K and 10-K/A for the year ended December 31, 1998. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the interim financial information have been included. The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.

    The Company's condensed consolidated financial statements for the three month and six month periods ended June 30, 1998 have been restated to give effect to the recognition of an income tax benefit of $413,004 and $717,452, respectively. As a result of this restatement, net loss for the three month and six month periods ended June 30, 1998 have been decreased by $413,004 ($0.04 per common share--basic and diluted), and $717,452 ($0.08 per common share--basic and diluted), respectively, from amounts previously reported.

(2)  EARNINGS PER COMMON SHARE

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128"), in the fourth quarter of 1997, which required companies to present basic earnings per share and diluted earnings per share.

                                                THREE MONTHS ENDED           SIX MONTHS ENDED
                                                     JUNE 30,                    JUNE 30,
                                             -------------------------   -------------------------
                                                1999          1998          1999          1998
                                             -----------   -----------   -----------   -----------
Numerator:
  Net loss.................................  $(2,120,600)  $(1,699,943)  $(5,186,732)  $(3,067,985)
  Less preferred dividends.................      234,197        11,816       246,013        23,632
                                             -----------   -----------   -----------   -----------
    Loss applicable to common
      shareholders.........................  $(2,354,797)  $(1,711,759)  $(5,432,745)  $(3,091,617)
                                             ===========   ===========   ===========   ===========
Denominator:
  Weighted average number of common shares
    used in basic and diluted loss per
    common share...........................   10,549,170     9,549,958    10,512,523     9,513,924
                                             -----------   -----------   -----------   -----------
Basic and diluted loss per common share....  $     (0.22)  $     (0.18)  $     (0.52)  $     (0.32)
                                             ===========   ===========   ===========   ===========

    As of June 30, 1999, there are 2,638,893 potential common shares excluded from the diluted per common share calculation because the effect was determined to be antidilutive.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                             JUNE 30, 1999 AND 1998

(3)  STOCKHOLDERS' EQUITY

    In 1996, approximately 482,000 shares of common stock were issued to officers of the Company at $1.50 per share. Such shares can be put or called at a price of $1.50 per share plus the earnings per share or minus the losses per share of the Company from the period July 1, 1996 to the end of the month prior to the date of notification of termination of employment by the employee or the Company. There were 75,051 and 112,578 shares outstanding subject to put options as of June 30, 1999 and December 31, 1998, respectively.

    During February 1999, the Company purchased 11,075 shares of its common stock at prices ranging from $5.875 to $7.41 in the open market pursuant to the Company's 1999 GO Plan. The 1999 GO Plan was established to provide the Company's employees with cash bonuses for up to four years to promote longevity of employment.

    On April 1, 1999 the Company granted nonstatutory stock options to two board members to purchase a total of 50,000 shares of the Company's common stock at an exercise price of $4.88 per share (fair market value at date of grant) vesting at a rate of 50% per year over two years. The Company also granted incentive stock options to three executive officers to purchase a total of 300,000 shares of the Company's common stock at an exercise price of $4.88 per share (fair market value at date of grant) vesting at a rate of 25% per year over four years. These options were granted pursuant to the Company's 1998 Stock Incentive Plan.

    On April 6, 1999 a former employee of the Company relinquished 36,262 shares of the Company's common stock to settle an employee receivable. The shares where subsequently canceled and retired.

    On April 9, 1999 the Company granted nonstatutory stock options to a new board member to purchase 25,000 shares of the Company's common stock at an exercise price of $4.6875 per share (fair market value at date of grant). The options were granted pursuant to the Company's 1998 Stock Incentive Plan and vest at the rate of 50% per year over two years.

    On April 13, 1999, the Company sold 1,500 shares of its newly-designated Series B Convertible Preferred Stock (the "Series B Stock") to AMRO International, S.A., an entity organized under the laws of Panama, Austinvest Anstalt Balzers, an entity organized under the laws of Liechtenstein, and Esquire Trade & Finance Inc., an entity organized under the laws of the British Virgin Islands (the "Series B Investors") for $1,500,000. The Series B Stock has a liquidation preference of $1,000 per share. The Series B Stock will be entitled to an annual dividend of $30 per share, payable in cash or Common Stock, at the Company's option. The annual dividend will increase to $60 per share if the Company ever ceases to be listed on The NASDAQ Stock Market or any national securities exchange. The Series B Stock is convertible into Common Stock at the option of the Series B Investors at any time. The number of shares of Common Stock to be received by a Series B Investor upon conversion will equal the liquidation preference of the amount converted, divided by the conversion price. The conversion price will be the lesser of (1) $6.875, or (2) 89% of the lowest closing bid price for the Common Stock on The NASDAQ SmallCap Market during the five trading day period prior to the date of conversion. The conversion price will not be less than $3.00 for 180 days after the date of issuance of the Series B Stock. As a result of issuance of the Series B stock, the Company is required to record the benefit of the conversion feature in a manner similar to a preferred stock dividend equal to the difference between the market price of the

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                             JUNE 30, 1999 AND 1998

(3)  STOCKHOLDERS' EQUITY (CONTINUED)

Company's common stock and the conversion price, times the number of common shares issuable upon conversion. The preferred stock dividends are recorded ratably over the term of the minimum conversion period (90 days from date of issuance). During the quarter ended June 30, 1999, the Company recorded preferred dividends on Series B stock of $222,381. As of July 12, 1999,
Series B Investors had converted 520 shares of Series B Stock into 155,804 shares of NetLojix common stock at a conversion price of $3.3375 per share. Unless the Company shall have obtained the approval of its voting stockholders in accordance with the rules of The NASDAQ Stock Market, the Company will not issue shares of Common Stock upon conversion of any shares of Series B Stock if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Company upon conversion of or as dividends on shares of the Series B Stock, would exceed 19.9% of the number of shares of Common Stock which were issued and outstanding on the original issuance date of the Series B Stock. The Company will pay converting series B Investors in cash for any excess over such amount.

    The Company also issued the Series B Investors warrants to purchase up to 20,000 shares of Common Stock at a price of $8.60 per share. The warrants may be exercised beginning September 30, 1999, and terminate on March 31, 2002.

    The Company and the Series B Investors entered into a Registration Rights Agreement that requires the Company to file, and obtain and maintain the effectiveness of, a Registration Statement with the Securities and Exchange Commission (the "Commission") in order to register the public resale of all shares of the Common Stock acquired by the Series B Investors (a) upon conversion of the Series B Stock, (b) in payment of dividends on the Series B Stock, and (c) upon exercise of the warrants. The Company will be subject to significant monetary penalties if it fails to maintain the effectiveness of such Registration Statement.

    The Company paid Trinity Capital Advisors, Inc. $60,000 as compensation for financial advisory services in connection with the placement of the Series B Stock.

    On April 23, 1999, the Company entered into a Private Equity Line with Cambois Finance, Inc., a British Virgin Islands corporation (the "Investor"). Pursuant to the Private Equity Line, the Investor, subject to the Company filing and maintaining an effective registration statement, trading price and volume minimums, and limits on the amount and frequency on sales of common stock under the line, agreed to purchase up to $13,500,000 of the Company's Common Stock (the "Common Stock") over three years, as, when and if shares are put to the Investor by the Company. The actual number of shares that may be issued by the Company under the Private Equity Line is limited to 2,103,939 shares, unless and until the Company obtains approval of the Private Equity Line from its stockholders pursuant to the applicable corporate governance rules of The NASDAQ Stock Market.

    The Company's ability to require the Investor to purchase Common Stock is subject to a number of significant conditions, including the continued effectiveness of the Registration Statement described below. There can be no assurance that the Investor will be able to purchase Common Stock when and as required by the Company under the Private Equity Line.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                             JUNE 30, 1999 AND 1998

(3)  STOCKHOLDERS' EQUITY (CONTINUED)

    The Company may put shares to the Investor in amounts ranging from $75,000 up to $2,000,000 (varying with the Common Stock's trading price and volume) every 15 trading days. The purchase price for the shares put to the investor will be 89% of the lowest closing bid price for the Common Stock on The NASDAQ SmallCap Market during the five trading day period consisting of the two trading days preceding the delivery of the put notice to the Investor by the Company, the day of such delivery, and the two trading days after such delivery. The Company may not put shares to the Investor unless the lowest closing bid price during such five trading day period is in excess of $2.25 per share. The closing bid price for the Common Stock on August 9, 1999, was $3.375 per share.

    In connection with the Private Equity Line, the Company and the Investor entered into a Registration Rights Agreement that requires the Company to file, and obtain and maintain the effectiveness of, a Registration Statement on Form S-1 with the Commission in order to register the sale and public resale of shares of the Common Stock acquired by the Investor under the Private Equity Line (the "Registration Statement"). The Investor will be named as an underwriter in such Registration Statement. The Investor will also be subject to certain restrictions on short selling of the Common Stock and certain "blackout" periods on its ability to resell Common Stock under the Registration Statement. If the Registration Statement has not been declared effective by October 30, 1999, the Investor's obligation to purchase Common Stock under the Private Equity Line shall terminate, and the Company will be required to pay the Investor $25,000 in liquidated damages. The registration statement has been filed with the Commission and is expected to be declared effective once the Commission has completed its review process to its satisfaction.

    The Company has issued 3,000 shares of Common Stock to Trinity Capital Advisors, Inc. as compensation for financial advisory services in connection with the transactions set forth in the Private Equity Line.

    On May 3, 1999 the Company granted incentive stock options to an executive officer to purchase 50,000 shares of the Company's common stock at an exercise price of $5.625 per share (fair market value at date of grant) vesting at a rate of 25% per year over four years. These options were granted pursuant to the Company's 1998 Stock Incentive Plan.

(4)  LIQUIDITY

    For the three months and six months ended June 30, 1999, the Company reported net losses of $2,120,600 and $5,186,732, respectively. In addition as of June 30, 1999, the Company had a working capital deficit of $3,771,247, and for the six months ended June 30, 1999, net cash used in operations totaled $2,440,659.

    As of June 30, 1999, the Company was in violation of one provision of the Loan and Security Agreement with Coast Business Credit that stipulates that the Company must maintain a net worth equal to or greater than $2 million. Coast Business Credit has waived its right of acceleration of the obligation as it relates to the Company not meeting the net worth covenant through September 30, 1999, but retains its right of acceleration if the Company is in violation of the net worth covenant in any month after September 1999.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                             JUNE 30, 1999 AND 1998

(4)  LIQUIDITY (CONTINUED)

    In July 1999, the Company entered into discussions with a major vendor to defer approximately $4.4 million in invoice payments. The Company expects to finalize such agreements in late August.

    On July 26, 1999, the Company entered into a non-binding Letter of Intent to sell its residential long distance business to Platinum Equity Holdings through the sale of 100% of the stock of its wholly owned subsidiary, Matrix, Inc. ("Matrix") (see Note 6). The consideration to the Company would consist of a combination of cash, assumption of indebtedness (including the Coast Business Credit loan described above), certain contingent payments and future services.

    As of April 23, 1999, the Company entered into a Private Equity Line of Credit which provides for investors to purchase up to $13,500,000 of the Company's common stock, subject to the Company filing and maintaining an effective registration statement, trading price and volume minimums, and limits on the amount and frequency on sales of common stock under the line (see
Note 6).

    The Company believes that, if it completes the sale of its residential long distance business or if it becomes able to draw upon the Private Equity Line or other sources of capital, the Company will be able to meet its working capital requirements in the foreseeable future.

    If the Company does not complete the sale of its residential long distance business or if it is unable to draw on the Private Equity Line or obtain other financing in a timely manner and on acceptable terms, it may be in default under its agreement with Coast Business Credit. In that event, management has developed and intends to implement a plan that would allow the Company to continue to operate through the second quarter of 2000. This plan would include reducing the Company's workforce, eliminating advertising expenditures, reducing professional services, reducing or eliminating other discretionary expenditures and possibly the sale of assets.

(5)  SEGMENT REPORTING

    The Company's primary business segments are Business Markets Group ("BMG"), and Channel Markets Group ("CMG").

    BMG targets mid-size corporate customers for their broadband data, voice and Internet networking needs. Through a value-added sales process, the Company designs, provisions and manages its customers' networks. The Company provides a host of additional value-added services assisting its customers to create enhanced intranet and extranet applications. Additionally, BMG markets to its customer base a variety of traditional communications products and services such as Internet access, long distance telephone service, executive calling cards and audio/video conferencing.

    CMG targets and markets to distribution companies, agents, resellers and affinity groups ("Channel Partners") that maintain access to large groups of individuals and small businesses through affinity relationships and niche marketing strategies. Channel Partners include non-profit organizations and for-profit distribution groups. CMG provides Internet access, long distance telephone and other services to customers in 49 states.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                             JUNE 30, 1999 AND 1998

(5)  SEGMENT REPORTING (CONTINUED)

    The Company measures the performance of BMG, and CMG based on revenues, gross margin and earnings before interest, taxes, depreciation and amortization ("EBITDA"). EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income or cash flows from operations, as a measure of performance.

    The results for the three months ended June 30, 1999 and 1998 are as follows:

                        THREE MONTHS ENDED JUNE 30, 1999

                                                             BMG           CMG          TOTAL
                                                          ----------   -----------   -----------
Revenues................................................  $3,174,251   $ 6,154,110   $ 9,328,361
Gross margin............................................   1,019,451     2,284,844     3,304,295
Selling, general and administrative.....................   1,682,513     3,267,964     4,950,477
Depreciation and amortization...........................     183,271       175,495       358,766
Interest expense........................................     (14,530)      (99,018)     (113,548)
Other income (expense)..................................       1,260        (3,364)       (2,104)
Income tax benefit......................................          --            --            --
                                                          ----------   -----------   -----------
Net loss................................................  $ (859,603)  $(1,260,997)  $(1,648,286)
                                                          ==========   ===========   ===========
EBITDA..................................................  $ (661,802)  $  (986,484)  $(1,648,286)
Total assets............................................  $9,672,238   $ 4,758,510   $14,430,748

                        THREE MONTHS ENDED JUNE 30, 1998

                                                            BMG           CMG          TOTAL
                                                         ----------   -----------   -----------
Revenues...............................................  $1,203,154   $10,091,712   $11,294,866
Gross margin...........................................     111,045     2,827,803     2,938,848
Selling, general and administrative....................     534,505     4,268,081     4,802,586
Depreciation and amortization..........................      89,805       175,565       265,370
Interest expense.......................................          --       (17,327)      (17,327)
Other income (expense).................................          78        33,410        33,488
Income tax benefit.....................................          --       413,004       413,004
                                                         ----------   -----------   -----------
Net loss...............................................  $ (513,187)  $(1,186,756)  $(1,699,943)
                                                         ==========   ===========   ===========
EBITDA.................................................  $ (423,382)  $(1,406,868)  $(1,830,250)
Total assets...........................................  $2,484,748   $13,141,031   $15,625,779

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                             JUNE 30, 1999 AND 1998

(5)  SEGMENT REPORTING (CONTINUED)

    The results for the six months ended June 30, 1999 and 1998 are as follows:

                         SIX MONTHS ENDED JUNE 30, 1999

                                                             BMG           CMG          TOTAL
                                                         -----------   -----------   -----------
Revenues...............................................  $ 5,936,208   $12,714,567   $18,650,775
Gross margin...........................................    1,666,310     4,339,666     6,005,996
Selling, general and administrative....................    3,395,721     6,844,069    10,239,790
Depreciation and amortization..........................      395,654       357,691       753,345
Interest expense.......................................      (51,769)     (160,923)     (212,692)
Other income (expense).................................       17,860        (4,761)       13,099
Income tax benefit.....................................           --            --            --
                                                         -----------   -----------   -----------
Net loss...............................................  $(2,158,954)  $(3,027,778)  $(5,186,732)
                                                         ===========   ===========   ===========
EBITDA.................................................  $(1,711,531)  $(2,509,164)  $(4,220,695)

                         SIX MONTHS ENDED JUNE 30, 1998

                                                            BMG           CMG          TOTAL
                                                         ----------   -----------   -----------
Revenues...............................................  $2,553,000   $21,186,705   $23,739,705
Gross margin...........................................     257,930     5,837,762     6,095,692
Selling, general and administrative....................     945,898     8,439,134     9,385,032
Depreciation and amortization..........................     195,063       349,175       544,238
Interest expense.......................................      (6,068)      (23,234)      (29,302)
Other income (expense).................................       3,403        74,040        77,443
Income tax benefit.....................................          --       717,452       717,452
                                                         ----------   -----------   -----------
Net loss...............................................  $ (885,696)  $(2,182,289)  $(3,067,985)
                                                         ==========   ===========   ===========
EBITDA.................................................  $ (684,565)  $(2,527,332)  $(3,211,897)

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                             JUNE 30, 1999 AND 1998

(6)  SUBSEQUENT EVENTS

    On July 12, 1999, Series B Investors converted 520 shares of Series B Stock into 155,804 shares of NetLojix common stock at a conversion price of $3.3375 per share.

    On July 26, 1999, the Company entered into a non-binding Letter of Intent with Platinum Equity Holdings, LLC ("PEH") to sell its residential long distance business to PEH. The Company's residential long distance business unit, the principal component of the CMG segment, contributed approximately $10,781,000 in revenues for the six months ended June 30, 1999. For the six months ended
June 30, 1999 the unit represented approximately 58% of the Company's total revenues and 72% of its total losses.

    The Letter of Intent contemplates that PEH will acquire 100% of the stock of NetLojix's wholly owned subsidiary, Matrix. The consideration to the Company from the transaction is valued at approximately $7.9 million, and will consist of a combination of cash, assumption of indebtedness, certain contingent payments and future services. The value of the transaction could be affected by the future performance of the unit being transferred. The closing of the transaction is subject to negotiation and execution of a definitive agreement, as well as regulatory and other approvals. The Company expects to record a gain on the transaction.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NetLojix Communications, Inc. (formerly known as AvTel Communications, Inc.):

    We have audited the accompanying consolidated balance sheets of NetLojix Communications, Inc. and subsidiaries (formerly known as AvTel
Communications, Inc.) as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NetLojix Communications, Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles, after restatement for the income tax refund receivable discussed in Note 5. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Dallas, Texas
April 14, 1999, except as to Note 5,
  which is as of July 2, 1999

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                 1998          1997
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $   911,179   $ 4,807,441
  Accounts receivable, net..................................    4,804,532     6,961,953
  Due from affiliates.......................................      501,858     2,127,771
  Federal and state income tax receivable...................    1,325,000       598,970
  Other current assets......................................      921,435       861,950
                                                              -----------   -----------
    Total current assets....................................    8,464,004    15,358,085
Property and equipment, net.................................    1,684,707     1,791,682
Goodwill, net...............................................    4,463,747            --
Other assets, net...........................................    1,346,896     1,575,083
                                                              -----------   -----------
    Total assets............................................  $15,959,354   $18,724,850
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other accrued expenses...............  $ 2,643,761   $ 1,546,762
  Accrued network service costs.............................    4,217,206     4,319,198
  Sales and excise taxes payable............................    1,433,483       736,012
  Unearned revenue..........................................      954,101            --
  Due to affiliates.........................................      324,020     2,719,417
  Other current liabilities.................................      589,392       466,039
                                                              -----------   -----------
    Total current liabilities...............................   10,161,963     9,787,428
Deferred income taxes.......................................           --       498,712
Long term borrowings........................................    1,112,890            --
Other liabilities...........................................        5,381        50,782
Common stock subject to put option (note 4).................      168,867       578,880
                                                              -----------   -----------
    Total liabilities.......................................   11,449,101    10,915,802
                                                              -----------   -----------
Stockholders' equity:
  Preferred stock, authorized 750,000 shares, $0.01 par
    value...................................................           --            --
  Series A convertible preferred stock, authorized 250,000
    shares, $0.01 par value, cumulative asset of 8%
    dividends, 147,700 and 207,700 shares issued and
    outstanding at December 31, 1998 and 1997 respectively.
    (Liquidation preference of $704,032 December 31, 1998
    including dividends in arrears..........................        1,477         2,077
  Common stock, Authorized 20,000,000 shares, $0.01 par
    value; issued 10,408,473 and 11,473,056 shares at
    December 31, 1998 and 1997 respectively, including
    112,578 and 385,920 shares subject to put options on
    December 31, 1998 and 1997 respectively.................      102,969       110,511
  Additional paid in capital................................   19,630,404    17,138,739
  Accumulated deficit.......................................  (15,224,597)   (9,422,279)
  Treasury stock, none at December 31, 1998 and 1,999,997
    common shares at December 31, 1997......................           --       (20,000)
                                                              -----------   -----------
    Total stockholders' equity..............................    4,510,253     7,809,048
                                                              -----------   -----------
Commitments and contingencies
  Total liabilities and stockholders' equity................  $15,959,354   $18,724,850
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                           1998           1997          1996
                                                        -----------   ------------   -----------
Revenues (note 6).....................................  $44,013,498   $ 51,389,080   $71,558,295
Cost of revenues (note 6).............................   31,849,354     36,227,507    47,674,396
                                                        -----------   ------------   -----------
  Gross margin........................................   12,164,144     15,161,573    23,883,899
                                                        -----------   ------------   -----------

Operating expenses:
  Selling, general and administrative (note 6)........   18,480,576     16,141,132    18,798,925
  Acquisition related write off (note 2)..............           --      9,098,545            --
  Depreciation and amortization.......................    1,107,321        679,856       993,940
                                                        -----------   ------------   -----------
                                                         19,587,897     25,919,533    19,792,865
                                                        -----------   ------------   -----------
    Operating income (loss)...........................   (7,423,753)   (10,757,960)    4,091,034
Interest expense (note 6).............................      (86,251)       (11,692)     (230,922)
Other income, net.....................................      181,107        301,580       393,498
                                                        -----------   ------------   -----------
    Income (loss) before income tax expense...........   (7,328,897)   (10,468,072)    4,253,610
Income tax expense (benefit)..........................   (1,526,579)      (276,352)    1,686,876
                                                        -----------   ------------   -----------
    Net income (loss).................................  $(5,802,318)  $(10,191,720)  $ 2,566,734
                                                        ===========   ============   ===========
Net loss per common share--basic and diluted (note
  6)..................................................  $     (0.61)  $      (1.23)
                                                        ===========   ============
Weighted average number of common shares..............    9,633,474      8,267,296
                                                        ===========   ============

          See accompanying notes to consolidated financial statements.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                         RETAINED
                         PREFERRED STOCK           COMMON STOCK          ADDITIONAL      EARNINGS          TREASURY STOCK
                       -------------------   -------------------------     PAID IN     (ACCUMULATED   ------------------------
                        SHARES     AMOUNT      SHARES        AMOUNT        CAPITAL       DEFICIT)       SHARES       AMOUNT
                       --------   --------   ----------   ------------   -----------   ------------   ----------   -----------
Balances at
  December 31, 1995..       --     $   --     6,872,883   $  5,336,815   $        --   $(1,797,293)           --   $        --
  Purchase of common
    stock............       --         --            --             --            --            --      (171,548)     (439,584)
  Issuance of common
    stock............       --         --     1,463,771      2,195,211            --            --            --            --
  Net income.........       --         --            --             --            --     2,566,734            --            --
                       -------     ------    ----------   ------------   -----------   ------------   ----------   -----------
Balances at
  December 31, 1996..       --     $   --     8,336,654   $  7,532,026            --   $   769,441      (171,548)  $  (439,584)
  Acquisition of Best
    (note 2).........       --         --       934,987      3,361,208            --            --    (1,999,997)   (3,317,940)
  Share for share
    exchange between
    NetLojix and
    Matrix (note 2):
    Reverse
      acquisition of
      NetLojix.......  207,700      2,077     1,839,563         18,396     9,129,040            --            --            --
    Reflect new
      capitalization
      of Company.....       --         --      (171,548)   (10,802,234)   (7,064,710)           --       171,548     3,737,524
  Issuance of common
    stock for
    exercise of
    options..........       --         --        15,000            150        52,350            --            --            --
  Expired put options
    (note 4).........       --         --        96,480            965       143,755            --            --            --
  Stock compensation
    earned (note
    7)...............       --         --            --             --       748,884            --            --            --
  Net loss...........       --         --            --             --            --   (10,191,720)           --            --
                       -------     ------    ----------   ------------   -----------   ------------   ----------   -----------
Balances at
  December 31, 1997..  207,700     $2,077    11,051,136   $    110,511   $17,138,739   $(9,422,279)   (1,999,997)  $   (20,000)
  Conversion of
    preferred stock
    (note 4).........  (60,000)      (600)       60,000            600            --            --            --            --
  Issuance of common
    stock for
    exercise of
    options and
    restricted common
    stock............       --         --       473,326          4,733       512,879            --            --            --
  Issuance of common
    stock for
    acquisitions
    (note 2).........       --         --       680,000          6,800     1,526,950            --            --            --
  Expired put options
    (note 4).........       --         --        48,187            482        36,770            --            --            --
  Exercised put
    options (note
    6)...............       --         --       185,847          1,859       372,918            --      (207,604)       (2,016)
  Purchase of officer
    notes receivable
    (note 6).........       --         --            --             --      (435,000)           --            --            --
  Stock compensation
    earned (note
    7)...............       --         --            --             --       477,148            --            --            --
  Retirement of
    treasury stock...       --         --    (2,201,601)       (22,016)           --            --     2,201,601        22,016
  Net loss...........       --         --            --             --            --    (5,802,318)           --            --
                       -------     ------    ----------   ------------   -----------   ------------   ----------   -----------
Balances at
  December 31, 1998..  147,700     $1,477    10,296,895   $    102,969   $19,630,404   $(15,224,597)          --   $        --
                       =======     ======    ==========   ============   ===========   ============   ==========   ===========


                          TOTAL
                       ------------
Balances at
  December 31, 1995..  $  3,539,522
  Purchase of common
    stock............      (439,584)
  Issuance of common
    stock............     2,195,211
  Net income.........     2,566,734
                       ------------
Balances at
  December 31, 1996..  $  7,861,883
  Acquisition of Best
    (note 2).........        43,268
  Share for share
    exchange between
    NetLojix and
    Matrix (note 2):
    Reverse
      acquisition of
      NetLojix.......     9,149,513
    Reflect new
      capitalization
      of Company.....            --
  Issuance of common
    stock for
    exercise of
    options..........        52,500
  Expired put options
    (note 4).........       144,720
  Stock compensation
    earned (note
    7)...............       748,884
  Net loss...........   (10,191,720)
                       ------------
Balances at
  December 31, 1997..  $  7,809,048
  Conversion of
    preferred stock
    (note 4).........            --
  Issuance of common
    stock for
    exercise of
    options and
    restricted common
    stock............       517,612
  Issuance of common
    stock for
    acquisitions
    (note 2).........     1,533,750
  Expired put options
    (note 4).........        37,252
  Exercised put
    options (note
    6)...............       372,761
  Purchase of officer
    notes receivable
    (note 6).........      (435,000)
  Stock compensation
    earned (note
    7)...............       477,148
  Retirement of
    treasury stock...            --
  Net loss...........    (5,802,318)
                       ------------
Balances at
  December 31, 1998..  $  4,510,253
                       ============

          See accompanying notes to consolidated financial statements.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                 1998           1997          1996
                                                              -----------   ------------   ----------
Cash flows from operating activities:
  Net income (loss).........................................  $(5,802,318)  $(10,191,720)  $2,566,734
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................    1,107,321        679,856      993,940
    Amortization of advanced commissions....................      220,928      1,355,492      618,791
    Acquisition related write off...........................           --      9,098,545           --
    Gain on disposition of assets...........................      (83,139)            --           --
    Provision for bad debts.................................    2,727,803      1,829,770    1,461,471
    Deferred income taxes...................................     (498,712)       (80,377)    (321,678)
    Stock compensation earned...............................      477,148        748,884           --
    Equity in income of DNS.................................           --             --     (122,327)
    Changes in certain operating assets and liabilities:
      Accounts receivable...................................      374,477      1,969,332   (1,971,970)
      Due from affiliates...................................     (106,071)      (915,357)     345,336
      Federal and state income tax receivable...............     (741,094)      (598,970)          --
      Other current assets..................................     (224,820)     1,787,672     (393,781)
      Accounts payable and accrued liabilities..............   (1,034,923)    (2,876,789)  (1,397,160)
      Due to affiliates.....................................   (2,395,397)    (1,138,568)    (742,663)
                                                              -----------   ------------   ----------
        Net cash provided by (used in) operating
          activities........................................   (5,978,797)     1,667,770    1,036,693
                                                              -----------   ------------   ----------
Cash flows from investing activities:
  Cash received (paid) in acquisitions (note 2).............     (474,082)       477,643           --
  Loans to affiliate........................................           --     (2,000,000)          --
  Payments received on loans to affiliates..................    1,798,889        201,111           --
  Purchase of property and equipment........................     (473,089)      (212,421)    (701,718)
  Repayments from DNS, net..................................           --             --    1,577,432
  Proceeds from sale of property and equipment..............       94,370          2,749      (14,482)
                                                              -----------   ------------   ----------
      Net cash provided by (used in) investing activities...      946,088     (1,530,918)     861,232
                                                              -----------   ------------   ----------
Cash flows from financing activities:
  Principal payments on capital leases......................      (59,055)        (4,306)          --
  Issuance of common stock for exercise of options..........      517,612         52,500           --
  Borrowings on line of credit..............................    9,753,467             --           --
  Amounts paid on line of credit............................   (8,640,577)            --           --
  Purchase of officer notes receivable......................     (435,000)            --           --
  Purchase of common stock for treasury.....................           --             --     (439,583)
                                                              -----------   ------------   ----------
      Net cash provided by (used in) financing activities...    1,136,447         48,194     (439,583)
                                                              -----------   ------------   ----------

Net increase (decrease) in cash and cash equivalents........   (3,896,262)       185,046    1,458,342
Cash and cash equivalents at beginning of year..............    4,807,441      4,622,395    3,164,053
                                                              -----------   ------------   ----------
Cash and cash equivalents at end of year....................  $   911,179   $  4,807,441   $4,622,395
                                                              ===========   ============   ==========
Cash paid (received) during the year for:
  Interest..................................................  $    86,121   $     11,594   $  212,404
                                                              ===========   ============   ==========
  Income taxes, net of refunds..............................  $  (487,007)  $    925,161   $1,482,103
                                                              ===========   ============   ==========
Noncash financing activities:
  Common stock issued for advanced commissions..............  $        --   $         --   $2,195,211
                                                              ===========   ============   ==========
  Common stock issued for receivable from major
    shareholder.............................................  $        --   $         --   $  723,600
                                                              ===========   ============   ==========
  Common stock for Best acquisition.........................  $        --   $  3,361,208   $       --
                                                              ===========   ============   ==========
  Treasury stock acquired with Best acquisition.............  $        --   $ (3,317,940)  $       --
                                                              ===========   ============   ==========
  Common and preferred stock issued in NetLojix reverse
    acquisition.............................................  $        --   $  9,149,513   $       --
                                                              ===========   ============   ==========
  Common stock issued for DMI acquisition...................  $    30,000   $         --   $       --
                                                              ===========   ============   ==========
  Common stock issued for RLI acquisition...................  $   650,000   $         --   $       --
                                                              ===========   ============   ==========

          See accompanying notes to consolidated financial statements.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  BUSINESS AND BACKGROUND

    On December 1, 1997, NetLojix Communications, Inc. ("NetLojix") and Matrix Telecom, Inc. ("Matrix") completed a share for share exchange pursuant to a stock exchange agreement dated April 29, 1997 as subsequently amended ("Share Exchange"). For accounting purposes, the Share Exchange was treated as a reverse acquisition of NetLojix by Matrix. NetLojix was the legal acquirer and accordingly, the Share Exchange was effected by the issuance by NetLojix of 9,582,493 shares of common stock in exchange for all of the common stock then outstanding of Matrix. In addition, holders of outstanding Matrix stock options received 22,338 non-qualified stock options of NetLojix. The purchase method of accounting was used, with Matrix being treated as the acquirer for accounting purposes. The results of operations reported in the accompanying consolidated financial statements reflect the operations of Matrix prior to December 1, 1997 and the combined operations of NetLojix and Matrix subsequent to December 1, 1997. References to the "Company" refer to operations of Matrix prior to the Share Exchange and the combined operations of Matrix and NetLojix subsequent to the Share Exchange. As a result of the Share Exchange, Matrix became a wholly owned subsidiary of NetLojix. (See note 2).

    The Share Exchange provided that each Matrix shareholder would receive
2.4819 NetLojix common shares for each common share of Matrix then issued including treasury shares held by Matrix. For periods prior to the December 1, 1997 Share Exchange, all share amounts have been restated to reflect the Share Exchange as a 2.4819 for one stock split. In addition, on March 10, 1997 Matrix declared an 18 for one stock split. All share amounts have also been restated to reflect this stock split.

    NetLojix was formed to be a provider of broadband network services integrating voice, data and Internet solutions for individuals and corporate customers. The Company sells and markets a broad range of telecommunications and advanced network services through independent value added resellers, third party marketing organizations and internal direct sales professionals. The Company targets mid-size corporations, small-office home-office professionals and select residential market segments through two primary business units, its Business Markets Group ("BMG") and Channel Markets Group ("CMG").

    BMG targets mid-size corporate customers for their broadband data, voice and Internet networking needs. Following this sales strategy, the Company's objective is to become the underlying telecommunications carrier for the transport of data, voice and Internet traffic. Through a value-added sales process, the Company designs, provisions and manages its customers' networks. The Company will provide a host of additional value-added services assisting its customers to create enhanced intranet and extranet applications. Additionally, BMG markets to its customer base a variety of traditional communications products and services such as long distance telephone service, executive calling cards and video/audio conferencing.

    CMG targets and markets to distribution companies, agents, resellers and affinity groups that maintain access to large groups of individuals and small businesses through affinity relationships and niche marketing strategies. CMG provides Internet access, long distance telephone and other services to customers in 49 states. The Company is fully certified or registered in all states where required and operates under Section 214 authority from the Federal Communications Commission ("FCC"). The Company, through a wholly owned subsidiary, has a national-deployed Carrier Identification Code ("CIC"). The Company maintains its own convergent billing platform, rating system and monitoring center.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (b)  LIQUIDITY

    The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements during the years ended December 31, 1998 and 1997, the Company reported net losses of $5,802,318 and $10,191,720, respectively. In addition, as of December 31, 1998, the Company had a working capital deficit of $1,697,959, and for the year ended December 31, 1998, net cash used in operations totaled $5,978,797.

    As a result, as of December 31, 1998, unless the Company effects substantial changes in its operating methods, the Company does not have sufficient resources to meet its anticipated operating requirements during 1999 without obtaining additional financing. The Company is actively pursuing an equity line through discussion with potential investors. If the Company is unable to obtain financing in a timely manner and on acceptable terms, management is developing and intends to implement a plan that would allow the Company to continue to operate through 1999. This plan would include significantly reducing the Company's workforce, eliminating advertising expenditures, reducing professional services and reducing or eliminating other discretionary expenditures.

    (c)  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    (d)  CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all demand deposits, time deposits, and other highly liquid investments with a remaining maturity at date of purchase of less than ninety days to be cash equivalents.

    (e)  COMMISSIONS

    Commissions to sales agents are paid and expensed based on a percentage of billings as incurred.

    Commissions paid in advance of $221,000 as of December 31, 1997, included in other current assets, were expensed over a period of eighteen months based on estimated billings of the customers for which the commissions were paid. The above advances were fully expensed during 1998 and no additional advance commission payments were made.

    (f)  REVENUE RECOGNITION

    Long distance, frame relay, Internet, systems integration and repair service revenues are recognized as service is provided. Amounts paid in advance are recorded as unearned revenue and recognized as services are provided.

    (g)  PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Maintenance and repairs are charged against income as incurred, while renewals and major replacements are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts, and any resulting gain or loss is

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

reflected in operations. The Company provides depreciation on fixed assets using the straight-line method over the estimated useful lives of the respective assets.

    (h)  GOODWILL

    Goodwill of $4.5 million, which is net of amortization of $19,000 as of December 31, 1998, represents the excess of purchase price over fair value of net assets acquired in the Digital Media, Inc. and Remote Lojix/PCSI, Inc. acquisitions and is amortized on a straight-line basis over fifteen years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on expected undiscounted future operating cash flows expected to be generated by the acquired business. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

    (i)  INCOME TAXES

    The Company utilizes the asset and liability method for accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (j)  USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (k)  CONCENTRATIONS OF CREDIT RISK

    The Company's subscribers are primarily small business owners and residential subscribers and are not concentrated in any specific geographic region of the United States. The Company has agreements with Local Exchange Companies, which provide billing and collection services to the majority of the Company's subscribers. A significant portion of the Company's accounts receivable is due from these companies.

    (l)  ACCOUNTS RECEIVABLE

    Accounts receivable are net of allowances for doubtful accounts and other provisions of $935,000 and $982,000 as of December 31, 1998 and 1997, respectively. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of subscribers, historical trends and other information.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (m)  FINANCIAL INSTRUMENTS

    The Company's financial instruments include cash, receivables, payables, and accrued expenses. The carrying amount of such financial instruments approximates fair value because of the short maturity of these instruments.

    (n)  ACQUIRED CUSTOMER BASE

    Acquired customer base of $1,240,000, which is net of accumulated amortization of $343,000 at December 31, 1998, included in other assets, is being amortized on a straight-line basis over five years. The Company assesses the recoverability of this intangible asset by determining whether the acquired customer base balance can be recovered through undiscounted future operating cash flows of the acquired operations. The amount of impairment, if any, is measured based on projected discounted cash flows. The assessment of the recoverability of the acquired customer base will be impacted if estimated future operating cash flows are not achieved.

    (o)  IMPAIRMENT OF LONG-LIVED ASSETS

    In January, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of "("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the net asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    (p)  COMPREHENSIVE INCOME

    In 1998, the Company adopted Statement of Financial Accounting Standards
No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income includes net income and other comprehensive income, which is generally composed of changes in the fair value of available-for-sale marketable securities, foreign currency translation adjustments and adjustments to recognize additional minimum pension liabilities. The statement requires additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Comprehensive income (loss) for the years ended December 31, 1998, 1997 and 1996 is equal to net income (loss) reported for such periods.

    (q)  SEGMENT REPORTING

    In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. (See Note 11).

    (r)  RECLASSIFICATIONS

    Certain reclassifications have been made to prior period amounts in order to conform to current year presentation.

(2)  ACQUISITIONS

    MATRIX TELECOM, INC.--On December 1, 1997, NetLojix and Matrix completed the Share Exchange. For accounting purposes the Share Exchange was treated as a reverse acquisition of NetLojix by Matrix. NetLojix was the legal acquirer and, accordingly, the Share Exchange was effected by the issuance of NetLojix common stock in exchange for all of the common stock then outstanding of Matrix. In addition, holders of outstanding Matrix stock options received non-qualified stock options of the Company. Immediately after the Share Exchange the former shareholders of Matrix held approximately 84% of the then outstanding common stock of the Company.

    The consummation of the Share Exchange was subject to the satisfaction of several conditions by NetLojix. These included the reincorporation of NetLojix (then a Utah corporation; "NetLojix Utah") in Delaware by way of a merger (the "Reincorporation Merger") with and into NetLojix Communications, Inc., a Delaware corporation, a wholly-owned subsidiary formed for the sole purpose of this merger. As part of the merger, NetLojix (the surviving Delaware corporation) issued to its stockholders one share of new Delaware Common Stock for each four shares of NetLojix-Utah's Common Stock outstanding immediately prior to the Reincorporation Merger. NetLojix's Series A Convertible Preferred Stock and its outstanding options were similarly adjusted. Accordingly, the Reincorporation Merger essentially effected a one for four reverse stock split of NetLojix's shares.

    The reverse acquisition of NetLojix by Matrix was accounted for using the purchase method of accounting. In order to value the consideration given in the Share Exchange the market price of NetLojix common stock for a period immediately preceding the announcement of the Share Exchange was used. As of the date of acquisition, the Company determined the fair value of the net tangible and intangible assets acquired and liabilities assumed. Concurrently, the Company determined that the carrying amount of recorded goodwill was not recoverable. Accordingly, the Company recorded a charge to income of $9,098,545 immediately subsequent to the reverse acquisition.

    In connection with the completion of the Share Exchange, the Company entered into a Registration Rights and Lockup Agreement dated December 1, 1997 (the "Registration Rights and Lockup Agreement"). The Registration Rights and Lockup Agreement requires that the Company use its best efforts to file a shelf registration statement providing for the sale by certain stockholders of all securities issued to them in connection with the Exchange Agreement, subject to a two-year holding restriction imposed on such stockholders. Under the Registration Rights and Lockup Agreement, the Company is obliged to use its reasonable efforts to keep the shelf registration statement effective on a continuous basis for a period described in the Registration Rights and Lockup Agreement. Such stockholders may also require the Company to undertake up to two additional demand registrations of their securities if the shelf registration

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(2)  ACQUISITIONS (CONTINUED)

is not in place. As of April 14, 1999, this registration obligation related to 6,457,123 shares held by 14 stockholders.

    BEST CONNECTIONS, INC. ("BEST")--Effective July 1, 1997, shareholders of Best, an affiliate of Matrix through substantially common ownership, contributed their ownership of Best to Matrix in exchange for 934,987 shares of Matrix common stock. Best's primary assets were 1,999,997 shares of Matrix common stock and cash of $211,000. The assets and liabilities of Best were recorded at their historical cost which approximated the fair value of such assets as of July 1, 1997. As a result of the combination, Matrix assumed the obligation to grant up to 1,999,997 stock options to agents of Best and certain employees of affiliated companies. Such option grants relate to services, including sales promotion activities, to be performed by the recipients on behalf of the Company. Accordingly, the fair value of such options is being charged to expense by the Company as the related services are provided.

    DIGITAL MEDIA, INC. ("DMI")--Effective September 25, 1998, the Company acquired all of the capital stock of DMI, a California based developer of multimedia software. The Company exchanged 30,000 shares of its common stock valued at $71,250 for all of the outstanding common stock of DMI. The transaction was accounted for under the purchase method of accounting. The assets and liabilities of DMI were recorded at their historical cost which approximated their fair value at September 25, 1998. The Company recorded goodwill of approximately $117,000, which represents the excess of the purchase price over the fair value of the net assets received. The goodwill is being amortized on a straight-line basis over fifteen years.

    REMOTE LOJIX/PCSI, INC. ("RLI")--Effective November 1, 1998, the Company acquired all of the capital stock of RLI, a New York based provider of information technology services to corporate customers. The Company exchanged 650,000 shares of its common stock valued at $1,462,500 and the outstanding balance of a $500,000 loan from the Company for all of the outstanding common stock of RLI. The transaction was accounted for under the purchase method of accounting. The assets and liabilities of RLI were recorded at their historical cost which approximated the fair value at November 1, 1998. The Company recorded goodwill of approximately $4.4 million, which represents the excess of the purchase price over the fair value of the assets received. The goodwill is being amortized on a straight-line basis over fifteen years.

    Unaudited pro forma results of operations of the Company as if the share exchange of Matrix and the acquisitions of Best, DMI and RLI had occurred as of the beginning of the periods presented is as follows:

                                                      YEAR ENDED DECEMBER 31
                                                    --------------------------
                                                       1998           1999
                                                    -----------   ------------
Revenue...........................................  $49,711,440   $ 58,967,268
Loss from operations..............................   (8,909,490)   (12,749,469)
Net loss..........................................   (7,799,180)   (12,378,014)
Proforma net loss per share.......................  $     (0.76)  $      (1.02)

    The pro forma financial information has been prepared for comparative purposes only and does not purport to indicate the results of operations that would have occurred had the acquisition been made at the beginning of the period indicated, or which may occur in the future.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(2)  ACQUISITIONS (CONTINUED)

    As of the date of acquisitions, the fair market value of the assets acquired and liabilities assumed included the following:

                                                           1998
                                           -------------------------------------
                                              DMI          RLI          TOTAL
                                           ---------   -----------   -----------
Current assets other than cash...........  $  50,105   $ 1,034,803   $ 1,084,908
Property and equipment...................     44,313       132,169       176,482
Goodwill.................................    117,169     4,375,191     4,492,360
Current liabilities......................   (166,255)   (3,579,663)   (3,745,918)
Common stock issued......................    (71,250)   (1,462,500)   (1,533,750)
                                           ---------   -----------   -----------
Cash acquired (paid).....................  $  25,918   $  (500,000)  $  (474,082)
                                           =========   ===========   ===========

                                                          1997
                                        ----------------------------------------
                                          MATRIX         BEST          TOTAL
                                        -----------   -----------   ------------
Current assets other than cash........  $   258,041   $        --   $    258,041
Property and equipment................      577,836        15,137        592,973
Customer base.........................    1,583,000            --      1,583,000
Goodwill..............................    9,098,545            --      9,098,545
Current liabilities...................   (1,945,526)     (183,041)    (2,128,567)
Long-term liabilities.................     (688,854)           --       (688,854)
Common and preferred stock issued.....   (9,149,513)   (3,361,208)   (12,510,721)
Treasury stock acquired...............           --     3,317,940      3,317,940
                                        -----------   -----------   ------------
Cash acquired.........................  $   266,471   $   211,172   $    477,643
                                        ===========   ===========   ============

(3)  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                              DECEMBER 31
                                           ESTIMATED   -------------------------
                                          USEFUL LIFE     1998          1997
                                          -----------  -----------   -----------
Communications system...................  2-5 years    $ 1,318,326   $ 1,318,326
Office furniture and equipment..........  1-7 years      3,420,773     2,945,795
Leasehold improvements..................  lease term       521,319       416,220
                                                       -----------   -----------
Total property and equipment............                 5,260,418     4,680,341
Accumulated depreciation and
  amortization..........................                (3,575,711)   (2,888,659)
                                                       ===========   ===========
Property and equipment, net.............               $ 1,684,707   $ 1,791,682
                                                       ===========   ===========

    Depreciation expense was $737,000, $632,000 and $877,000 for 1998, 1997 and
1996, respectively.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(4)  STOCKHOLDERS' EQUITY

    The Series A convertible preferred shareholders are entitled to receive cumulative annual dividends at a rate of 8% and are entitled to a preference in liquidation in the amount of $4 per share plus unpaid dividends. There were $137,000 cumulative Series A convertible preferred stock dividends in arrears at December 31, 1998. The Series A preferred stock is convertible, on a one-for-one basis, into shares of Company common stock. During 1998, a total of 60,000 shares of the Company's Series A convertible preferred stock was converted to 60,000 shares of the Company's common stock.

    In December 1998, the Company retired all of its outstanding treasury stock.

    In December 1996, the Company issued 1,463,771 shares of common stock for future commissions due to affiliates as of October 31, 1996. A value of $1.50 per share was used in determining the number of shares to issue in settlement of the $2,195,211 obligation. Of this amount, $221,000, $1,355,000 and $619,000 was expensed as commission expense in 1998, 1997 and 1996, respectively.

    During 1996, the Company sold to certain employees 482,400 shares of common stock at $1.50 per share. As of December 31, 1996, the Company had recorded a $723,600 receivable for such shares, which was subsequently collected. Proceeds used to repay the $723,600 receivable were loaned to the employees by a major shareholder of the Company. As of December 31, 1998 and 1997, the shares subject to this agreement could be put to the Company at the option of the employee at approximately $1.50 per share ($168,867 and $578,880), respectively. Such amounts have been included in other liabilities. Under certain circumstances (e.g. employee termination) the Company has a call at the same amounts. The call and put rights vest over a period of five years. As of December 31, 1998, these rights were forty percent vested. Activity in common stock outstanding related to shares subject to put follows:

                                                         SHARES      AMOUNT
                                                        ---------   ---------
Sale of common shares subject to put..................  $ 482,400   $ 723,600
Increase in share value subject to put charged to
  expense.............................................         --     172,400
                                                        ---------   ---------
  Balance, December 31,1996...........................    482,400     896,000
Decrease in share value subject to put recorded as a
  reduction to expense................................         --    (172,400)
Vested shares no longer subject to put................    (96,480)   (144,720)
                                                        ---------   ---------
  Balance, December 31, 1997..........................    385,920     578,880
Vested shares no longer subject to put................    (48,187)    (37,253)
Called shares subject to put..........................   (225,155)   (372,760)
                                                        ---------   ---------
  Balance, December 31, 1998..........................  $ 112,578   $ 168,867
                                                        =========   =========

    During May 1996, the Company purchased 171,548 shares of its common stock as treasury stock for $439,584. As further discussed in note 8 in connection with the Best and Matrix combination effective July 1, 1997, Matrix acquired an additional 1,999,997 shares of its common stock as treasury stock. As a part of the recapitalization done in connection with the NetLojix reverse acquisition, Matrix retired the 171,548 shares of its common stock discussed above and the Company recorded the remaining treasury stock at par value.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(5)  FEDERAL AND STATE INCOME TAXES

    The provision for income taxes consisted of the following:

                                              1998         1997         1996
                                           -----------   ---------   -----------
Current tax expense (benefit):
  Federal................................  $(1,325,000)  $(234,899)  $ 1,751,047
  State and local........................        7,531     (41,453)      257,507
                                           -----------   ---------   -----------
                                            (1,317,469)   (276,352)    2,008,554
                                           -----------   ---------   -----------
Deferred tax expense (benefit):
  Federal................................     (209,110)         --      (254,350)
  State and local........................           --          --       (67,328)
                                           -----------   ---------   -----------
                                              (209,110)         --      (321,678)
                                           -----------   ---------   -----------
                                           $(1,526,579)  $(276,352)  $(1,686,876)
                                           ===========   =========   ===========

    Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income as a result of the following:

                                             1998          1997          1996
                                          -----------   -----------   ----------
Computed "expected" tax expense
  (benefit).............................  $(2,491,825)  $(3,559,144)  $1,404,637
State and local taxes, net of federal
  income tax effect.....................     (135,961)      (27,359)     125,518
Other nondeductible items...............       22,539     3,093,522           --
Losses not providing tax benefit........    1,269,289       330,190           --
Other...................................     (190,621)     (113,561)     156,721
                                          -----------   -----------   ----------
                                          $(1,526,579)  $  (276,352)  $1,686,876
                                          ===========   ===========   ==========

    Deferred income taxes as of December 31, 1998 and 1997 reflect the impact of temporary differences between financial statement carrying amounts and tax bases of assets and liabilities. The tax effects of

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(5)  FEDERAL AND STATE INCOME TAXES (CONTINUED)

temporary differences that give rise to significant portions of the net deferred tax assets at December 31, 1998 and 1997 are presented below:

                                                            DECEMBER 31
                                                     -------------------------
                                                        1998          1997
                                                     -----------   -----------
Deferred tax assets
  Net operating loss and alternative minimum tax
    credit carryovers..............................  $ 2,169,634   $   814,425
  Compensation related items.......................      480,137       299,554
  Contingent liabilities and other.................      268,340       204,978
                                                     -----------   -----------
  Gross deferred tax asset.........................    2,918,111     1,318,957
  Less valuation allowance.........................   (2,453,958)   (1,184,669)
                                                     -----------   -----------
  Net deferred tax asset...........................      464,153       134,288

Deferred tax liabilities:
  Customer base intangible.........................     (464,153)     (633,000)
                                                     -----------   -----------
    Net deferred tax liability.....................  $        --   $  (498,712)
                                                     ===========   ===========

    The valuation allowance for deferred tax assets increased $1,269,289 and $1,184,669 during 1998 and 1997, respectively.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and prior taxes paid in making this assessment. Based upon its evaluation of these factors, management believes that it is more likely than not that the Company will realize the benefits of these deductible differences, net of the valuation allowance, at December 31, 1998. At December 31, 1998, the Company has net operating loss carryforwards for federal tax purposes of approximately $4,860,000 which are available on a limited basis to offset future federal taxable income, if any, through 2018. When realized, such benefit will first be utilized to reduce intangible assets recorded in the reverse acquisition of NetLojix by Matrix.

    In accordance with the Internal Revenue Code of 1986, as amended, the Company may carryback the 1998 net operating loss, subject to certain limitations, up to two (2) years to reduce prior years' taxable income. Any unused portion may be carried forward up to twenty (20) years. The Company expects to utilize $4,294,000 of the net operating loss to offset prior years' taxable income resulting in a refund of approximately $1,325,000 of taxes previously paid.

    The Company's 1998 consolidated financial statements have been restated to give effect to the recognition of the income tax receivable discussed in the preceding paragraph. As a result of this restatement, net loss for the year ended December 31, 1998 has been decreased by $1,325,000 ($0.13 per common share--basic and diluted) from amounts previously reported.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(6)  RELATED PARTY TRANSACTIONS

    The Company has had transactions in the normal course of business with various companies which are affiliated with shareholders of the Company. Pacific Gateway Exchange, Inc. ("PGE") provides the Company with significant domestic and international transmission services. As of January 1, 1998, PGE was no longer affiliated with the Company. During 1998, a director and several significant holders of the Company's common stock divested themselves of a substantial portion of their holdings of PGE common stock; they have advised the Company that they no longer could be deemed to be in control of PGE. A significant number of the Company's employees were leased from United Group Service Center, an affiliate, which provides such services to a number of affiliated companies. This lease agreement was terminated on December 31, 1998, at which time these individuals became employees of the Company. The Company provides long distance and data network service to a number of affiliated companies. Balances with affiliates related to operating activities are settled monthly. In addition, the Company has made both interest bearing and non-interest bearing advances to affiliated companies.

    Due from affiliates consists of the following:

                                                             DECEMBER 31
                                                        ---------------------
                                                          1998        1997
                                                        --------   ----------
Core Marketing--note receivable due September 1,
  1998................................................  $     --   $1,798,889
UICI Administrators (long distance services)..........   308,346       94,417
Interactive Media Works (IMW) (long distance
  services)...........................................     6,214       25,263
Core Marketing (long distance services)...............    82,695      111,280
AMLI Management Co. (long distance services)..........    10,695           --
Other receivables from various affiliates.............    93,908       97,922
                                                        --------   ----------
                                                        $501,858   $2,127,771
                                                        ========   ==========

    Due to affiliates consists of the following:

                                                          1998        1997
                                                        --------   ----------
PGE (not considered an affiliate in 1998).............  $     --   $2,335,787
Group Association (UGA) and Core Marketing
  (commissions).......................................     5,339      134,618
Other payables to various affiliates..................   318,681      249,012
                                                        --------   ----------
                                                        $324,020   $2,719,417
                                                        ========   ==========

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(6)  RELATED PARTY TRANSACTIONS (CONTINUED)

    Significant services and transactions incurred in the normal course of operations with affiliated companies are summarized as follows:

                                                            1998         1997          1996
                                                         ----------   -----------   -----------
Revenues include the following:
  U.S. Telco-billing and collection services, customer
    service and accounting services....................  $       --   $   200,370   $        --
Long distance revenues from affiliates: UGA, UICI, IMW,
  Core Marketing, and AMLI.............................   4,592,040     3,351,375     5,445,903
                                                         ----------   -----------   -----------
                                                         $4,592,040   $ 3,551,745   $ 5,445,903
                                                         ==========   ===========   ===========
Cost of revenues includes the following:
  Network transmission services--PGE (not considered an
    affiliate in 1998).................................  $       --   $15,917,688   $20,527,236
                                                         ==========   ===========   ===========
Selling, general and administrative expenses includethe
  following:
  Expenses paid on behalf of PGE (not considered an
    affiliate in 1998) for access services, for which
    the Company was reimbursed.........................  $       --   $ 3,534,154   $ 5,040,051
  Expenses incurred for leasing employees from United
    Group Service Center...............................   5,581,428     4,395,820     4,542,007
  Sales commissions to affiliates:
    Core Marketing, UICI, UGA, Best Connections and
      AMLI.............................................     140,187       990,533     5,335,233
  Overhead expenses reimbursed to/from UGA Divisions...     241,810       110,761        77,231
  Core Marketing--casual mailings and telemarketing....      21,425       603,742            --
                                                         ----------   -----------   -----------
                                                         $5,984,850   $ 9,635,010   $14,994,522
                                                         ==========   ===========   ===========
Interest expense includes the following:
  Interest paid to shareholder.........................  $       --   $        --   $   173,380
                                                         ==========   ===========   ===========

    During 1997, the Company loaned $2,000,000 to an affiliated company, Core Marketing, LLC. Of such amount, $201,000 was repaid in 1997 and the remainder was repaid in 1998.

    In July 1998, the Company purchased notes receivable from one of the Company's significant shareholders at a discount. The notes receivable evidenced loans made by the significant shareholder in 1996 to Matrix employees to finance their purchases of Matrix common stock (which was subsequently converted to shares of the Company's common stock). Each of the employees who delivered a note receivable also entered into a Buyback Agreement dated October 6, 1996 (the "Buyback Agreement"), pursuant to which the Company has the option (but no obligation) to repurchase a portion of such employee's stock upon the termination of his or her employment. The original notes, plus accrued interest, at the date of purchase by the Company was $573,000. The Company purchased these notes for $435,000.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(6)  RELATED PARTY TRANSACTIONS (CONTINUED)

    In connection with the purchase of the notes receivable above, the Company repurchased 240,912 shares of its common stock subject to the Buyback Agreement from terminated employees. The Company exercised its right to repurchase 225,154 of such shares at a price range of $1.51 to $1.70 per share, and the former employees used the $373,081 in proceeds to reduce the amount of their notes. The Company repurchased an additional 15,758 shares in satisfaction of the remaining balance of $116,085 on the former employees' notes.

(7)  STOCK COMPENSATION

    NETLOJIX OPTIONS--Prior to the Share Exchange NetLojix adopted a 1997 Incentive Stock Option Plan (the "NetLojix 1997 Plan") for option grants to officers and key employees. The NetLojix 1997 Plan authorizes grants of options to purchase up to 250,000 shares of authorized but unissued common stock and 125,000 shares of restricted common stock. Stock options are to be granted with an exercise price greater than or equal to the stock's fair market value at the date of grant. Options generally vest 25% after one year and 25% each year thereafter until fully vested. Such options typically expire after ten years. In addition, NetLojix had other options which had been granted prior to the adoption of the NetLojix 1997 Plan. After the Share Exchange all outstanding options became obligations of the Company.

    On January 1, 1998, the Company granted options to purchase 75,000 shares of the Company's common stock at an exercise price of $1.50 per share. On March 1, 1998 the Company granted options to purchase 100,000 shares of the Company's common stock at an exercise price of $1.50 per share. These options become exercisable based on qualified billings of long distance customers generated by the optionees from the respective dates of grant through December 31, 2000. As of December 31, 1998, 27,316 options are exercisable.

    On February 24, 1998, the Company's Board of Directors approved the grant of a total of 120,000 shares of restricted common stock to two board members pursuant to the Company's 1997 Stock Incentive Plan. The restricted stock provisions will lapse over four years or fully lapse in the event of death or permanent disability of the grantees. During 1998 one of the board members resigned from the board and his 60,000 shares were vested immediately. As of December 31, 1998, only those 60,000 shares of restricted common stock are vested.

    During 1998, the Company adopted the 1998 Stock Incentive Plan (the "NetLojix 1998 Plan"), which provides for the issuance of up to 1,500,000 shares of NetLojix common stock pursuant to stock options and issuances of restricted stock, as well as for the grant of stock appreciation rights. Stock options are to be granted with an exercise price greater than or equal to the stock's fair market value at the date of grant. Options generally vest 25% after one year and 25% each year thereafter until fully vested. Such options typically expire after ten years. As of December 31, 1998, the Company granted 671,000 options under the NetLojix 1998 Plan. Exercise prices range from $2.375 to $4.00 per share.

    MATRIX OPTIONS--Prior to the Share Exchange, the Board of Directors of Matrix approved stock options for certain officers and employees. Stock option transactions of Matrix are included in the table below. At the time of the Share Exchange, Matrix had 22,338 options outstanding to purchase its common stock. In connection with the Share Exchange, the Company reissued these stock options and they vested immediately. These reissued options expire in December 2002.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(7)  STOCK COMPENSATION (CONTINUED)

    The Company applies APB Opinion No. 25 in accounting for the NetLojix 1997 Plan, 1998 Stock Incentive Plan and the Matrix options discussed above; and, accordingly, no compensation cost has been recognized for its stock options issued to employees in the financial statements. For stock options granted to non-employees, the Company accounts for such options in accordance with the requirements of SFAS No. 123. Had the Company determined compensation cost based on the fair value at the grant date for stock options issued to employees under SFAS No. 123, the Company's net loss in 1998 and 1997 would not have materially changed.

    BEST CONNECTIONS, INC. OPTIONS--As discussed in Note 2, as a result of the Matrix combination with Best, Matrix assumed the obligation to issue stock options to Best's agents under Best's 1997 Option Plan. Effective as of the date of combination, July 1, 1997, 1,292,000 options to purchase Matrix common shares were granted to Best agents at $1.50 per share, which will result in aggregate commission expense of approximately $764,000 over the vesting period. The option price per share was $1.50. The agents' options become exercisable no later than December 31, 1999 and may be exercised earlier based on qualified billings of long distance customers generated by the agents during six month measurement periods. After the Share Exchange such options became obligations of the Company. As of December 31, 1998, 641,532 options have been earned and 172,120 exercised under the Plan and the Company recorded expense totaling approximately $132,000 and $249,000 related to such options based on qualified billings for 1998 and 1997, respectively. Options generally expire two years from the date they become exercisable or sixty days subsequent to termination of employment.

    The per share weighted average fair value of stock options granted on July 1, 1997 was $.59 on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 30%, risk-free interest rate of 6.0%, and an expected life of
3.5 years.

    BEST CONNECTIONS, INC. OPTIONS AND RESTRICTED STOCK AGREEMENTS--As discussed in Note 2 as a result of the Matrix combination with Best, Matrix assumed the obligation to issue stock options, consisting of Matrix common shares owned by Best, to employees of affiliated companies. Effective July 15, 1997, the Company issued 247,500 options to purchase an equal number of shares of its common stock, at $1.50 per share subject to the provisions of a Restricted Stock Agreement. The Restricted Stock Agreement includes a call provision by the Company that lapses 10 percent each six months beginning December 15, 1997 through June 15, 2002 or fully lapses in the event of death or permanent disability of the option holder. The call price is equal to the initial purchase price of $1.50 plus the aggregate amount of net income or less the aggregate amount of net losses per share for each fiscal quarter beginning after December 15, 1997; provided that the call price could not be less than $1.50 per share. During 1998 NetLojix relinquished its right to call the shares which caused the options to vest immediately and to expire if not exercised before December 13, 1998. NetLojix provided the holders the option of a "cashless" exercise by purchasing up to one half the shares issuable at $3.00 The Company recognized expense over the life of the options in accordance with the provisions of SFAS No. 123 and recorded expense of $500,000 in 1997 and a reduction of expense of $170,000 in 1998. At December 31, 1998, 107,250 options had been exercised, 67,250 were used for the cashless exercise, 45,500 expired, and 27,500 were canceled.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(7)  STOCK COMPENSATION (CONTINUED)

    Stock option activity is as follows:

                                                                 WEIGHTED AVERAGE
                                                      OPTIONS     EXERCISE PRICE
                                                     ---------   ----------------
Outstanding at December 31, 1995...................     53,607        $2.24
  Canceled.........................................    (31,269)        2.24
Outstanding at December 31, 1996...................     22,338         2.24
  NetLojix options outstanding at time of Share
    Exchange.......................................    255,109         4.52
  Granted..........................................  1,539,500         1.50
  Exercised........................................    (15,000)        3.50
                                                     ---------
Outstanding at December 31, 1997...................  1,801,947         1.78
  Granted..........................................  1,024,500         3.31
  Expired..........................................    (46,750)        1.54
  Forfeited........................................   (106,999)        1.91
  Exercised........................................   (353,327)        1.81
                                                     ---------        -----
Outstanding at December 31, 1998...................  2,319,371        $2.45
                                                     =========        =====
  Exercisable at December 31, 1995.................         --        $  --
  Exercisable at December 31, 1996.................      3,574         2.24
  Exercisable at December 31, 1997.................    349,972         2.21
  Exercisable at December 31, 1998.................    524,849         2.16

    Total expense recorded for stock based awards during 1998 and 1997 was $477,148 and $748,884, respectively.

    The following table summarizes certain information about the Company's stock options at December 31, 1998.

                                      OPTIONS OUTSTANDING
                        -----------------------------------------------           OPTIONS EXERCISABLE
                                    WEIGHTED AVERAGE                      ------------------------------------
      RANGE OF          NUMBER OF      REMAINING       WEIGHTED AVERAGE   NUMBER OF OPTIONS   WEIGHTED AVERAGE
   EXERCISE PRICES       OPTIONS    CONTRACTUAL LIFE    EXERCISE PRICE       EXERCISABLE       EXERCISE PRICE
---------------------   ---------   ----------------   ----------------   -----------------   ----------------
   $ 1.50 -  2.25       1,427,218     2.5 years             $ 1.57             462,334             $ 1.54
     2.38 -  3.30         303,749     8.5                     2.92              26,736               2.93
     4.00 -  6.00         555,112     9.9                     4.02               2,487               4.00
     6.75 -  8.00          17,093     8.9                     7.47              17,093               7.47
    12.00 - 14.00          16,199     8.1                    12.77              16,199              12.77
                        ---------                                              -------
                        2,319,371     5.1                     2.45             524,849               2.16
                        =========                                              =======

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(8)  EARNINGS PER COMMON SHARE

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128") in the fourth quarter of 1997, which required companies to present basic earnings per share and diluted earnings per share.

                                                       1998           1997
                                                    -----------   ------------
Numerator:
  Net loss........................................  $(5,802,318)  $(10,191,720)
  Less preferred dividends........................       47,264          5,540
                                                    -----------   ------------
    Loss applicable to common shareholders........  $(5,849,582)  $(10,197,260)
                                                    ===========   ============
Denominator:
  Weighted average number of common shares used in
    basic and diluted loss per common share.......    9,633,474      8,267,296
                                                    ===========   ============
  Basic and diluted loss per common share.........  $     (0.61)  $      (1.23)
                                                    ===========   ============

    Per share amounts are not reflected for 1996 due to the recapitalization of the Company as a result of the reverse acquisition in 1997.

(9)  LEASING ACTIVITIES AND OTHER COMMITMENTS

    The Company leases office space and various equipment under operating leases expiring in various years through 2004. In the normal course of business, operating leases are generally renewed or replaced by other leases. Total rental expenses were $546,000 in 1998, $245,000 in 1997, and $325,000 in 1996. Future
minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1998 are: 1999--$731,000; 2000--$688,000;
2001--$426,000; 2002--$307,000; and 2003--$101,224.

    Substantially all of the Company's switching and transmission facilities have been provided by two suppliers under negotiated contractual agreements. The Company purchases long distance services at certain per-minute rates, which vary depending on the time and type of call. At December 31, 1998, there are outstanding contractual agreements committing the Company to $18,570,000 minimum usage through February 15, 2000.

(10)  REVOLVING LINE OF CREDIT

    In 1998, the Company entered into a Loan and Security Agreement with a bank, which provides for an asset-based revolving credit line with a floating interest rate of prime plus 2% (9.75% at December 31, 1998), payable monthly. The credit limit is the lesser of $7,500,000 or a percentage of the amount of the Company's eligible receivables and other items. Borrowings are secured by substantially all of the assets of the Company. The agreement also calls for a minimum borrowing of $1,500,000 with a two-year term. At December 31, 1998, there was $1,112,890 outstanding under the agreement, and an additional $1,655,000 was eligible for borrowing under the revolving credit line.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(10)  REVOLVING LINE OF CREDIT (CONTINUED)

    The Loan and Security Agreement contains restrictions on net worth, future acquisitions and other transactions.

(11)  SEGMENT REPORTING

    In June 1997, the Financial Accounting Standards Board issued Statement
No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which the Company adopted in 1998. The Company identifies such segments based on management responsibility. The Company's two primary business segments are Business Markets Group ("BMG") and Channel Markets Group ("CMG").

    BMG targets mid-size corporate customers for their broadband data, voice and Internet networking needs. Through a value-added sales process, the Company designs, provisions and manages its customers' networks. The Company provides a host of additional value-added services assisting its customers to create enhanced intranet and extranet applications. Additionally, BMG markets to its customer base a variety of traditional communications products and services such as long distance telephone service, executive calling cards and wireless paging.

    CMG targets and markets to distribution companies, agents, resellers and affinity groups ("Channel Partners") that maintain access to large groups of individuals and small businesses through affinity relationships and niche marketing strategies. Channel Partners include non-profit organizations and for-profit distribution groups. CMG provides Internet access, long distance telephone and other services to customers in 49 states.

    During 1998, the Company measured and monitored the progress of BMG and CMG based on revenues from external customers and gross margin. The results for the year ended December 31, 1998 are as follows:

                          YEAR ENDED DECEMBER 31, 1998

                                            BMG           CMG          TOTAL
                                         ----------   -----------   -----------
Revenue from external customers........  $6,338,114   $37,675,384   $44,013,498
Gross margin...........................   1,846,895    10,317,249    12,164,144

Total assets...........................   8,079,998     7,879,356    15,959,354

                          YEAR ENDED DECEMBER 31, 1997

                                            BMG           CMG          TOTAL
                                         ----------   -----------   -----------
Revenue from external customers........  $5,791,993   $45,597,087   $51,389,080
Gross margin...........................   1,715,205    13,446,368    15,161,573

Total assets...........................   2,241,825    16,483,025    18,724,850

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(11)  SEGMENT REPORTING (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1996

                                            BMG           CMG          TOTAL
                                         ----------   -----------   -----------
Revenue from external customers........  $6,368,460   $65,189,835   $71,558,295
Gross margin...........................   2,135,461    21,748,438    23,883,899

Total assets...........................     705,964    19,632,440    20,338,404

(12)  CONTINGENCIES

    The Company's common stock has been traded on The Nasdaq SmallCap Market since May 28, 1998. Trading in the Company's stock was halted by Nasdaq after the close of trading on November 12, 1998, through the close of trading on November 13, 1998, as a result of an unusual upsurge in its stock price and trading volume. This unusual event has triggered the initiation of class action litigation under the federal securities laws. The Company believes that these claims are without merit and intends to defend vigorously this litigation. However, it is not possible at this time for the Company to predict with certainty the outcome of this litigation. Even if the Company prevails in the litigation, the expenses of the defense could have a material adverse effect on the Company's operating results and financial condition.

    The Company presently has other contingent liabilities relating to various lawsuits and other matters related to the conduct of its business. On the basis of information furnished by counsel and others, management believes these contingencies upon resolution will not materially affect the financial condition or results of operations of the Company.

(13)  SUBSEQUENT EVENTS

    On April 13, 1999, the Company sold 1,500 shares of its newly-designated Series B Convertible Preferred Stock (the "Series B Stock") to AMRO International, S.A., an entity organized under the laws of Panama, Austinvest Anstalt Balzers, an entity organized under the laws of Liechtenstein, and Esquire Trade & Finance Inc., an entity organized under the laws of the British Virgin Islands (the "Series B Investors") for $1,500,000. The Series B Stock has a liquidation preference of $1,000 per share. The Series B Stock will be entitled to an annual dividend of $30 per share, payable in cash or Common Stock, at the Company's option. The annual dividend will increase to $60 per share if the Company ever ceases to be listed on The Nasdaq Stock Market or any national securities exchange. The Series B Stock is convertible into Common Stock at the option of the Series B Investors at any time. The number of shares of Common Stock to be received by a Series B Investor upon conversion will equal the liquidation preference of the amount converted, divided by the conversion price. The conversion price will be the lesser of (1) $6.875, or (2) 89% of the low closing bid price for the Common Stock on The Nasdaq SmallCap Market at the time of conversion. The conversion price will not be less than $3.00 for 180 days after the date of issuance of the Series B Stock. Thereafter the conversion price will not be less than $2.00 as long as certain revenue and EBITDA requirements are met. As a result, the Company could issue up to 750,000 shares of Common Stock upon conversion if all of the Series B Stock were converted at the lowest possible conversion price (assuming such revenue and EBITDA requirements continue to be met). Unless the Company shall have obtained the approval of its voting stockholders in accordance with the rules of The Nasdaq Stock Market, the Company will not issue shares of Common Stock upon conversion of any

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
                 (FORMERLY KNOWN AS AVTEL COMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(13)  SUBSEQUENT EVENTS (CONTINUED)

shares of Series B Stock if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Company upon conversion of or as dividends on shares of the Series B Stock, would exceed 19.9% of the number of shares of Common Stock which were issued and outstanding on the original issuance date of the Series B Stock. The Company will pay converting Series B Investors in cash for any excess over such amount.

    The Company also issued the Series B Investors warrants to purchase up to 20,000 shares of Common Stock at a price of $8.60 per share. The warrants may be exercised beginning September 30, 1999, and terminate on March 31, 2002.

    The Company and the Series B Investors entered into a Registration Rights Agreement that requires the Company to file, and obtain and maintain the effectiveness of, a Registration Statement with the Securities and Exchange Commission (the "Commission") in order to register the public resale of all shares of the Common Stock acquired by the Series B Investors (a) upon conversion of the Series B Stock, (b) in payment of dividends on the Series B Stock, and (c) upon exercise of the warrants. The Company will be subject to significant monetary penalties if it fails to obtain or maintain the effectiveness of such Registration Statement.

    The Company paid Trinity Capital Advisors, Inc. $60,000 as compensation for advising it with respect to the placement of the Series B Stock.

(14)  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      1998

                                      1ST QTR         2ND QTR          3RD QTR         4TH QTR           TOTAL
                                     ----------      ----------      -----------      ----------      -----------
Revenues.......................      12,444,839      11,294,866       10,589,137       9,684,656       44,013,498
Gross Margins..................       3,156,844       2,938,848        3,336,290       2,732,162       12,164,144
Net loss as previously
  reported.....................      (1,672,490)     (2,112,947)      (1,208,539)     (2,133,342)      (7,127,318)
Tax benefit from NOL carryback
  (note 5).....................         304,448         413,004          156,006         451,542        1,325,000
Adjusted net loss..............      (1,368,042)     (1,699,943)      (1,052,533)     (1,681,800)      (5,802,318)

Net loss per common share--
  basic and diluted as
  previously reported..........           (0.18)          (0.22)           (0.13)          (0.22)           (0.74)
Net loss per common
  share--basic and diluted
  adjusted for tax benefit from
  NOL carryback................           (0.15)          (0.18)           (0.11)          (0.17)           (0.61)

    During each of the quarters in 1998 the Company incurred a net operating loss for federal income tax purposes. Approximately $4,294,000 of the NOL may be carried back to reduce taxable income in prior years. The 1998 quarterly information has been adjusted to reflect the tax benefit of the carryback of the tax NOL in each quarter.

                 NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                  BALANCE AT                                     BALANCE AT
                                                  BEGINNING                                        END OF
DESCRIPTION                                       OF PERIOD       ADDITIONS      DEDUCTIONS        PERIOD
-----------                                       ----------      ---------      ----------      ----------
Allowance for doubtful
  Accounts and other
  Provisions--years ended:
  December 31, 1998.........................      $  982,000      2,728,000(a)   2,775,000(b)      935,000
                                                  ==========      =========      =========       =========
  December 31, 1997.........................      $  627,000      1,830,000(a)   1,475,000(b)      982,000
                                                  ==========      =========      =========       =========
  December 31, 1996.........................      $  730,000      1,461,000(a)   1,564,000(b)      627,000
                                                  ==========      =========      =========       =========
Valuation allowance for deferred tax assets:
  December 31, 1998.........................      $1,185,000      1,269,000(c)          --       2,454,000
                                                  ==========      =========      =========       =========
  December 31, 1997.........................      $       --      1,185,000(c)          --       1,185,000
                                                  ==========      =========      =========       =========
  December 31, 1996.........................      $       --             --             --              --
                                                  ==========      =========      =========       =========

------------------------

(a) Charged to cost of revenues.

(b) Amounts written off.

(c) Recognized as a component of deferred tax assets.

                                   APPENDIX A

                              STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
                          AVTEL COMMUNICATIONS, INC.,
                         ENERGY TRACS ACQUISITION CORP.
                                      AND
                              MATRIX TELECOM, INC.
                                AUGUST 31, 1999

                               TABLE OF CONTENTS

                                                                                               PAGE
                                                                                             --------
ARTICLE  1          PURCHASE AND SALE OF THE COMMON STOCK..................................     A-1
         1.1.       Purchase of the Common Stock...........................................     A-1
         1.2.       Purchase Price.........................................................     A-1
         1.3.       Payment of Purchase Price..............................................     A-1
         1.4.       Purchase Price Adjustment..............................................     A-1

ARTICLE  2          CONDITIONS PRECEDENT TO THE CLOSING....................................     A-2
         2.1.       Conditions Precedent to the Buyer's Obligation.........................     A-2
         2.2.       Conditions Precedent to the Company's and the Seller's Obligation......     A-4

ARTICLE  3          CLOSING................................................................     A-5
         3.1.       Time and Place of Closing..............................................     A-5
         3.2.       Deliveries of the Buyer................................................     A-5
         3.3.       Deliveries of the Company and the Seller...............................     A-5

ARTICLE  4          WARRANTIES AND REPRESENTATIONS OF THE SELLER...........................     A-6
         4.1.       Warranties and Representations of the Seller with respect to the
                    Seller.................................................................     A-6
                    4.1.1.     Title to Common Stock.......................................     A-6
                    4.1.2.     Due Authorization and Execution.............................     A-6
                    4.1.3.     Organization................................................     A-6
                    4.1.4.     Consents, Violations and Authorizations.....................     A-6
                    4.1.5.     Regulatory Compliance.......................................     A-7
         4.2.       Warranties and Representations of the Seller with respect to the
                    Company................................................................     A-7
                    4.2.1.     Organization and Standing...................................     A-7
                    4.2.2.     Capitalization..............................................     A-7
                    4.2.3.     Consents, Violations and Authorizations.....................     A-7
                    4.2.4.     Litigation and Compliance with Laws.........................     A-8
                    4.2.5.     Subsidiaries, Investments...................................     A-8
                    4.2.6.     Ownership and Use of Tangible Assets........................     A-9
                    4.2.7.     Patents, Trademarks, and Other Intellectual Property........     A-9
                    4.2.8.     Financial Statements........................................    A-11
                    4.2.9.     Conduct Out of Ordinary Course..............................    A-11
                    4.2.10.    Taxes.......................................................    A-12
                    4.2.11.    Contracts and Other Agreements..............................    A-13
                    4.2.12.    Employee Benefit Matters....................................    A-15
                    4.2.13.    Labor Practices.............................................    A-16
                    4.2.14.    Brokers; Agents.............................................    A-16
                    4.2.15.    Permits and Licenses........................................    A-16
                    4.2.16.    Material Suppliers..........................................    A-16
                    4.2.17.    Insurance...................................................    A-17
                    4.2.18.    Environmental Matters.......................................    A-17
                    4.2.19.    Transactions with Related Parties...........................    A-18
                    4.2.20.    Accounts Receivable.........................................    A-18
                    4.2.21.    Banks.......................................................    A-18
                    4.2.22.    Conflicts of Interest.......................................    A-19
                    4.2.23.    Letters of Agency...........................................    A-19
                    4.2.24.    No Undisclosed Liabilities..................................    A-19
                    4.2.25.    Business Practices..........................................    A-19
                    4.2.26.    Year 2000...................................................    A-19

                                                                                               PAGE
                                                                                             --------
                    4.2.27.    Regulatory Compliance.......................................    A-19
                    4.2.28.    AvTel Stock Options.........................................    A-20
                    4.2.29.    Disclosure..................................................    A-20
         4.3.       Warranties Survive Closing.............................................    A-20

ARTICLE  5          WARRANTIES AND REPRESENTATIONS OF THE BUYER............................    A-20
         5.1.       Warranties and Representations.........................................    A-20
                    5.1.1.     Due Authorization and Execution.............................    A-20
                    5.1.2.     Organization................................................    A-21
                    5.1.3.     Consents, Violations and Authorizations.....................    A-21
                    5.1.4.     Investment Representations..................................    A-21
                    5.1.5.     Brokers; Agents.............................................    A-21
                    5.1.6.     Financial Statements........................................    A-21
         5.2.       Warranties Survive Closing.............................................    A-21

ARTICLE  6          COVENANTS..............................................................    A-22
         6.1.       Covenants of the Seller with respect to Itself and the Company.........    A-22
                    6.1.1.     Access......................................................    A-22
                    6.1.2.     Records.....................................................    A-22
                    6.1.3.     Conduct of the Business of the Company......................    A-22
                    6.1.4.     Acquisition Proposals.......................................    A-24
                    6.1.5.     Notice of Proceedings.......................................    A-24
                    6.1.6.     Noncompetition and Nonsolicitation..........................    A-25
                    6.1.7.     AvTel Stock Options.........................................    A-26
                    6.1.8.     "Toll Free" Telephone Numbers...............................    A-26
                    6.1.9.     MCI WorldCom Inc............................................    A-26
                    6.1.10.    Matrix Communications Corporation...........................    A-27
         6.2.       Covenants of the Buyer.................................................    A-27
                    6.2.1.     Coast Indemnity.............................................    A-27
                    6.2.2.     Business Markets Customers..................................    A-27
                    6.2.3.     Field Force Plan............................................    A-27
         6.3.       Mutual Covenants.......................................................    A-27
                    6.3.1.     Cooperation.................................................    A-27
                    6.3.2.     Records.....................................................    A-27
                    6.3.3.     Regulatory Filings..........................................    A-27
                    6.3.4.     Contract Assignments........................................    A-27
                    6.3.5.     Reasonable Efforts..........................................    A-28
                    6.3.6.     Closing.....................................................    A-28

ARTICLE  7          DISCLOSURE SCHEDULE....................................................    A-28
         7.1.       General................................................................    A-28
         7.2.       Disclosure Schedule....................................................    A-28

ARTICLE  8          NON-DISCLOSURE.........................................................    A-28
         8.1.       Non-Disclosure of Confidential Information.............................    A-28
         8.2.       Exceptions.............................................................    A-29
         8.3.       Enforcement............................................................    A-29
         8.4.       Ratification of Non-Disclosure Agreement...............................    A-29

ARTICLE  9          INDEMNIFICATION........................................................    A-29
         9.1.       Indemnification of the Buyer...........................................    A-29
         9.2.       Indemnification of the Seller..........................................    A-29
         9.3.       Procedure Relative to Indemnification..................................    A-29

                                                                                               PAGE
                                                                                             --------
         9.4.       Limits on Indemnification Claims.......................................    A-30
                    9.4.1.     Basket......................................................    A-30
                    9.4.2.     Maximum Amount of Indemnification...........................    A-30
         9.5.       Sole Remedy; Termination...............................................    A-30

ARTICLE  10         TAX MATTERS............................................................    A-31
         10.1.      Section 338 Election...................................................    A-31
         10.2.      Tax Indemnification....................................................    A-32
         10.3.      Preparation of Tax Returns; Payment of Taxes...........................    A-32
         10.4.      Tax Proceedings........................................................    A-33
         10.5.      Payment of Indemnification.............................................    A-33
         10.6.      Assistance and Cooperation.............................................    A-33
         10.7.      Tax Sharing Agreements.................................................    A-34
         10.8.      Transfer Taxes.........................................................    A-34
         10.9.      Survival of Obligations................................................    A-34
         10.10.     Tax Refund.............................................................    A-34
         10.11.     Provisions of this Article to Control..................................    A-34

ARTICLE  11         TERMINATION............................................................    A-34
         11.1.      Termination............................................................    A-34
         11.2.      Effect of Termination..................................................    A-34

ARTICLE  12         MISCELLANEOUS..........................................................    A-35
         12.1.      Expenses...............................................................    A-35
         12.2.      Notices................................................................    A-35
         12.3.      Entire Agreement.......................................................    A-36
         12.4.      Assignment.............................................................    A-36
         12.5.      Binding Effect.........................................................    A-36
         12.6.      Section Headings.......................................................    A-36
         12.7.      Severability...........................................................    A-36
         12.8.      Applicable Law.........................................................    A-36
         12.9.      Counterparts...........................................................    A-36
         12.10.     Passage of Title.......................................................    A-36
         12.11.     Use of Terms...........................................................    A-36
         12.12.     Facsimile Copy.........................................................    A-37

                                    EXHIBITS

Exhibit 2.1(e)--Opinion of the Seller

Exhibit 6.1.6(b)--Nonsolicitation

Exhibit 6.3.4(i)--Assignment from the Company to the Seller

Exhibit 6.3.4(ii)--Assignment from the Seller to the Company

                            STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this August 31, 1999, by and among AvTel Communications, Inc., a Delaware corporation (the "Seller"), Energy TRACS Acquisition Corp., a Delaware corporation (the "Buyer"), and Matrix Telecom, Inc., a Texas corporation (including its subsidiaries, the "Company").

                                   BACKGROUND

    WHEREAS, the Seller owns 100% of the outstanding common stock of the Company; and

    WHEREAS, the Buyer desires to acquire from the Seller and the Seller desires to sell to the Buyer, 100% of the common stock of the Company (the "Common Stock"), on the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, the Buyer, the Seller and the Company, in consideration of the mutual promises hereinafter set forth, do hereby promise and agree as follows:

                                   ARTICLE 1
                     PURCHASE AND SALE OF THE COMMON STOCK

    1.1. PURCHASE OF THE COMMON STOCK. Subject to the terms and conditions set forth in this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller at the Closing (as defined below), all of the Common Stock.

    1.2. PURCHASE PRICE. The Buyer shall pay or provide, as appropriate, to the Seller, as consideration for the Common Stock, the following (collectively, the "Purchase Price"):

        (a) A credit in favor of the Seller (the "Credit") against amounts that become due after the date hereof for long distance wholesale traffic to be provided by the Company to the Seller (the "Long Distance Services") pursuant to a rebiller service contract between the Company and the Seller of even date herewith; provided, however, that the amount of the Credit will not exceed Seventy-Five Thousand Dollars ($75,000) per month for a period not to exceed twenty-six (26) months commencing with the Closing Date, not to exceed an aggregate of One Million Six Hundred Fifty Thousand Dollars ($1,650,000); and

        (b) Fifty Dollars ($50) per each additional Internet service customer added to the Company's aggregate customer base, net of one-half of the customers lost from the date hereof, within six (6) months of the date hereof, up to an aggregate of One Million Dollars ($1,000,000) (the "ISP Payment").

    1.3.  PAYMENT OF PURCHASE PRICE.  On the later of (i) the Closing Date or
(ii) the seven-month anniversary of the date hereof, the Buyer shall pay to the Seller the ISP Payment portion of the Purchase Price by wire transfer of immediately available funds and pursuant to the wire transfer instructions set forth on SCHEDULE 1.3.

    1.4.  PURCHASE PRICE ADJUSTMENT.

        (a) Within thirty (30) days following the date hereof, the Seller shall prepare, in accordance with generally accepted accounting principles consistently applied ("GAAP") except as set forth on SCHEDULE 4.2.8(II), a balance sheet of the Company as of the date hereof (the "Execution Date Balance Sheet"), together with a detailed analysis of each balance sheet item, and including a computation of stockholder's equity net of (i) the intercompany receivables identified in SECTION 2.1(G) and (ii) the tax refund identified in SECTION 10.10, as of the date hereof (the "Stockholder's Equity"), and provide a copy thereof to the Buyer.

        (b) The Buyer shall have the right to review the books and records of the Company for a period of sixty (60) days after receiving the Execution Date Balance Sheet to verify and confirm the accuracy thereof. If, after such review, the Buyer agrees with the Execution Date Balance Sheet, the Buyer shall promptly (and in any event within sixty (60) days after receiving the Execution Date Balance Sheet) notify the Seller of its agreement. If, after such review, the Buyer objects to the Execution Date Balance Sheet, the Buyer shall promptly (and in any event within sixty
    (60) days after receiving the Execution Date Balance Sheet) provide the Seller with a detailed statement indicating the basis for its objections, and the Buyer and the Seller shall meet and confer in an effort to resolve such disagreement in good faith.

        (c) In the event that the Buyer and the Seller are unable to resolve a disagreement with respect to the Execution Date Balance Sheet within sixty
    (60) days following the date of the Buyer's objection (or such longer period as the Buyer and the Seller may agree), the Stockholder's Equity shall be determined by an independent firm of certified public accountants (the "Accountants") as the Seller and the Buyer may agree. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants of the Stockholder's Equity, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) the fees of the Accountants for such determination shall be paid equally by the parties.

        (d) Within five (5) days after the determination of the Stockholder's Equity pursuant to either the agreement of the parties or the determination of the Accountants, the parties shall calculate the amount, if any, by which the Stockholder's Equity is a larger negative number than negative $4,356,078 (the "Purchase Price Reduction") or the amount, if any, by which the Stockholder's Equity is a smaller negative number than negative $4,356,078 (the "Purchase Price Increase"). The aggregate amount of the Credit (but not the monthly limit thereon) that may be taken by the Seller against the costs of the Long Distance Services shall be reduced by the amount of the Purchase Price Reduction, with any residual amount due paid by the Seller to the Buyer by wire transfer of immediately available funds and pursuant to the wire transfer instructions set forth on SCHEDULE 1.3. The aggregate amount of the Credit (but not the monthly limit thereon) that may be taken by the Seller against the costs of the Long Distance Services shall be increased by the amount of the Purchase Price Increase.

                                   ARTICLE 2
                      CONDITIONS PRECEDENT TO THE CLOSING

    2.1. CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATION. The obligation of the Buyer to consummate the transactions contemplated herein is subject to the satisfaction as of the Closing of each of the following conditions:

        (a) Except with regard to events that result from the actions of any person or entity other than the Seller after the date hereof, each of the representations and warranties of the Seller and the representations and warranties of the Company made in this Agreement and the statements contained in the Disclosure Schedule (as defined below) and exhibits thereto shall be complete and correct in all material respects on and as of the date hereof and on and as of the Closing Date; the Company and the Seller shall have performed in all material respects the respective covenants, agreements or obligations of the Company and the Seller contained in this Agreement required to be performed on or prior to the Closing Date; and the Seller shall have delivered to the Buyer a certificate dated as of the Closing Date and signed by an authorized officer of the Seller confirming the foregoing in a form reasonably satisfactory to the Buyer.

        (b) The Seller (or its ultimate parent entity) shall have filed, if required by law, proper pre-merger notification forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and the waiting period following the filing of proper pre-merger notification forms by the Buyer (or its ultimate parent entity) and the Seller (or its ultimate parent entity) shall have expired, whether pursuant to early termination or by passage of time.

        (c) All consents, licenses, permits, authorizations or approvals from, filings with and notifications to any federal, state, local or other governmental or regulatory body required to be made or obtained by the Company and the Seller in connection with the consummation of the transactions contemplated by this Agreement or necessary to operate the Company shall have been made or obtained including, without limitation, requirements under the HSR Act, and of the Federal Communications Commission (the "FCC") or any state public utility commission ("PUC"). All approvals, consents and waivers of third parties required to be obtained by the Company and the Seller shall have been obtained. None of the approvals, consents, permits, licenses, certificates, and authorizations given by any state or local regulatory authority to provide the telecommunications services currently provided by the Company and to conduct its business as it is currently conducted (the "PUC Authorizations") and none of the Company's approvals, consents, permits, licenses, certificates, and authorizations given by the FCC or similar federal governmental agency to provide the telecommunications services currently provided by the Company and to conduct its business as it is currently conducted (the "FCC Authorizations") shall have been modified, amended, or otherwise altered, and each shall remain legal, valid, binding, and in full force and effect.

        (d) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the consummation of the transactions contemplated by this Agreement nor shall any action, suit or proceeding requesting such an injunction or order have been commenced or threatened in writing by a party other than the Buyer.

        (e) The Buyer shall have received from Seed, Mackall & Cole, LLP, counsel for the Seller and the Company, an opinion, dated the Closing Date, substantially in the form set forth as EXHIBIT 2.1(E).

        (f) Except with regard to events that result from the actions of any person or entity other than the Seller after the date hereof, the Company shall not have suffered or incurred the loss, termination, suspension or adverse modification to, or been threatened with any such loss, termination suspension or adverse modification to, any contract, certificate, license or permit necessary or required for the Company to continue, both before and after the Closing Date, to operate and conduct its business in the manner, and in the geographic areas, currently conducted by it as of the date of this Agreement, except such as would not have a Material Adverse Effect (as defined below).

        (g) All intercompany receivables have been eliminated.

        (h) The Company and the Seller shall have delivered to the Buyer the documents, certificates, agreements and instruments required under
    SECTION 3.3, each in a form reasonably acceptable to Buyer.

        (i) The Seller and the Company shall have delivered all customer letters of agency ("LOAs"), carrier selection authorizations ("PIC Change Authorization") and third party verifications ("TPV") of the Company since 1996 in their possession to the Buyer.

        (j) The Seller and the Company shall have delivered all Tax Returns (as defined below) of the Company since 1992 to the Buyer, including all work papers and backup used to prepare and support such Tax Returns.

        (k) The Buyer shall have entered into a reasonably acceptable arrangement with Sprint Communications Company L.P. within thirty (30) days of the date hereof that addresses the outstanding balances due as of this date and future rates for long distance telephone services.

        In the event that any of the foregoing conditions to the Closing shall not have been satisfied prior to one (1) year from the date hereof, the Buyer may elect to (i) terminate this Agreement without liability to the Buyer, the Company or the Seller, provided that any such termination shall be without prejudice to any claims by the Buyer for intentional breach of this Agreement by the Company or the Seller or (ii) waive all such unsatisfied conditions and consummate the transactions contemplated herein despite such failure.

    2.2.  CONDITIONS PRECEDENT TO THE COMPANY'S AND THE SELLER'S
OBLIGATION. The obligation of the Company and the Seller to consummate the transactions contemplated herein is subject to the satisfaction as of the Closing of each of the following conditions:

        (a) Each of the representations and warranties of the Buyer made in this Agreement shall be complete and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date; the Buyer shall have performed in all material respects the covenants, agreements and obligations of the Buyer contained in this Agreement required to be performed on or prior to the Closing; and the Buyer shall have delivered to the Seller a certificate dated as of the Closing Date and signed by an authorized officer of the Buyer confirming the foregoing in a form reasonably satisfactory to the Seller.

        (b) The Buyer shall have caused its ultimate parent entity to file, if required by law, proper pre-merger notification forms with the FTC and the DOJ under the HSR Act, and the waiting period following the filing of proper pre-merger notification forms by the Buyer and the Seller (or its ultimate parent entity) shall have expired, whether pursuant to early termination or by passage of time.

        (c) All consents, licenses, permits, authorizations, approvals from, filings with and notifications to any federal, state, local or other governmental or regulatory body required to be made or obtained by the Buyer in connection with the consummation of the transactions contemplated by this Agreement shall have been made or obtained including, without limitation, requirements under the HSR Act, and of the FCC or any PUC. All approvals, consents and waivers of third parties required to be obtained by the Buyer in connection with the consummation of such transactions shall have been obtained.

        (d) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated under this Agreement nor shall any action, suit or proceeding requesting such an injunction or order have been commenced by a party other than the Seller or the Company.

        (e) The stockholders of the Seller shall have approved this Agreement and the transactions contemplated hereby in accordance with the Delaware General Corporation Law (the "DGCL") and Regulation 14A or Regulation 14C promulgated under the Securities Exchange Act of 1934, as amended. In the event that such approval is by the written consent of stockholders, the Seller shall have been permitted by the Securities and Exchange Commission to provide non-consenting stockholders with an Information Statement on
    Schedule 14C at least twenty (20) days prior to the Closing. All costs associated with this SECTION 2.2(e) shall be borne by the Seller.

        (f) The Seller shall have received on or prior to the Closing Date a full release from Coast Business Credit, a division of Southern Pacific Bank, a California corporation ("Coast"), of those obligations of the Seller to Coast under the Loan and Security Agreement, dated as of September 30, 1998, between the Seller, the Company and Coast (the "Coast Loan Agreement") which are secured by assets of the Seller and the Company.

        (g) The Buyer shall have delivered to the Seller the documents, certificates, agreements and instruments required under SECTION 3.2, each in a form reasonably acceptable to the Seller.

        (h) The Seller shall have received from Riordan & McKinzie, counsel for the Buyer, an opinion, dated the Closing Date, in a form reasonably satisfactory to the Seller.

        In the event that any of the foregoing conditions to the Closing shall not have been satisfied prior to one (1) year from the date hereof, the Seller may elect to (i) terminate this Agreement without liability to the Seller, the Company or the Buyer, provided that any such termination shall be without prejudice to any claims by the Company or the Seller for intentional breach of this Agreement by the Buyer or (ii) waive any such unsatisfied conditions and consummate the transactions contemplated herein despite such failure.

                                   ARTICLE 3
                                    CLOSING

    3.1. TIME AND PLACE OF CLOSING. The closing of the purchase and sale contemplated herein (the "Closing") shall be held at the offices of Riordan & McKinzie, 695 Town Center Drive, Suite 1500, Costa Mesa, California, at
10:00 a.m. (Los Angeles time), on the fifth (5th) business day following the date on which all the conditions precedent to the Closing set forth in
ARTICLE 2 have been satisfied or waived, or at such other time or place as the Seller and the Buyer shall mutually agree, provided, that on that day, there shall not be in effect any injunction, temporary restraining order, or other order of a court or governmental or regulatory authority of competent jurisdiction directing that the purchase and sale of the Common Stock pursuant to this Agreement not be consummated. If such an injunction or order is in effect on that day, the Closing shall take place as soon as practicable after it is no longer in effect. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

    3.2. DELIVERIES OF THE BUYER. At the Closing, the Buyer shall deliver to the Seller the following:

        (a) The payment of the Purchase Price in the manner specified in
    SECTION 1.3.

        (b) A certificate from the Secretary of the Buyer, in a form reasonably satisfactory to the Seller and its counsel, setting forth the resolutions of the Board of Directors of the Buyer authorizing the execution of this Agreement and all agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith (the "Buyer Ancillary Documents") and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein or therein.

        (c) The certificate of the Buyer required to be delivered pursuant to
    SECTION 2.2(a).

        (d) Copies of the consents, approvals and other documentation required pursuant to SECTION 2.2(c).

    3.3. DELIVERIES OF THE COMPANY AND THE SELLER. At the Closing, the Company and the Seller shall deliver to the Buyer the following:

        (a) Certificates representing the Common Stock, duly endorsed in blank or accompanied by an assignment duly executed in blank by the Seller.

        (b) The certificate of the Company and the Seller required to be delivered pursuant to SECTION 2.1(a).

        (c) Resignations of all of the officers and directors of the Company and each person who is a trustee, custodian, or authorized signatory under any employee benefit plan, bank account, depository account or safe deposit box of the Company, effective as of the Closing.

        (d) Constructive possession of the complete books and records relating to the business of the Company including, without limitation, minute books, stock ledgers, all keys or articles required for access thereto and the combinations for all safes, vaults and other places of safekeeping or storage of the Company.

        (e) A certificate of the Secretary of the Company, in a form reasonably satisfactory to the Buyer and its counsel, setting forth the resolutions of the Board of Directors of the Company authorizing the execution of this Agreement and all agreements, documents and instruments to be executed and delivered by the Company or the Seller hereunder (collectively, the "Seller Ancillary Documents") and the taking by the Company of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein or therein.

        (f) Copies of the consents, approvals and other documentation required pursuant to SECTION 2.1(c).

        (g) The Disclosure Schedule, pursuant to ARTICLE 7.

        (h) Such other documents or instruments as the Buyer may reasonably request.

                                   ARTICLE 4
                  WARRANTIES AND REPRESENTATIONS OF THE SELLER

    4.1. WARRANTIES AND REPRESENTATIONS OF THE SELLER WITH RESPECT TO THE SELLER. The Seller hereby warrants and represents to the Buyer, which warranties and representations shall survive the Closing for the period set forth in SECTION 4.3, that, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"), which exceptions shall specify the Sections to which they relate and be in reasonable detail, the following statements are true on and as of the date hereof and will be true on and as of the Closing Date with respect to the Seller:

        4.1.1. TITLE TO COMMON STOCK. The Seller is the record owner of and has good, valid and marketable (except due to applicable federal and state law) title to the Common Stock free and clear of any and all claims, liens, pledges, options, charges, security interests, restrictions (except due to applicable federal and state law), encumbrances or other rights of third parties of any kind or nature whatsoever affecting its ability to transfer such Common Stock to the Buyer.

        4.1.2. DUE AUTHORIZATION AND EXECUTION. The Seller has the necessary corporate power and authority to enter into this Agreement and the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Seller has duly authorized and approved the execution and delivery of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings are necessary to authorize this Agreement and the Seller Ancillary Documents and the consummation of such transactions, except that the consummation of the transactions contemplated by this Agreement require the approval of the stockholders of the Seller pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Seller and, assuming due execution and delivery by the Buyer, constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally or
    (b) equitable principles (whether considered in an action at law or in equity).

        4.1.3. ORGANIZATION. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted.

        4.1.4.  CONSENTS, VIOLATIONS AND AUTHORIZATIONS.  Except as set forth on
    SCHEDULE 4.1.4, the Seller is not party to or bound by any lien, lease, permit, concession, franchise, license, instrument, mortgage, indenture or other agreement, or any judgment, order, decree, statute, law, ordinance, rule or regulation of any court or governmental entity applicable to it which would require it to obtain the authorization, consent or approval of another (including the authorization, consent or approval of governmental authorities) to the execution of this Agreement, the Seller Ancillary Documents or the transactions contemplated hereby or thereby. Neither the execution and delivery of this Agreement or the Seller Ancillary Documents nor the consummation of the transactions contemplated hereby or thereby shall violate any provision of the Certificate of Incorporation or Bylaws of the Seller.

        4.1.5. REGULATORY COMPLIANCE. The Seller (i) is operating in compliance in all material respects with all applicable federal and state tariffs, laws, regulations and orders relating to the telecommunications industry and (ii) has not received notice of any violations of any tariffs or of laws, regulations and orders from any governmental entity having authority to enforce such tariffs, laws, regulations and orders, including but not limited to, (a) the Communications Act of 1934, as amended by the Telecommunications Act of 1996 and (b) the Telephone Consumer Protection Act of 1991. The Seller has no PUC Authorizations or FCC Authorizations.

    4.2. WARRANTIES AND REPRESENTATIONS OF THE SELLER WITH RESPECT TO THE COMPANY. The Seller hereby warrants and represents to the Buyer, which warranties and representations shall survive the Closing for the period set forth in SECTION 4.3, that, except as set forth in the Disclosure Schedule, which exceptions shall specify the Sections to which they relate and be in reasonable detail, the following statements are true on and as of the date hereof with respect to the Company:

        4.2.1. ORGANIZATION AND STANDING. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas. The Company has the corporate power and authority to own or lease its properties and to carry on all business activities which it now conducts. The Company is duly qualified and is in good standing in each state and jurisdiction where such qualification is necessary or required for the Company to conduct its business and offer communications services, except for any state or jurisdiction where the failure to be so qualified and in good standing could not reasonably be expected to have a "material adverse effect." For the purposes of this Agreement, a "Material Adverse Effect" shall mean any material adverse effect on the financial condition, prospects, results of operations, properties, assets or liabilities (absolute, accrued, contingent or otherwise) of the business of the Company as currently conducted or of the Company and its subsidiaries.
    SCHEDULE 4.2.1 contains a complete and correct list of all states in which the Company is qualified to do business as a foreign corporation. The minutes of the meetings of the Board of Directors of the Company and its shareholders (complete and correct copies of which have been provided to the Buyer) are complete and correct in all material respects. The Articles of Incorporation and Bylaws of the Company (complete and correct copies of which have been provided to the Buyer) are complete and correct and are in full force and effect without amendment or modification.

        4.2.2. CAPITALIZATION. SCHEDULE 4.2.2 sets forth the capitalization of the Company. All of the issued and outstanding Common Stock (or other equity interests) of the Company are owned beneficially and of record as set forth on SCHEDULE 4.2.2. All of the Common Stock is duly authorized, validly issued and outstanding, fully paid and nonassessable. The Common Stock has not been issued in violation of, and is not subject to, any preemptive or subscription rights. There are no outstanding warrants, options, puts, agreements, subscriptions, convertible or exchangeable securities or other commitments or rights pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any of its securities. All of the Common Stock has been issued in compliance with all applicable federal and state securities laws or in accordance with exemptions therefrom, except where the failure to so comply would not have a Material Adverse Effect.

        4.2.3.  CONSENTS, VIOLATIONS AND AUTHORIZATIONS.  Except as set forth on
    SCHEDULE 4.2.3, the Company is not a party to or bound by any contract, encumbrance, lease, permit, concession, franchise, license, instrument, mortgage, indenture or other agreement or any judgment, order, decree, statute, law, ordinance, rule or regulation of any court or governmental entity applicable to it which would require it to obtain the authorization, consent or approval of another (including the authorization, consent or approval of governmental authorities) to the execution of this Agreement and the Seller Ancillary Documents or the transactions contemplated hereby or thereby. Neither the execution and delivery of this Agreement or the Seller Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby shall (a) violate any provision of the Articles of Incorporation or Bylaws of the Company or (b) conflict with, or result (immediately or upon the giving of notice or the passage of time or both) in any violation of or default under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any claims, liens, pledges, options, charges, easements, security interests, deeds of trust, mortgages, rights of way, easements, encumbrances or rights of third parties of any kind or nature whatsoever (collectively, an "Encumbrance") upon the Company or its assets under any contract, lease, permit, concession, franchise, license, instrument, mortgage, indenture or other agreement which the Company is party to, beneficiary of, or bound by, or result in the violation or creation of any Encumbrance upon the Company or its assets under any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company. None of the execution, delivery or performance of this Agreement or any of the Seller Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby requires any filing with or the consent or approval of any third party, including but not limited to any governmental body or entity other than (a) compliance with applicable securities laws, (b) applications to the FCC and the state utility regulatory commissions in states in which the Company offers services (such commissions together with the FCC constitute a "Commission" or the "Commissions"), (c) notifications to the FTC and the DOJ under the HSR Act, and (d) approval of the Seller's stockholders.

        4.2.4.  LITIGATION AND COMPLIANCE WITH LAWS.  Except as set forth on
    SCHEDULE 4.2.4, there is no claim, suit, action, investigation, litigation, complaint proceeding (including, without limitation, arbitral proceedings) or other legal or administrative proceeding pending or, to the best knowledge of the Company and the Seller, threatened against the Company and there are no complaints or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or, to the best knowledge of the Company and the Seller, threatened against, relating to or affecting, the Company. There is no judgment, order, writ, garnishment, levy, injunction, decree or award (whether issued by a court, an arbitrator, a governmental body or agency thereof or otherwise) to which the Company is party, or involving the properties, assets or business of the Company, which is unsatisfied or which requires continuing compliance therewith by the Company. During the past five (5) years, there has not been nor is there now pending, any claim(s) against any person in his or her capacity as either a director or officer of the Company. The Company has complied with all existing foreign and domestic laws, statutes, ordinances, codes, rules, regulations, judgments, orders, writs or decrees of any federal, state, local or foreign court or governmental or regulatory body or agency thereof (collectively, "Laws") now applicable to its business, as presently conducted, including, without limitation, (a) all environmental laws, and (b) all provisions of Laws relating to labor relations, equal employment practices, fair employment practices, entitlement, prohibited discrimination, terms and conditions of employment, wages and hours, or other similar employment practices or acts, except where the failure to comply with any such Laws would not have a Material Adverse Effect. Neither the Seller nor the Company has received any written notice that the Company has not complied in all material respects with all applicable Laws to which the Company may be subject or which are applicable to the operations, businesses or assets of the Company.

        4.2.5.  SUBSIDIARIES, INVESTMENTS.  Except as set forth on
    SCHEDULE 4.2.5, the Company has no subsidiaries and does not own, directly or indirectly, any stock, partnership interest, joint venture interest or other security, investment or interest in any other corporation, organization or entity. SCHEDULE 4.2.5 sets forth the state of incorporation, foreign qualification and capital structure of each subsidiary.

        4.2.6.  OWNERSHIP AND USE OF TANGIBLE ASSETS.

           (a) The Company has good title to or a valid leasehold interest in all tangible personal property and assets which are material to the operation of the Company as currently conducted free and clear of all Encumbrances except those which would not have a Material Adverse Effect on the Company's ability to use or enjoy beneficial ownership of the personal property or assets. Such tangible personal property and assets are set forth on SCHEDULE 4.2.6(a).

           (b) The Company does not own any real property. SCHEDULE 4.2.6(b) contains a complete list and description of all real property leased by the Company or used by the Company in its operations (collectively, the "Leased Real Property"), in each case indicating the entity leasing or using such property and the persons or entities from whom such property is being leased. The Leased Real Property constitutes all of the real property interests leased or used in the operations of the Company as currently conducted. With respect to all of the Leased Real Property, the Company has good and valid leasehold title thereto free and clear of all Encumbrances. The structures, plants, improvements, systems (including, without limitation, heating, ventilation, air conditioning, electrical, plumbing, fire sprinkler, lighting, elevator and other mechanical systems) and fixtures located in or about the Leased Real Property have been maintained in accordance with reasonable maintenance standards generally followed in the industry. All other assets and property used in the business of the Company, and all assets and property reflected in the balance sheet of the Company dated May 31, 1999 (the "Interim Balance Sheet") or acquired after the date of the Interim Balance Sheet (other than assets or property sold or otherwise disposed of by the Company in the ordinary course of its business subsequent to such date) are in each case free and clear of all Encumbrances. The buildings, machinery and equipment of the Company are in good and serviceable condition, reasonable wear and tear excepted. The Leased Real Property is being used by the Company in compliance with the terms of its applicable lease or occupancy agreement.

           (c) All tangible personal property of the Company which is material to the Company's operations has been maintained in accordance with reasonable maintenance standards generally followed in the industry and is physically located at or about the places of business of the Company. None of such tangible personal property is subject to any agreement, arrangement or understanding for its use by any person other than the Company, the presence of which would have a Material Adverse Effect.

           (d) SCHEDULE 4.2.6(d) sets forth a complete and correct list of all tangible personal property leases to which the Company is a party which involve annual lease payments of more than $3,000. Each such lease is in full force and effect against the Company. All lease payments due to date on any such lease have been paid, and the Company is not in default under any such lease. There are no disputes or disagreements between the Company, on the one hand, and any other party with respect to any such lease.

           (e) SCHEDULE 4.2.6(e) sets forth a complete and correct list of all "toll free" telephone numbers used in connection with the business of the Company.

        4.2.7.  PATENTS, TRADEMARKS, AND OTHER INTELLECTUAL PROPERTY.

           (a) INTELLECTUAL PROPERTIES. Except for Third-Party Software (as defined below) and license agreements included in shrink-wrapped software packages ("Shrink-Wrapped Licenses"), SCHEDULE 4.2.7(a) contains a list of all issued patents, registered and unregistered trademarks, trade names and/or copyrights which are owned or used in the operation of the Company's business by the Company and all applications therefor in which the Company has an interest (collectively, the "Intellectual Properties"). The Company has the sole right to use the Intellectual Properties as they are currently being used by the Company, free and clear of all Encumbrances, except for the

       Third-Party Software (as defined below) and as set forth on
       SCHEDULE 4.2.7(a). No claims have been asserted or threatened in writing by any person challenging the Company's ownership or use of any of the Intellectual Properties which if successful, would have a Material Adverse Effect. The conduct of the Company's business does not infringe or otherwise violate the intellectual property rights of others. To the best of the Company's and the Seller's knowledge, none of the Intellectual Properties is being infringed by others. Each of the Intellectual Properties is fully valid, subsisting, and enforceable, and there are no restrictions and/or limitations on the transfer of any of the Intellectual Properties as contemplated by this Agreement. The Company does not license intellectual property from any third party, except for Third-Party Software and Shrink-Wrapped Licenses.

           (b) COMPANY SOFTWARE PRODUCTS. The computer software owned or developed by the Company (the "Company Software Products") is not licensed or sold by the Company.

           (c) THIRD-PARTY SOFTWARE. SCHEDULE 4.2.7(c) contains a list of all computer software licensed to the Company (the "Third-Party Software") under which any rights to use or distribute Third-Party Software have been granted to the Company other than Shrink-Wrapped Licenses. All such license agreements are enforceable in accordance with their terms against the licensors (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto). SCHEDULE 4.2.7(c) also sets forth the amount of royalties payable, if any, by the Company with respect to such Third-Party Software. All such royalties have been paid by the Company when and as due and there are no royalty payments outstanding.

           (d) SOURCE CODE ESCROW. The Company has not delivered source code for any Company Software Product to be held in escrow.

           (e)  DISCLOSURES.

               (i) The Company has the right to possess, use and modify all Company Software Products and to use Third-Party Software products in all jurisdictions in which any Company Software Product (or such Third-Party Software) is in use. The Company does not manufacture, reproduce (except for internal use), license or sell the Company Software Products. The Company has neither done anything nor, with respect to the United States, permitted anything to be done to cause such rights to be owned or possessed by any third party. The Company has not received nor is otherwise aware of any claim that any Company Software Product or any Third-Party Software infringes the rights of others.

               (ii) There is no pending claim or litigation and to the best of the Company's and the Seller's knowledge, there is no threatened claim or litigation contesting the right to use, sell, license or dispose of any Company Software Product nor, to the best of the Company's and the Seller's knowledge, is there any fact or alleged fact which would reasonably serve as a basis for any such claim.

              (iii) The Company is in material compliance with the terms and conditions of all license agreements governing the use and distribution of Third-Party Software.

               (iv) All Third-Party Software used by the Company for its internal business operations (including product development and testing) is licensed for use only on computer equipment located at the Company's sites or on computers under control of the Company's employees.

               (v) The Company has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of all trade secrets and proprietary or confidential business and technical information included in the Intellectual Property Rights.

               (vi) All documents and materials containing trade secrets or proprietary or confidential business or technical information of the Company (including without limitation unpublished source code for the Company Software Products) are presently located at one of the premises identified as Leased Real Property on SCHEDULE 4.2.6(b) and, to the best of the Company's and the Seller's knowledge, have not been used, divulged or appropriated for the benefit of any person other than the Company, or to the detriment of the Company.

        4.2.8. FINANCIAL STATEMENTS. SCHEDULE 4.2.8(i) contains complete and correct copies of the consolidated financial statements of the Company for the fiscal periods ended December 31, 1997 and December 31, 1998 (the "Historical Financial Statements") and the balance sheet and statement of operations of the Company at and for the period ended May 31, 1999 (the "Interim Financial Statements" and, collectively with the Historical Financial Statements, the "Financial Statements"). The Financial Statements are prepared in accordance with the books and records of the Company. Except as set forth on SCHEDULE 4.2.8(ii), the balance sheet contained in the Interim Financial Statements is complete and correct, was prepared in accordance with GAAP, was consistently prepared and fairly presents the financial condition of the Company on such date. The Historical Financial Statements were consolidated into the audited consolidated financial statements of the Seller, which financial statements were prepared in accordance with GAAP. There has been no material adverse change in the capitalization, assets or liabilities of the Company since the date of the Interim Financial Statements, other than changes in the ordinary course of business consistent with past practice and changes for which the Purchase Price has been adjusted pursuant to SECTION 1.4.

        4.2.9.  CONDUCT OUT OF ORDINARY COURSE.  Except as set forth on
    SCHEDULE 4.2.9, the Company has, since the date of the Interim Balance Sheet, conducted its business in the normal and ordinary course and has not since such date: (i) other than in the ordinary course of business, mortgaged, pledged or subjected to, or agreed to mortgage, pledge or subject to, any lien, any of the assets or business of the Company, except as contemplated in this Agreement, (ii) sold, transferred, leased to others or otherwise disposed of or agreed to sell, transfer, lease or otherwise dispose of any of the assets of the Company having an aggregate value of more than $10,000; (iii) suffered any damage, destruction or loss (whether or not covered by insurance) which would have a Material Adverse Effect;
    (iv) other than in the ordinary course of business, borrowed, or agreed to borrow, funds in excess of $10,000; (v) directly or indirectly paid, or agreed to pay, any severance or termination pay to any employee or otherwise granted any general or specific increase in the salary, commission rate or other compensation payable to any employee, director, independent contractor, governor or officer which was not accrued at such date;
    (vi) issued, or agreed to issue, any securities of the Company;
    (vii) declared, paid, made or agreed to declare, pay or make any dividends, distributions, redemptions, equity repurchases or other transactions with respect to any securities of the Company; (viii) had any change in its accounting principles, methods or practices or any change in its depreciation or amortization policies or rates or any change in any assumption underlying or methods of calculating any bad debt, contingency or other reserves related to the business of the Company; (ix) had any change in the relationship or course of dealing with any of its suppliers, customers, distributors, lenders or creditors that has had or could reasonably be expected to have a Material Adverse Effect; (x) had any labor disputes or disturbances, other than grievances, or attempts to organize the employees of the Company for the purpose of collective bargaining, which have had or could reasonably be expected to have a Material Adverse Effect;
    (xi) amended or terminated any contract, permit or other agreement related to its assets or business, or by which it or any of its assets or properties used or useable in connection with its business is subject, except as expressly required by this Agreement provided that the Company may have amended or terminated any contracts, permits or other agreements which have a value in the aggregate of less than $10,000; (xii) cancelled any indebtedness or waived or released any right or claim of the Company related in any way to the Company's business with an aggregate value in excess of $10,000; (xiii) made any capital expenditure or incurred any obligation to make any capital expenditure in connection with the conduct of the

    Company's business in excess of an aggregate of $10,000 or other than in the ordinary course consistent with past practices; (xiv) failed to pay or satisfy when due any material obligation of the Company, except where such failure would not have a Material Adverse Effect on the Company;
    (xv) assigned, sold or transferred any of its Intellectual Properties or other intangible assets; (xvi) satisfied or discharged any material lien or paid any material obligation or liability, other than obligations or liabilities incurred in the ordinary course of business, an obligation or liability included in the Interim Balance Sheet, current liabilities incurred since such date in the ordinary course of business, liabilities incurred in carrying out the transactions contemplated by this Agreement and obligations and liabilities under, and pursuant to the terms of, the contracts and agreements listed in the Disclosure Schedule; (xvii) made any loan to any person or entity other than loans to its employees; or (xviii) had any other change or taken any other action not in the ordinary course of business which has had or could reasonably be expected to have a Material Adverse Effect.

        4.2.10.  TAXES.

           (a) DEFINITIONS. For purposes of this SECTION 4.2.10, the following terms shall have the following meanings:

               The terms "Tax" and "Taxes" shall mean and include any and all United States, state, local, foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, utility, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code"), real property, personal property, escheat, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, or other taxes, assessments, surcharges, social security obligations, deficiencies, fees, customs duties or other governmental charges from time to time imposed by or required to be paid to any governmental authority or quasi-governmental authority in support of statutory or regulatory programs (including penalties and additions to tax thereon, penalties for failure to file a return or report, and interest on any of the foregoing).

               The term "Tax Return" shall mean and include any return, declaration, report, claim for refund, or information return or statement filed relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

           (b)  WARRANTIES AND REPRESENTATIONS.  Except as set forth on
       SCHEDULE 4.2.10(b):

               (i) All Tax Returns which the Company was required to file or in which the Company was required to have been included for any period ending on or before the Closing Date (including, without limitation, sales, payroll, employee withholding, social security and unemployment Tax Returns) have been, or will be, filed when due and when filed were or will be complete and correct in all material respects.

               (ii) All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid and any Taxes that become due and owing by the Company before the Closing Date (whether or not shown on any Tax Return) will be paid, other than Taxes which are not delinquent and subject to a late payment penalty.

              (iii) All Taxes that the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company.

               (iv) There are no liens on any of the assets of the Company as a result of any Tax liabilities except for Taxes not yet due and payable.

               (v) There is no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes of the Company pending or threatened by any taxing authority.

               (vi) There are no agreements or applications by the Company for an extension of time for the assessment or payment of any Taxes or for the filing of any Tax Return, or waivers of a statute of limitations by the Company in respect of Taxes.

              (vii) There are no Tax sharing, Tax indemnity or Tax allocation agreements or other similar arrangements with respect to or involving the Company.

             (viii) The Company is taxed as a corporation for federal, state and local income tax purposes.

               (ix) The Company is not a party to any agreement, contract, other arrangement that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payment" within the meaning of Section 280G of the Code which will be in effect following the Closing.

               (x) No Tax assessment or deficiency which has not been paid has been made or proposed against the Company, nor are any of the Tax Returns now being or, to the best knowledge of the Company and the Seller, threatened to be examined or audited, and no consents waiving or extending any applicable statutes of limitations for the Tax Returns, or any Taxes required to be paid thereunder, have been filed. The Company shall promptly notify the Seller of any notice of pending action or proceeding involving Taxes relating to the Seller between the date of this Agreement and the Closing Date. All Tax deficiencies determined as a result of any past completed audit have been satisfied. The Seller has delivered to the Buyer complete and correct copies of all audit reports and statements of deficiencies with respect to any tax assessed against or agreed to by the Company for the three (3) most recent taxable periods for which such audit reports and statements of deficiencies have been received by the Company.

               (xi) To the best knowledge of the Company and the Seller, there is no proposal for increasing the assessed value of any of the Company's properties for tax purposes, and there are no pending proceedings or public improvements which would result in the levy of any special tax or assessment against any of the Company's properties.

              (xii) The Company has delivered to the Buyer complete and correct copies of all state, local and foreign income or franchise Tax Returns filed by the Company for the three most recent taxable years for which such Tax Returns have been filed immediately preceding the date of this Agreement. Other than with respect to Taxes shown on Tax Returns described in this subsection, the Company is not subject to any Tax imposed on net income in any jurisdiction or by any Taxing Authority.

             (xiii) No powers of attorney or other authorizations are in effect that grant to any person the authority to represent the Company in connection with any Tax matter or proceeding, and any such powers of attorney or other authorizations shall be revoked as of the Closing Date.

        4.2.11.  CONTRACTS AND OTHER AGREEMENTS.

           (a) SCHEDULE 4.2.11(a) sets forth a complete and correct list of all of the following to which the Company is a party or by which it is bound (collectively, the "Contracts"):

               (i) any lease, license or right to use, real or personal property;

               (ii) any license agreement or other agreements of the Company providing in whole or in part for the use of any patents, trademarks, trade names, service marks, copyrights, inventions, trade secrets or other proprietary know-how or other intellectual property, whether the Company is the licensor or the licensee thereunder, and all settlements, consents or forbearance to sue agreements relating thereto;

              (iii) any contract, arrangement or understanding which is material to the business of the Company;

               (iv) any note, bond, indenture, credit facility, mortgage, security agreement or other instrument or document relating to or evidencing indebtedness for money borrowed by, or extensions of credit to, or a security interest or mortgage in the assets of, the Company;

               (v) any indemnity or guaranty issued by the Company during the past three years (other than customary product warranties provided by the Company in the ordinary course of business);

               (vi) any contract, arrangement or understanding materially restricting the right, or limiting the freedom of the Company to engage in any business activity or compete with any business or in any geographical area;

              (vii) any material contract, arrangement or understanding by the Company with customers or distributors, other than standard LOAs that provide for basic service authorization.

             (viii) any power of attorney given by the Company, which is currently in effect, to any person, firm or corporation for any purpose whatsoever;

               (ix) any collective bargaining agreements with any unions, guilds, shop committees or collective bargaining groups;

               (x) any contracts or agreements with current officers, other employees, consultants or advisors other than contracts which by their terms are cancelable by the Company with notice of not more than ninety (90) days;

               (xi) each material contract for the future purchase of materials, services, supplies or equipment;

              (xii) each contract and agreement with Affiliates (as defined below);

             (xiii) partnership, joint venture or other similar arrangements or agreements to which the Company is a party; or

              (xiv) agreements pursuant to which the Company acquired (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization, entity or division thereof.

           (b) Except as set forth on SCHEDULE 4.2.11(b), with respect to the Contracts, (i) each Contract is in full force and effect against the Company; (ii) the Company is not in default under any Contract which would have a Material Adverse Effect; and (iii) there are no disputes or disagreements between the Company and any other party with respect to any such Contract which would have a Material Adverse Effect.

           (c) For the purposes of this Agreement, the term "Affiliate" means, with respect to any person, any of the following:

               (i) any person directly or indirectly controlling, controlled by or under common control with such Person,

               (ii) any officer, director, general partner, member or trustee of such person or

              (iii) any person who is an officer, director, general partner, member or trustee of any person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise or the power to elect at least fifty percent (50%) of the directors, managers, general partners or persons exercising similar authority with respect to such person or entities.

        4.2.12. EMPLOYEE BENEFIT MATTERS. The Company has no employees, but obtains the services of the Seller's employees pursuant to an informal agreement whereby the cost of such employees is reflected on the Company's statement of operations through the intercompany account. SCHEDULE 4.2.12 sets forth all of the employment or consulting contracts, bonus, deferred or incentive compensation, profit sharing, retirement, vacation, sick leave, medical, dental, vision, accidental death and dismemberment insurance, disability, sick pay, holiday pay, stock purchase, stock bonus, restricted stock, or other stock-based plans or severance plans, programs, arrangements and policies, as well as all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and "employee welfare benefit plans" (as defined in
    Section 3(1) of ERISA) (collectively, the "Plans") sponsored or contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate") that together with the Company would be deemed a "single employer" within the meaning of Section 414 of the Code for the benefit of an employee or former employee of the Company or any ERISA Affiliate or an independent contractor or consultant with respect to any such entity. Each such Plan is in compliance, and has been administered in accordance with the applicable provisions of ERISA and the Code and all other applicable laws, rules and regulations and the terms of the Plan, in all material respects. None of the Plans are subject to Title IV of ERISA. All contributions required to be made with respect to all Plans and the payment of all costs of administering those Plans required to be paid on or prior to the date hereof have been timely made. All amounts properly accrued to date as liabilities of the Company or an ERISA Affiliate under or with respect to each Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Plan have been recorded on the books of the Company or an ERISA Affiliate (whichever is applicable). The Company has delivered to the Buyer a complete and correct copy of:
    (a) each Plan and any related funding agreements (E.G., trust agreements or insurance contracts), including all amendments (and the Disclosure Schedule includes a description of any such amendment that is not in writing);
    (b) the current draft of the Summary Plan Description and Summary of Material Modifications (if applicable) of each Plan; (c) the most recent Internal Revenue Service determination letter (if applicable) for each Plan, which determination letter reflects all amendments that have been made to the Plan; and (d) the two (2) most recent Form 5500s that were filed on behalf of the Plan, including the actuarial report (if applicable). The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to qualify under Code Section 401(a), and no event has occurred (either before or after the date of the letter) that would disqualify the Plan. Neither the Company nor any ERISA Affiliate maintains any Plan that provides (or will provide) medical or death benefits to one or more former employees (including retirees), other than benefits that are required to be provided pursuant to Code Section 4980B or state law continuation coverage or conversion rights. There are no investigations, proceedings, or lawsuits, either currently in progress or, to the best knowledge of the Company and the Seller, threatened, relating to any Plan, by any administrative agency, whether local, state or federal. There are no pending or threatened lawsuits or other claims (other than routine claims for benefits under the Plan and those relating to qualified domestic relations orders) against or involving (i) any Plan, or (ii) any Fiduciary of such Plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary, or Fiduciary thereunder nor is there any reasonable basis for any such claim. Neither the Company nor any ERISA Affiliate has any intention or commitment, whether legally binding or not, to create any additional Plan, or to modify or change any existing Plan so as to materially increase benefits to participants or the cost of maintaining the Plan. No statement, either oral or written, has been made by the Company or an ERISA Affiliate (or by any agent of the Company or ERISA Affiliate) to any Person regarding any Plan that is not in accordance with the Plan that could have adverse economic consequences to the Buyer. The benefits under all Plans are as represented, and have not been, and will not be, materially increased subsequent to the date documents are provided to the Buyer. Except as provided in the Disclosure Schedule, none of the Plans provide any benefits that become payable or vested solely as a result of the consummation of this transaction. None of the persons performing services for the Company or any ERISA Affiliate have been improperly classified as independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

        4.2.13. LABOR PRACTICES. The Company's operations are not unionized. Within the last three (3) years the Company has not experienced any labor disputes, union organizational attempts or any work stoppage due to labor disagreements in connection with its business. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, the non- compliance with which would not have a Material Adverse Effect. The Company is not engaged in any unfair labor practices. There is no unfair labor practice charge or complaint pending against the Company. There is no labor strike, dispute, request for representation, petition for certification of representative, slowdown or stoppage pending against or affecting the Company. No grievance which might have a Material Adverse Effect on the Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending against the Company. There are no administrative charges or court complaints against the Company concerning alleged employment discrimination, breach of contract, wrongful termination, fraudulent inducement, infliction of emotional distress or other employment related matters pending before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency.

        4.2.14. BROKERS; AGENTS. Neither the Seller nor the Company has dealt with, retained, employed or used any agent, finder, broker or other representative in any manner which could result in the Company or the Buyer being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of this Agreement.

        4.2.15. PERMITS AND LICENSES. Neither the Seller nor the Company has received any written notice of, and neither the Seller nor the Company has any knowledge of, any intention on the part of any government authority to cancel, revoke or modify any permit, license, exemption, franchise, qualification, rights-of-way, easement, municipal and other approval, authorization, order, consent and other right from, and filing with, any government authority of any jurisdiction worldwide relating to the conduct of the Company's business (collectively, "Permits"), which cancellation, revocation or modification would have a Material Adverse Effect. All Permits are in full force and effect. SCHEDULE 4.2.15(a) contains a complete and correct list of all Permits which are necessary for the lawful operation of the business of the Company. SCHEDULE 4.2.15(b) contains a complete and correct list of all carrier identification codes used in connection with the business of the Company and the ownership thereof.

        4.2.16. MATERIAL SUPPLIERS. SCHEDULE 4.2.16 sets forth a complete and correct list of all written supply contracts between the Company and each supplier of goods and services to the Company who provided goods and services to the Company which involved an aggregate value of $10,000 or more during the year ended December 31, 1998 with such supplier. The Disclosure Schedule also correctly identifies all currently outstanding purchase orders of the Company for goods or services with an aggregate value per supplier of $10,000 or more. No supplier identified in the Disclosure Schedule has given the Company any notice terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect, or otherwise reflecting a material adverse change in, the business relationship between such supplier and the Company.

        4.2.17. INSURANCE. SCHEDULE 4.2.17 contains a complete and correct list of all material insurance policies carried by, or covering, the Company with respect to its businesses, together with, in respect of each such policy, the name of the insurer, the policy number, the expiration date thereof and each pending claim. Complete and correct copies of each such policy have previously been provided to the Buyer. No written notice of cancellation has been received by the Company with respect to any such policy. All premiums due thereon have been paid in a timely manner and the Company has complied in all material respects with the terms and provisions of such policies. The Company has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. There is no claim by the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

        4.2.18.  ENVIRONMENTAL MATTERS.

           (a) For purposes of this SECTION 4.2.18, "Environmental Laws" shall mean (i) all Federal, state or local statutes, regulations, ordinances, orders or decrees regulating or otherwise affecting the environment and/or the disposal of Hazardous Materials (as defined below) and
       (ii) The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Emergency Planning and Community Right-to-Know Act; the Resource Conservation and Recovery Act; the Hazardous Materials Transportation Act of 1974; the Federal Water Pollution Control Act; the Clean Air Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Safe Drinking Water Act; the Toxic Substances Control Act; the Oil Pollution Act of 1990; any laws regulating the use of health, safety, the environment, biological agents or substances including medical or infectious wastes, each as amended or supplemented.

           (b) Operations of the Company or any of its subsidiaries conducted at the Leased Real Property, any of the Company's or its subsidiaries' previously owned real property and any real property previously leased, licensed or otherwise operated by the Company or any of its subsidiaries (each, a "Site") at all times during such ownership, lease, license or operation complied with all Environmental Laws, except for noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Site are in compliance with all, and the Company has no liability under any, Environmental Laws, except where the failure to comply or any such liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Site is subject to
       (i) any federal, state, or local investigation, (ii) any judicial or administrative proceeding alleging the violation of or liability under any Environmental Law, or (iii) any outstanding written order or agreement with any governmental authority or private party relating to any Environmental Law. As used in this SECTION 4.2.18, the term "Hazardous Materials" means any hazardous or toxic substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. 172.101) or by the United States Environmental Protection Agency (the "EPA") as a hazardous substance (40 C.F.R. Part 302) and amendments thereto, or such substances, materials and wastes which are regulated under any applicable local, state or Federal law, including without limitation, any material waste or substance which is: (i) petroleum; (ii) asbestos; (iii) polychlorinated biphenyls; (iv) defined as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste" or "hazardous material" under applicable state laws and regulations; (v) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, ET SEQ. (33 U.S.C. Section 1321) or U.S.C. Section 1317; (vi) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, ET SEQ. (42 U.S.C. Section 6903); or (vii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601, ET SEQ. (42 U.S.C. Section 9601).

           (c) No Hazardous Materials have been generated, stored, released, discharged, used, treated, or transported from any Leased Real Property, except in compliance with applicable Environmental Laws.

           (d) Neither the Seller nor the Company has received notice from any third party including, without limitation, any Federal, state or local governmental authority: (a) that the Company has been identified by the EPA as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300
       Appendix B (1986); (b) that any Hazardous Materials which the Company has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted or has ordered that the Company conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (c) that the Company is or shall be named a party to any claim, action, cause of action, complaint (contingent or otherwise), legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Materials.

           (e) The Company has been issued, and has maintained through the date hereof, all required Federal, state and local permits, licenses, certificates and approvals with respect to the Leased Real Property and/or its operations thereat relating to (a) air emissions;
       (b) discharges to surface water or groundwater; (c) noise emissions;
       (d) solid or liquid waste disposal; and (e) the use, generation, storage, transportation or disposal of Hazardous Materials, except where the failure to obtain or maintain any such permits, licenses, certificates and approvals would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        4.2.19.  TRANSACTIONS WITH RELATED PARTIES.  Set forth on
    SCHEDULE 4.2.19 is a complete and correct list and description of all transactions with an aggregate value of $1,000 per individual engaged in since December 1, 1997 between the Company and any director, manager, officer, employee or stockholder of the Company, or any of their respective spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation of which any such person or party is a stockholder, employee, manager, officer or director, or any partnership or other person in which any such person or party owns an interest.

        4.2.20. ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected in the Interim Balance Sheet or existing at the date hereof (the "Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. The bad debt reserves, allowances and anticipated customer discounts and credits reflected in the Interim Balance Sheet are adequate as of the date thereof. All material Accounts existing and remaining unpaid on the effective date of this Agreement will be collectible by the Buyer in the ordinary course of business consistent with past practice.

        4.2.21. BANKS. SCHEDULE 4.2.21 contains a complete and correct list setting forth the name of each bank in which any Company has an account, line of credit, credit facility or safe deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the name of each person holding a power of attorney from the Company.

        4.2.22.  CONFLICTS OF INTEREST.  Except as set forth on
    SCHEDULE 4.2.22, since December 1, 1997 none of the Seller nor any director, officer or employee of the Company or any relative of any of them has
    (a) loaned to or guaranteed the loan of a third party to the Company or borrowed any money from the Company or (b) any interest in any property, real or personal whether owned or leased, tangible or intangible, including but not limited to, software, inventions, patents, trade names or trademarks used in connection with or pertaining to the business of the Company or any lender, supplier, customer, sales representatives or distributor of the Company; provided, however, that such director, officer or employee or relative thereof shall not be deemed to have such interest solely by virtue of the ownership of less than five percent of any stock or indebtedness of any publicly held company, the stock or indebtedness of which is traded on a recognized stock exchange.

        4.2.23.  LETTERS OF AGENCY.

           (a) The Company has obtained a valid LOA, PIC Change Authorization or TPV from each end user whose automatic number identification the Company services.

           (b) All LOAs, PIC Change Authorizations and TPVs of the Company as of the date hereof were obtained in accordance with applicable law and were valid as of such date. No LOA, PIC Change Authorization or TPV is carrier-specific.

        4.2.24. NO UNDISCLOSED LIABILITIES. As of the date of the Interim Balance Sheet, the Company has not had any material liabilities or obligations (absolute, accrued, contingent or otherwise and known or unknown), that are not shown on the Interim Financial Statements. Since the date of the Interim Balance Sheet, the Company has not assumed, incurred or received notice of any liabilities or obligations (absolute, accrued, contingent or otherwise and known or unknown), except liabilities or obligations (absolute, accrued, contingent or otherwise and known or unknown) assumed or incurred in the ordinary course of business and consistent with prior practice not otherwise reflected in any adjustment to the Purchase Price pursuant to SECTION 1.4.

        4.2.25.  BUSINESS PRACTICES.  The Company has not engaged in
    (i) cramming, or the unauthorized addition of services or charges (including, but not limited to, voicemail, Internet service or 900 number charges) to a phone bill, (ii) slamming, or the changing of a customer's designated long-distance provider without permission, (iii) sliding, or the changing of a customer's designated local toll carrier without permission, or (iv) any other type or practice of phone-related fraud.

        4.2.26. YEAR 2000. Except as set forth on SCHEDULE 4.2.26, all computer hardware and software that is currently used by the Company is Year 2000 compliant. "Year 2000 compliant" means that such computer hardware and software is designed to accurately receive, provide and process date/time data from, into and between the years 1999 and 2000, to the extent that the computer hardware, software and related systems of others, used in combination with the Company's computer hardware and software, properly exchanges date/time data with it. As to any computer hardware or software acquired from third parties, the representation set forth above is to the best knowledge of the Company and the Seller, which knowledge is based solely on the representations of such third parties to the Company or the Seller. Set forth on SCHEDULE 4.2.26 is a summary description of the Company's Year 2000 compliance program and a statement of the Company's progress in meeting such program's compliance schedule and goals as of the date hereof.

        4.2.27. REGULATORY COMPLIANCE. The Company (i) is operating in compliance in all material respects with all applicable federal and state tariffs, laws, regulations and orders relating to the telecommunications industry (ii) has not received notice of any violations of its tariffs or of laws, regulations and orders from any governmental entity having authority to enforce such tariffs, laws, regulations and orders, including but not limited to, (a) the Communications Act of 1934, as amended by the Telecommunications Act of 1996 and (b) the Telephone Consumer Protection Act of 1991; and (iii) has complied in all material respects with all applicable rules and regulations, including those of the local exchange carriers providing it with access services, in determining and designating the percentage of interstate usage in ordering interstate and intrastate access services. SCHEDULE 4.2.27 sets forth each of the Company's PUC Authorizations and each of the Company's FCC Authorizations. None of the PUC Authorizations or FCC Authorizations has been modified, amended, or otherwise altered, and each remains legal, valid, binding, and in full force and effect.

        4.2.28. AVTEL STOCK OPTIONS. Except pursuant to SECTION 6.1.7, the Company has no obligation, financial or otherwise, with respect to the grant, vesting or exercise of any option or options to purchase the capital stock of AvTel, any of its Affiliates or any third party.

        4.2.29. DISCLOSURE. No representation or warranty of the Seller herein and no statement, information or certificate furnished or to be furnished by the Seller or its counsel, accountants or other agents pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

    4.3. WARRANTIES SURVIVE CLOSING. The warranties and representations of the Seller herein contained shall be complete and correct on the date hereof and on the Closing Date, and shall survive the Closing for a twenty-four (24) month period following the Closing Date except (i) all representations and warranties with respect to SECTION 4.2.10 (Taxes) shall survive the Closing Date until ninety (90) days after the later of: (A) the final settlement of any alleged tax deficiencies, or (B) the expiration of the applicable statute of limitations, together with any extensions or waivers thereof approved by the Seller, (a "Survival Date") (ii) all representations and warranties with respect to
SECTION 4.2.10 (Litigation), SECTION 4.2.18 (Environmental Matters) and
SECTION 4.2.27 (Regulatory Compliance) shall survive the Closing Date until ninety (90) days after the expiration of the applicable statute of limitations, together with any extensions or waivers thereof approved by the Seller (each, a "Survival Date") and (iii) any claim based on an inaccuracy of a representation or the breach of a warranty which is known by the Seller to be false at the time such representation or warranty is made (a "Fraud Claim") shall survive the Closing Date until ninety (90) days after the expiration of the applicable statute of limitations, together with any extensions or waivers thereof approved by the Seller (a "Survival Date"); provided, however, that if the Buyer provides written notice to the Seller as specified in SECTION 9.3 of any claim for which the Buyer seeks indemnification pursuant to ARTICLE 9, prior to the applicable Survival Date, the claim so made shall survive the Closing until resolved. Any claim not so made in writing prior to the applicable Survival Date shall be deemed to have been waived by the Buyer and no other party shall have further liability therefor. Notwithstanding the above, there shall be no time limit on claims or actions brought for breach of any warranty or representation made in
SECTION 4.1.

                                   ARTICLE 5
                  WARRANTIES AND REPRESENTATIONS OF THE BUYER

    5.1. WARRANTIES AND REPRESENTATIONS. The Buyer hereby warrants and represents to the Seller, which warranties and representations shall survive the Closing for the period set forth in SECTION 5.2, that the following statements are true on and as of the date hereof and will be true on and as of the Closing
Date:

        5.1.1. DUE AUTHORIZATION AND EXECUTION. The Buyer has the necessary corporate power and authority to enter into this Agreement and the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Buyer and, if required, the stockholders of the Buyer, have duly authorized and approved the execution and delivery of this Agreement and the Buyer Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings are necessary to authorize this Agreement and the Buyer Ancillary Documents and the consummation of such transactions. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming due execution and delivery by the Seller, constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as limited by
    (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally or (b) equitable principles (whether considered in an action at law or in equity).

        5.1.2. ORGANIZATION. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted.

        5.1.3. CONSENTS, VIOLATIONS AND AUTHORIZATIONS. The Buyer is not party to or bound by any lien, lease, permit, concession, franchise, license, instrument, mortgage, indenture or other agreement, or any judgment, order, decree, statute, law, ordinance, rule or regulation of any court or governmental entity applicable to it which would require it to obtain the authorization, consent or approval of another (including the authorization, consent or approval of governmental authorities) to the execution of this Agreement, the Buyer Ancillary Documents or the transactions contemplated hereby or thereby. Neither the execution and delivery of this Agreement or the Buyer Ancillary Documents nor the consummation of the transactions contemplated hereby or thereby shall violate any provision of the Certificate of Incorporation or Bylaws of the Buyer.

        5.1.4. INVESTMENT REPRESENTATIONS. The Common Stock to be purchased by the Buyer pursuant to this Agreement is being acquired by the Buyer for investment only, for its own account, and not with a view to any public distribution thereof. The Buyer has such knowledge and experience in business matters as to be capable of evaluating the merits and risks in purchasing the Common Stock. The Buyer is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act"). The Buyer acknowledges that the Common Stock has not been registered under the Securities Act or the securities laws of any state (collectively, the "Securities Laws"), and has been issued in reliance upon exemptions from the registration requirements of the Securities Laws. The Buyer understands that any transfer or disposition of the Common Stock may only be made pursuant to an effective registration under applicable Securities Laws or pursuant to an exemption from the registration requirements of the Securities Laws. The Buyer further acknowledges that neither the Seller nor the Company has any obligation to register the Common Stock. The Buyer understands that any certificates representing the Common Stock may bear an appropriate legend consistent with the foregoing.

        5.1.5. BROKERS; AGENTS. The Buyer has not dealt with any agent, finder, broker or other representative in any manner which could result in the Seller being liable for any fee or commission in the nature of a finder's or originator's fee in connection with the subject matter of this Agreement or the Buyer Ancillary Documents.

        5.1.6. FINANCIAL STATEMENTS. The Buyer has delivered to the Seller complete and correct copies of the balance sheet and income statement of the Buyer for the fiscal period ended December 31, 1998 (the "Buyer Historical Financial Statements") and the balance sheet and income statement of the Buyer for the period ended June 30, 1999 (the "Buyer Interim Financial Statements" and, collectively with the Buyer Historical Financial Statements, the "Buyer Financial Statements"). The Buyer Financial Statements are prepared in accordance with the books and records of the Buyer. The balance sheet contained in the Buyer Interim Financial Statements is complete and correct, was consistently prepared and fairly presents the financial condition of the Buyer on such date. The Buyer Historical Financial Statements were consolidated into the audited consolidated financial statements of Platinum Equity Holdings, LLC ("PEH"), which financial statements were prepared in accordance with GAAP.

        5.2. WARRANTIES SURVIVE CLOSING. The warranties and representations of the Buyer herein contained shall be complete and correct on the date hereof and on the Closing Date and shall survive the Closing for a twenty-four
    (24) month period following the Closing Date, except any claim based on an inaccuracy of a representation or the breach of a warranty which is known by the Buyer to be false at the time such representation or warranty is made shall survive the Closing Date until ninety (90) days after the expiration of the applicable statute of limitations; provided, however, that if the Seller provides written notice to the Buyer as specified in SECTION 9.3 of any claim for which the Seller seeks indemnification pursuant to ARTICLE 9, prior to the expiration of such twenty-four (24) month period, the claims so made shall survive the Closing until resolved. Any claim not so made in writing prior to twenty-four (24) months subsequent to the Closing Date shall be deemed to have been waived by the Seller and no other parties shall have further liability therefor.

                                   ARTICLE 6
                                   COVENANTS

    6.1. COVENANTS OF THE SELLER WITH RESPECT TO ITSELF AND THE COMPANY. The Seller covenants and agrees with respect to itself and the Company as follows:

        6.1.1. ACCESS. Prior to the Closing, the Company will (i) give the Buyer and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Company, (ii) furnish the Buyer and its designated representatives with financial and operating data and other information with respect to the Company for the purpose of permitting the Buyer, among other things, to (a) conduct its due diligence review, (b) review the financial statements of the Company and (c) prepare for the consummation of the transactions contemplated by this Agreement, and
    (iii) provide to Buyer complete and correct copies of each written Contract (and any amendments thereto). Without limiting the foregoing, the Seller and the Company will permit the Buyer and its counsel and accountants to have access during normal business hours to examine and make copies of all work papers and schedules of the Company and its accountants. In connection therewith, the Buyer shall be permitted to discuss the business affairs and financial statements of the Company with the Company's counsel and accountants, to review the work papers of such accountants regarding the Company, and in the presence of management of the Company and after prior consultation with such management, to interview the employees of the Company regarding continued employment and to discuss with the appropriate employees of the Company such matters regarding the business and assets of the Company as the Buyer may deem necessary or appropriate. The Buyer and the Seller agree that nothing in this Agreement shall be interpreted or construed as limiting, waiving, terminating or otherwise affecting that Non-Disclosure Agreement between the Buyer and the Seller dated June 9, 1999. The Buyer and the Seller acknowledge that the terms of such Non-Disclosure Agreement remain in full force and effect. In the event, at any time prior to Closing, the Buyer receives notice from a third party of information that the Buyer believes indicates that the Seller is in breach of any representation or warranty in this Agreement, the Buyer shall give immediate notice to the Seller, who shall then have the opportunity to cure any such breach prior to Closing. Notwithstanding any failure by the Buyer to provide such notice, or anything herein to the contrary, any information learned or deemed to be learned by the Buyer in its due diligence or pursuant to this SECTION 6.1.1 shall not limit or reduce its right to the indemnity of ARTICLE 9 with respect to the breach of any of the representations and/or warranties of the Seller or the Company in this Agreement.

        6.1.2. RECORDS. On the Closing Date, the Company will deliver to the Buyer all original records relating to the Company, including such records that are in the possession of the Seller, provided that the Seller shall have the right to make copies of any and all materials which it may deem necessary and shall have the continual right to have access to such records in accordance with SECTION 6.2.3.

        6.1.3. CONDUCT OF THE BUSINESS OF THE COMPANY. The Seller covenants and agrees that, between the date hereof and the Closing Date (except as otherwise agreed in writing by the Buyer):

           (a) the business of the Company will be conducted in the ordinary course consistent with past practice;

           (b) no amendment will be made to the Articles of Incorporation or Bylaws of the Company;

           (c) the Company will use reasonable efforts to keep available the services of its employees and to preserve the goodwill of the customers, suppliers and others having business relationships with the Company;

           (d) the Company shall promptly advise the Buyer in writing of the commencement or threat of any suit, proceeding or investigation against, relating to or involving the Company or which could otherwise affect the assets or the businesses of the Company and which in each case would, if not covered by insurance and if determined adversely to the Company, have a Material Adverse Effect;

           (e) the Company shall advise the Buyer of (i) any material adverse change in the assets, liabilities or financial condition of the Company and (ii) in any event, any condition or state of facts which results in the failure to satisfy any of the conditions of the Buyer's obligations hereunder;

           (f) the Company shall not create or permit to become effective any Encumbrance on the assets of the Company other than Encumbrances created in the ordinary course of business;

           (g) the Company will maintain its current liability, casualty, property and other insurance coverage in full force and effect;

           (h) the Company will not issue any debt securities or any additional shares of capital stock or any options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of capital stock of the Company;

           (i) the Company will not declare or pay any dividends on or make any distributions (however characterized) in respect of its Common Stock;

           (j) the Company will not repurchase, redeem, retire or otherwise acquire any shares of its Common Stock or split, combine or reclassify its outstanding shares of its Common Stock;

           (k) the Company will not make any change in the accounting principles or practices reflected in the Interim Financial Statements other than as required by GAAP or in the Company's methods of applying such principles or processes;

           (l) the Company shall not, directly or indirectly, (i) incur any indebtedness for borrowed money, (ii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business,
       (iii) transfer, lease, License, sell, mortgage, pledge, dispose of, or encumber any asset of the Company with a value exceeding $1,000 individually, and/or $5,000 in the aggregate, (iv) purchase or acquire any material interest in any business or any securities or assets of a business, (v) enter into any joint venture or partnership, (vi) settle any material litigation, or (vii) accelerate payments on any indebtedness;

           (m) the Company will not, directly or indirectly, (i) increase the compensation payable or to become payable by it to any of its employees, officers, directors, managers or consultants, (ii) adopt any additional, or make any payment or provision with respect to any, or otherwise amend any, other than as required by existing plans or agreements in the ordinary course of business and consistent with past practice, stock option, bonus, profit sharing, pension, group insurance, severance pay, deferred compensation or other payment or employee compensation plan for the benefit of employees of the Company, (iii) grant any stock options or stock appreciation rights, (iv) enter into any new, or alter or amend any employment severance, consulting or other compensation agreement with any director, manager, officer, employee or Affiliate of the Company,
       (v) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, manager, employee or director of the Company, or

       (vi) enter into any transactions with any Affiliate of the Company other than as contemplated by this Agreement;

           (n) capital expenditures (or commitments to make such expenditures which are not terminable at the option of the Company) shall be incurred by the Company in the ordinary course of business in accordance with past practices but shall in no event exceed an aggregate of $5,000;

           (o) the Seller and the Company will promptly advise the Buyer in writing of any facts or circumstances that could give rise to a Material Adverse Effect or any breach of the representations or warranties with respect to the Seller or the Company, or any breach of a covenant contained herein;

           (p) the Company shall not, directly or indirectly, guaranty or otherwise become responsible for any obligation or liability of any third party;

           (q) the Company shall not enter into any material contracts (or modify in a material way any such existing contracts) for the purchase or sale of communication services unless such contracts are first approved by the Buyer;

           (r) the Company shall not, without the Buyer's written consent, change any of its rate plans for its existing customers; and

           (s) the Company will not enter into any agreement or commitment to do any of the foregoing.

        6.1.4.  ACQUISITION PROPOSALS.

           (a) Following the execution of this Agreement and prior to the earliest to occur of (i) the termination of this Agreement under
       ARTICLE 10 or (ii) the Closing Date, the Company, the Seller and/or any of their respective managers, directors, partners, officers, employees or other representatives or agents shall not, directly or indirectly, communicate, solicit, initiate, encourage or participate (including furnishing non-public information concerning the Company's business, properties or assets) in any discussions or negotiations with regard to any proposal to acquire, directly or indirectly, any shares of the capital stock or Common Stock of the Company, to invest any funds in the Company, whether such proposal, acquisition, investment or other transaction involves a stock sale, a tender offer, exchange offer, merger or other business combination involving the Company, or for the acquisition of a substantial portion of the assets of the Company (an "Acquisition Proposal"); provided, however, that the Seller and its directors and officers may participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing to the extent that their fiduciary duties so require. The Company will immediately communicate to the Buyer the identity of such other party and the initial terms of any proposal it may receive from any other party in respect of an Acquisition Proposal.

           (b) If the Seller shall terminate this Agreement in connection with its acceptance of an Acquisition Proposal, the Seller shall pay to the Buyer Two Million Dollars ($2,000,000), plus the net amount of money invested by the Buyer in the operations of the Company through the date of termination plus the amount of the Purchase Price paid through the date of termination (the "Investment") by wire transfer of immediately available funds and pursuant to the wire transfer instructions set forth on SCHEDULE 1.3.

           (c) The Seller shall have the right to review the books and records of the Buyer and the Company for a period of thirty (30) days after notification of the amount of the Investment to verify and confirm the accuracy thereof. If, after such review, the Seller agrees with the amount of the Investment, the Seller shall promptly pay the Buyer pursuant to SECTION 6.1.4(b). If, after such review, the Seller objects to the amount of the Investment, the Seller shall promptly (and in any event within forty-five (45) days after notification of the amount of the Investment) provide the Buyer with a detailed statement indicating the basis for its objections, and the Buyer and the Seller shall meet and confer in an effort to resolve such disagreement in good faith.

           (d) In the event that the Buyer and the Seller are unable to resolve a disagreement with respect to the amount of the Investment within sixty
       (60) days following the date of the Seller's objection (or such longer period as the Buyer and the Seller may agree), the amount of the Investment shall be determined by the Accountants as the Buyer and the Seller may agree. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants of the amount of the Investment, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) the fees of the Accountants for such determination shall be paid equally by the parties.

        6.1.5. NOTICE OF PROCEEDINGS. The Company will, upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated, promptly notify the Buyer in writing of such order, decree, complaint or notice.

        6.1.6.  NONCOMPETITION AND NONSOLICITATION.

           (a) NONCOMPETITION. For a period commencing on the date hereof and continuing through the third anniversary of the date hereof, the Seller shall not, directly or indirectly, and shall not permit any officer, employee or subsidiary (other than the Company) of the Seller to,
       (i) engage in; (ii) own or control any interest in (except as a passive investor of less than two percent (2%) of the capital stock or publicly traded notes or debentures of a publicly held company); (iii) act as an officer, director, partner, member, or joint venturer of; (iv) lend credit or money for the purpose of establishing or operating; or
       (v) allow such entity's name or reputation to be used by any firm, corporation, partnership, limited liability company, trust or business enterprise (a "Competitor") that is engaged in, directly or indirectly, the provision of residential long distance telephone services within the Territory (as defined below). Notwithstanding the foregoing, the Seller may acquire a business which provides residential long distance telephone services in the Territory if: (i) such services constitute less than thirty-five percent (35%) of the value of the acquired business,
       (ii) the Seller fully divests itself of such services within six
       (6) months of the date of acquisition; provided, however, that the Buyer shall have a thirty (30) day right of first refusal with regard to such services and (iii) the Seller does not implement any new marketing programs with regard to such services. In addition, the Seller shall not, directly or indirectly, and shall not permit any officer, employee, controlling person or subsidiary (other than the Company) of the Seller to, influence or attempt to influence any person who is a contracting party with the Company as of the date of this Agreement to terminate or amend any existing written or oral agreement of them that relates to the residential long distance telephone services business of the Company, except with regard to mass-market advertising campaigns and to customers whose long distance telephone services will be provided by the Company. The covenants and agreements contained in this paragraph shall extend geographically throughout the United States (the "Territory").

           (b) NONSOLICITATION. For a period commencing on the date hereof and continuing through the third anniversary of the date hereof, the Seller shall not, directly or indirectly, and shall not permit any officer, employee or Affiliate (other than the Company) of the Seller to, without the prior written consent of the Buyer, solicit the employment of, or hire any person set forth in EXHIBIT 6.1.6(B).

           (c) COVENANTS REASONABLE AS TO TIME AND TERRITORY. The Seller has carefully considered the nature and extent of the restrictions upon it under this SECTION 6.1.6, and hereby acknowledges and agrees that the same are reasonable in time and territory.

           (d) INJUNCTION FOR BREACH. The Seller acknowledges and agrees that a monetary remedy for any breach of the covenants in this SECTION 6.1.6 will be inadequate, and that the Buyer shall be entitled to temporary and permanent injunctive relief against the Seller, in addition to any other relief the Buyer may be entitled to, without the necessity of proving actual damages.

           (e) UNENFORCEABILITY. It is the desire and intent of the Buyer and the Seller that the provisions of this SECTION 6.1.6 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any provision of this SECTION 6.1.6 shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of any party hereto, shall be deemed amended to delete or to modify or to restrict (including, without limitation, a reduction in duration, geographical area or prohibited business activities) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

        6.1.7. AVTEL STOCK OPTIONS. The Seller shall continue to grant options to purchase the Seller's common stock pursuant to the New Best
    Connections, Inc. Amended and Restated 1997 Option Plan (the "Field Force Plan") to the Company's field force of independent sales agents and to permit such options to vest. Such grants and vesting shall be in accordance with the terms of the Field Force Plan and consistent with past practice and shall continue until all Exercisable Options and Kickoff Options (as those terms are defined in the Field Force Plan) have been granted and vested. In consideration of the continued grants and vesting of such options, and commencing on the date hereof, the Company shall pay the Seller $15,000 per month through December 31, 1999. The Seller shall not amend the Field Force Plan without the written consent of the Buyer other than to ensure the continuing compliance of the Field Force Plan and the awards thereunder with all laws, rules and regulations applicable thereto; provided, however, that the Buyer shall cease to make any payments related to the Field Force Plan upon any amendment of the Field Force Plan that precludes the grant and/or the vesting of such options.

        6.1.8. "TOLL FREE" TELEPHONE NUMBERS. Following the execution of this Agreement, the Seller covenants and agrees that the Company shall have the sole and exclusive right to use the "toll free" telephone numbers set forth on SCHEDULE 4.2.6(e).

        6.1.9. MCI WORLDCOM INC. The Seller shall indemnify the Buyer and the Company and hold them harmless from and against any and all damages, losses, deficiencies, actions, judgments, costs, expenses, debts, liabilities and obligations (including reasonable attorneys' and accountants' fees) (collectively, "Claims") of or against the Buyer or the Company resulting from or arising out of the relationship between DNS Communications, Inc., formerly a subsidiary of the Company, and MCI WorldCom Inc. (or any successor thereto).

        6.1.10. MATRIX COMMUNICATIONS CORPORATION. The Seller shall indemnify the Buyer and the Company and hold them harmless from and against any and all Claims of or against the Buyer or the Company resulting from or arising out of the dispute between the Company and Matrix Communications Corporation (or any successor thereto).

    6.2.  COVENANTS OF THE BUYER.  The Buyer covenants and agrees as follows:

        6.2.1. COAST INDEMNITY. Except with regard to actions of the Seller following August 30, 1999, and subject to the limitations, restrictions and conditions set forth in this Agreement, the Buyer shall indemnify the Seller and hold it harmless from and against any and all Claims of or against the Seller resulting from or arising out of the Coast Loan Agreement in an amount not to exceed $2,750,000 plus any amount drawn after the date hereof.

        6.2.2. BUSINESS MARKETS CUSTOMERS. Upon the Seller obtaining regulatory approval, including, but not limited to, a waiver from the FCC of its carrier selection rules with respect to customers whose preselected carrier changes as a result of the transactions contemplated hereby, and without additional consideration therefor, the Buyer shall transfer to the Seller the Business Markets customers listed on the schedule previously delivered by the Seller to the Buyer, plus all additional Business Markets customers acquired between the date hereof and the date such regulatory approval is obtained.

        6.2.3. FIELD FORCE PLAN. The Buyer shall provide to the Seller all documentation reasonably required by the Seller to operate the Field Force Plan.

    6.3. MUTUAL COVENANTS. Each of the Company, the Seller and the Buyer covenants and agrees as follows:

        6.3.1. COOPERATION. The Buyer, the Company and the Seller shall cooperate with each other and shall cause their respective directors, officers, managers, employees, agents, accountants and representatives to cooperate with each other after the Closing to ensure the orderly transition of the ownership of the Company and its business from the Seller to the Buyer and to minimize any disruption to the business of the Company that might result from the transactions contemplated hereby. At any time prior to Closing, in the event that either party receives notice from a third party of information that such party believes indicates that the other party is in breach of any representation or warranty in this Agreement, such party shall give prompt notice to the other party.

        6.3.2. RECORDS. For a period of six (6) years after the Closing, upon reasonable written notice, the Buyer and the Seller agree to furnish or cause to be furnished to each other and their respective representatives, counsel and accountants access, during normal business hours, such information (including records pertinent to the Company) relating to the Company as is reasonably necessary for financial reporting, regulatory, tax and accounting matters, assistance in the preparation and filing of any returns, reports or forms or the defense of any tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of the Company. Without limiting the foregoing, the Seller shall have access to and the right, at the Seller's expense, to copy any books or records of the Company which relate to matters or events prior to the Closing. The Seller shall be entitled, at reasonable times and upon reasonable notice, to inspect and receive copies of all accounting and sales records relating to the calculation of the ISP Payment, whether maintained by the Company or the Buyer.

        6.3.3. REGULATORY FILINGS. The Buyer, the Company and the Seller shall make reasonable efforts to ensure that all regulatory filings associated with the transactions contemplated hereby shall be filed by the appropriate party or parties within two (2) weeks of the date hereof.

        6.3.4. CONTRACT ASSIGNMENTS. The Buyer, the Company and the Seller shall make reasonable efforts to ensure that (i) the contracts set forth on
    EXHIBIT 6.3.4(i) are assigned from the Seller to the

    Company and (ii) the contracts set forth on EXHIBIT 6.3.4(ii) are assigned from the Company to the Seller. From the date hereof and until such time as the assignment of a contract set forth on EXHIBIT 6.3.4(i) or
    EXHIBIT 6.3.4(ii) is completed, the intended assignee shall be responsible for all obligations and duties under such contract, and shall receive any profits or losses associated with such contract.

        6.3.5. REASONABLE EFFORTS. Each party hereto agrees that, from the date hereof to the Closing Date, it shall use reasonable efforts to satisfy the conditions precedent to the Closing (including but not limited to, any obligation to obtain regulatory approvals in connection with the transactions contemplated hereby) to the extent that such conditions are to be satisfied by such party. From time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other parties may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement or the agreements, documents or instruments associated herewith.

        6.3.6.  CLOSING.

           (a) The Buyer, the Company and the Seller shall make reasonable efforts to ensure that the Closing shall occur on or before December 31, 1999; provided, however, that to the extent that any regulatory approval associated with the transactions contemplated hereby has not been obtained by such date that would, together with all such regulatory approvals that have not been obtained by such date, have a Material Adverse Effect on the Company or the Buyer, the Closing shall not occur until such regulatory approvals have been obtained, such determination to be made by the Buyer in its sole and reasonable discretion.

           (b) If the Buyer determines that the Closing shall occur prior to obtaining all regulatory approvals associated with the transactions contemplated hereby, the Seller shall indemnify the Buyer and the Company and hold them harmless from and against any and all Claims resulting therefrom.

                                   ARTICLE 7
                              DISCLOSURE SCHEDULE

    7.1. GENERAL. The schedules and information set forth in the Disclosure Schedule shall specifically refer to the section of this Agreement to which such schedule and information is responsive. Terms used in the Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. Any documents attached to the Disclosure Schedule are incorporated in their entirety into the Disclosure Schedule.

    7.2. DISCLOSURE SCHEDULE. The Seller shall deliver the Disclosure Schedule to the Buyer on or prior to the date hereof.

                                   ARTICLE 8
                                 NON-DISCLOSURE

    8.1. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Except as may be agreed to in writing by the Buyer, the Seller acknowledges and agrees that the Seller shall not, and shall indemnify the Buyer and the Company in the event that any of the Seller's Affiliates shall, at any time during the five (5) year period following the Closing Date, make use of or disclose any Confidential Information (as defined below) to anyone other than to employees and representatives of the Buyer. For purposes of this SECTION 8.1, the term "Confidential Information" shall mean all proprietary information of the Company relating to the Company, its customers, products and services including, without limitation, the following: (i) all technical information relating to the provision of goods or services by the Company; (ii) information concerning pricing policies of the Company, prices charged by the Company to its customers, the volume of orders of such customers and all other information concerning the transactions of the Company with its customers or proposed customers; (iii) the customer lists of the Company; (iv) information concerning the marketing programs or strategies of the Company; (v) financial information concerning the Company; and (vi) information concerning salaries or wages paid to, the work records of and other personal information relating to employees of the Company.

    8.2. EXCEPTIONS. The provisions of SECTION 8.1 shall not apply to any information that (i) becomes available to the Seller without restriction on disclosure by the Seller from a source other than the Company who received the information not in violation of any confidentiality restriction; (ii) is or becomes available on an unrestricted basis to a third party from the Company or someone acting under its control; (iii) is publicly known or becomes publicly known through no fault of the Seller or (iv) is revealed pursuant to a statute, regulation, or order of a court of competent jurisdiction requiring such disclosure, provided the Seller promptly notifies the Buyer to allow the Buyer to take appropriate protective measures. Section 8.1 shall not limit the ability of the Seller or the Company to file tax returns or similar documents or to produce financial statements and make filings with the Securities and Exchange Commission as required without the consent of the Buyer.

    8.3. ENFORCEMENT. In addition to all other legal remedies available to the Buyer for the enforcement of the covenants of this ARTICLE 8, the Seller hereby agrees that the Buyer shall be entitled to an injunction by any court of competent jurisdiction to prevent or restrain any breach or threatened breach hereof. The Seller further agrees that if any of the covenants set forth herein shall at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to render it enforceable.

    8.4. RATIFICATION OF NON-DISCLOSURE AGREEMENT. The Buyer and the Seller agree that nothing in this Agreement shall be interpreted or construed as limiting, waiving, terminating or otherwise affecting that Non-Disclosure Agreement between PEH and the Seller dated June 9, 1999. The Buyer, the Seller and PEH each acknowledge and agree that the terms of such Non-Disclosure Agreement remain in full force and effect and shall govern all parties to this Agreement.

                                   ARTICLE 9
                                INDEMNIFICATION

    9.1. INDEMNIFICATION OF THE BUYER. Subject to the limitations, restrictions and conditions set forth in this Agreement, the Seller shall indemnify the Buyer and the Company and hold them harmless from and against any and all Claims of or against the Buyer or the Company resulting from or arising out of (i) any misrepresentation or breach of any warranty made by the Seller herein or in any Seller Ancillary Document not otherwise reflected in any adjustment to the Purchase Price pursuant to SECTION 1.4 or (ii) any breach, default in performance or nonfulfillment of any covenant or agreement which is to be performed by the Seller under this Agreement or any of the Seller Ancillary Documents.

    9.2. INDEMNIFICATION OF THE SELLER. The Buyer shall indemnify the Seller and hold it harmless from and against any and all Claims of or against the Seller resulting from or arising out of (i) any misrepresentation or breach of warranty of the Buyer contained herein or in any Buyer Ancillary Document, or
(ii) any breach, default in performance or nonfulfillment of any covenant or agreement which is to be performed by the Buyer under this Agreement or any of the Buyer Ancillary Documents.

    9.3.  PROCEDURE RELATIVE TO INDEMNIFICATION.

        (a) In the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this ARTICLE 9, it (the "Claiming Party") shall so notify the party against which the claim is made (the "Indemnifying Party") in writing of such claim promptly (i) after discovery of the facts supporting the claim or (ii) receipt of a written notice of any claim of a third party (a "Third-Party

    Claim") that may reasonably be expected to result in a claim by such party against the party to which such notice is given, as the case may be. Such notice shall specify the breach of representation, warranty, covenant or agreement claimed by the Claiming Party and the liability, loss, cost or expense incurred by or imposed upon or expected to be incurred by or imposed upon the Claiming Party on account thereof. If such liability, loss, cost or expense is liquidated in amount, the notice shall so state. If the amount is not liquidated, the notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

        (b) The Indemnifying Party may, upon receipt of written notice of a Third-Party Claim and at its expense, defend such claim in its own name or, if necessary, in the name of the Claiming Party, unless the aggregate potential liability of the Claiming Party exceeds the aggregate potential liability of the Indemnifying Party (calculated assuming indemnification by the Indemnifying Party with reference to the limitations set forth in
    SECTION 9.4), in which event the Indemnifying Party shall only have the right to defend the Third-Party Claim with the consent of the Claiming Party, but shall have the right to participate at its expense in the defense thereof. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it, and the Claiming Party shall have the right, at its expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Claiming Party which consent shall not be unreasonably withheld.

        (c) In the event the Indemnifying Party shall fail or not have the right to assume the defense under SECTION 9.3(b), or shall notify the Claiming Party that it shall refuse to conduct a defense against a Third-Party Claim, then the Claiming Party shall have the right to conduct a defense against such claim and shall have the right to settle and compromise such claim. Once the amount of such claim is liquidated and the claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this ARTICLE 9 and, in the event such amount is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees which may be incurred by the Claiming Party in defending such claim and in attempting to enforce indemnification under this ARTICLE 9, whether the same shall be enforced by suit or otherwise.

    9.4.  LIMITS ON INDEMNIFICATION CLAIMS.

        9.4.1. BASKET. Except with respect to Claims for breaches of representations or warranties contained in SECTION 4.1, SECTION 4.2.10 (Taxes), SECTION 6.3.5 (Closing) or a Fraud Claim, the Seller shall not be required to provide indemnification under SECTION 9.1 unless the damages for all such Claim(s) of indemnification shall exceed in the aggregate $100,000 (the "Basket Amount"), but upon reaching such amount, indemnification shall be from the first dollar to the full extent of all damages.

        9.4.2. MAXIMUM AMOUNT OF INDEMNIFICATION. Except with respect to claims for breaches of representations or warranties which arise as a result of a Fraud Claim or those representations or warranties contained in
    SECTION 4.1, SECTION 4.2.4 (Litigation), SECTION 4.2.10 (Taxes) and
    SECTION 4.2.18 (Environmental Matters) for which there shall be no limit, in no event shall the aggregate liability of the Seller with respect to all claims of indemnification by the Buyer exceed the aggregate amount of Eight Million Dollars ($8,000,000), plus or minus any Purchase Price Increase or Purchase Price Decrease, as appropriate, pursuant to SECTION 1.4, and minus any amount of the ISP Payment not received by the Seller (the "Cap Amount").

    9.5. SOLE REMEDY; TERMINATION. The sole and exclusive monetary remedy of the parties for any and all claims with respect to the transactions contemplated herein, whether under or as a result of this Agreement or otherwise, shall be the indemnity set forth in this ARTICLE 9, as limited by the provisions set forth in this ARTICLE 9. Any Claim or request for indemnification not submitted in writing prior to the expiration of the applicable survival period of the warranty, representation or covenant on which such Claim or request is based shall be deemed to have been waived and no party shall have any further liability with respect thereto.

                                   ARTICLE 10
                                  TAX MATTERS

    10.1.  SECTION 338 ELECTION.

        (a) The Buyer, in its sole discretion, shall determine whether an election shall be made under Sections 338(g) and 338(h)(10) of the Code and the Treasury Regulations promulgated under the Code (the "Treasury Regulations") and any corresponding or similar elections under state, local or foreign Tax law (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the shares of the Company hereunder. If the Buyer so determines that a Section 338(h)(10) Election shall be made with respect to these shares, the Buyer shall notify the Seller in writing on or before at any time prior to ninety (90) days following the Closing of its determination and the Seller shall join with the Buyer in making the
    Section 338(h)(10) Election in accordance with the provisions of
    SECTION 10.1(b) through SECTION 10.1(d) below.

        (b) If the Section 338(h)(10) Election will be made, the Seller and the Buyer shall report, in connection with the determination of income, franchise or other Taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the
    Section 338(h)(10) Election and this Agreement. The Buyer shall be responsible for the preparation of two (2) copies of all forms and documents required in connection with the Section 338(h)(10) Election (including Internal Revenue Service Form 8023). Once the Buyer properly prepares documents and forms as may be required by applicable Tax laws to complete and make properly the Section 338(h)(10) Election and timely delivers two
    (2) copies of such forms and documents to the Seller, the Seller shall execute both copies no later than thirty (30) days following receipt of such forms and timely file one copy of such forms and documents with its appropriate income tax return with the Internal Revenue Service and return the other copy to Buyer for timely filing with the Internal Revenue Service District Director.

        (c) If the Section 338(h)(10) Election will be made, the Buyer shall provide the Seller with a valuation statement reflecting, as of the Closing Date, the fair market values of all of the assets and the liabilities and obligations of the Company. The Seller shall file, and/or shall cause to file, all Tax Returns and statements in connection therewith in a manner consistent with such valuations and shall take no position contrary thereto unless required to do so by applicable Tax laws. The Seller shall have the right to review and approve (which approval shall not be unreasonably withheld) any appraisal upon which such valuations are based and any such forms and schedules relating to such valuations, prior to the filing thereof. Any disputes regarding the valuation statement or the preparation, execution or filing of the forms and documents required in connection with making the Section 338(h)(10) Election shall be resolved in an arbitration to be conducted by a Big Five accounting firm jointly selected by the Buyer and the Seller (the "Selected Accounting Firm"), whose fees shall be borne equally by the parties. Each of the parties to this Agreement shall be bound by the decision of the Selected Accounting Firm rendered in such arbitration.

        (d) To the extent permitted by state, local or foreign Tax laws, the principles and procedures of this SECTION 10.1 shall also apply with respect to a Section 338(h)(10) Election under state, local or foreign law. The Seller shall join with the Buyer in making any election similar to the
    Section 338(h)(10) Election which is optional under any state, local or foreign law, and shall cooperate and join in any election made by the Buyer or the Company to effect such an election so as to treat the transactions contemplated herein as a sale of assets for state, local and foreign income Tax purposes, if so determined by the Buyer.

    10.2. TAX INDEMNIFICATION. The Seller shall be liable for, shall pay or cause to be paid and shall indemnify and hold the Buyer and its Affiliates, including, after the date hereof, the Company, and all of their officers, directors and agents, harmless from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and the cost and expenses of enforcing such indemnification against the Seller), interest and penalties, if any, arising out of or based upon or for or in respect of each of the following: any and all income Taxes (or franchise or other Taxes measured by net income) with respect to the Company for any taxable period (or any partial period) ending on or before the date hereof; any and all income Taxes (or franchise or other Taxes measured by net income) resulting solely from the Company having been included in any consolidated, combined or unitary tax return that included the Company for any taxable period (or portion thereof) ending on or before the Closing Date pursuant to Treasury Regulation
Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulations (other than any liability arising under such Treasury Regulation or analogous law by reason of the Company becoming a member of the consolidated, combined or unitary group of which the Buyer is a member); any and all other Taxes with respect to the Company for any Tax period ending on or prior to the date hereof or with respect to periods beginning before the Closing Date and ending after the date hereof to the extent allocated to the Company or to the Seller pursuant to SECTION 10.3(C) hereof and not previously paid; any breach of representations in SECTION 4.2.10; and any income or franchise taxes incurred by the Company in connection with a Section 338(h)(10) Election.

    10.3.  PREPARATION OF TAX RETURNS; PAYMENT OF TAXES.

        (a) The Seller shall prepare or cause to be prepared and file or cause to be filed all federal, state and local Tax Returns of the Company required to be filed (taking into account any extensions) for periods ending on or before the date hereof. The Seller shall pay the amount of any Taxes shown due thereon to the appropriate Tax authorities and shall provide the Buyer with adequate proof of such filing and payment and with written confirmation that such Tax Returns have been prepared in a manner that is consistent with the past income Tax practices and consistent with the past Tax Returns of the Company. Following the date hereof, the Buyer shall be responsible for properly and consistently preparing or causing to be prepared all other federal, state and local income Tax Returns required to be filed by the Company for periods which include the date hereof and any such income Tax Returns will not be filed without the Seller's approval, which approval will not be unreasonably withheld; provided, however, that the Seller shall prepare and file or cause to be filed federal and state income or franchise tax returns that would include the Company in any consolidated, combined or unitary Tax Return of the Seller.

        (b) For federal income Tax purposes, the taxable year of the Company ends as of the close of the Closing Date and, with respect to all other Taxes, the Buyer and the Seller will, unless prohibited by applicable law, close the taxable period of the Company as of the date hereof. Neither the Buyer nor the Seller shall take any position inconsistent with the preceding sentence on any Tax Return.

        (c) In any case in which a Tax with respect to the Company is assessed with respect to a taxable period which begins before the date hereof and ends after the date hereof, the resulting Tax obligation shall be allocated
    (i) to the Seller for the period up to and including the date hereof, and
    (ii) to the Buyer for the period subsequent to the date hereof. Any allocation of Taxes attributable to any period beginning before and ending after the date hereof shall be made by means of a closing of the books and records of the Company as of the close of the date hereof, provided that exemptions, allowances, deductions (including, but not limited to, depreciation and amortization deductions) or any Taxes (such as property or similar Taxes) that are calculated on an annual basis shall be allocated between the period ending on the date hereof and the period after the date hereof in proportion to the number of days in each such period. Any disagreements regarding the allocations shall be promptly resolved in an arbitration conducted by the Selected Accounting Firm whose decision shall be binding on the parties.

    10.4. TAX PROCEEDINGS. In the event of a contest with a Taxing Authority over Taxes for which indemnifying party is liable pursuant to SECTION 10.2, the indemnifying party will be entitled to control, at its expense, the proceedings with respect to such Taxes, but only if the indemnifying party submits to the claiming party an executed acknowledgment that it is liable for all Taxes (including interest and penalties) resulting from such contest. Notwithstanding the preceding sentence, the claiming party will in any event be entitled to control the proceedings which relate to a consolidated or combined return filed by the claiming party and its subsidiaries, as the case may be. If the claiming party is not entitled to control the proceedings under the foregoing provisions, the indemnifying party will provide, or cause to be provided, to the claiming party copies of all correspondence received from the taxing authority in connection with such proceedings. The party in control of the proceeding under this SECTION 10.4 shall not enter into any agreement or compromise or settlement of such contest that could affect a period that is the responsibility of the noncontrolling party without the written consent of the non-controlling party (which consent shall not be unreasonably withheld). The party which is not entitled to control any such proceeding shall be afforded a reasonable opportunity to participate in the defense thereof at its own expense and shall reimburse the party entitled to control such proceedings for any additional expenses incurred by such controlling party as a result of the noncontrolling party's participation in such proceeding.

    10.5. PAYMENT OF INDEMNIFICATION. Upon payment of any Taxes with respect to which a party is entitled to receive indemnification hereunder, such party shall submit an invoice to the indemnifying party stating that such Taxes have been paid and giving in reasonable detail the particulars relating thereto. The indemnifying party shall remit payment for such Taxes promptly upon receipt of such invoice.

    10.6.  ASSISTANCE AND COOPERATION.  The Seller and the Buyer shall:

        (a) Assist (and cause its respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with SECTION 10.3 hereof;

        (b) Cooperate fully in preparing for any audits of, or disputes, contests or proceedings with, taxing authorities regarding any Tax Returns which relate to the Company;

        (c) Make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Tax liabilities which are attributable to the Company;

        (d) Preserve all such information, records and documents until the expiration of any applicable statutes of limitations or extensions thereof and as otherwise required by law;

        (e) Make available to the other, as reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters;

        (f) Provide timely notice to the other in writing upon receipt of notice of any pending or threatened Tax audits or assessments relating to the Company for any period beginning prior to the Closing Date;

        (g) Furnish the other with copies of all correspondence received from any Taxing authority in connection with any Tax audit or information request with respect to any period beginning prior to the Closing Date;

        (h) Keep confidential any information obtained pursuant to this
    SECTION 10.6, except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Tax proceeding; and

        (i) Furnish the other with adequate information which would enable the other party to determine its entitlement to, and the amount of, any refund or credit to which either party reasonably believes the other party may be entitled.

    10.7. TAX SHARING AGREEMENTS. All Tax sharing and similar agreements (other than the provisions of this Agreement) between the Company and the Seller or any other corporation or corporations shall be terminated as of the date hereof, and the Company shall not have any liability from and after the date hereof under any such agreement.

    10.8. TRANSFER TAXES. The Seller shall be liable for and shall pay all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes which may be imposed in connection with the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto ("Transfer Taxes"). Each party hereto hereby agrees to file all necessary documentation in connection with the payment and reporting of Transfer Taxes.

    10.9. SURVIVAL OF OBLIGATIONS. The obligations of the parties set forth in this ARTICLE 10 shall be unconditional and absolute and shall remain in effect without limitation as to time.

    10.10. TAX REFUND. Within three (3) business days of receipt thereof, the Company shall promptly transfer to the Seller the tax refund due to the Company in connection with the Seller's consolidated tax return for 1998.

    10.11. PROVISIONS OF THIS ARTICLE TO CONTROL. In the event of a conflict between the provisions of this ARTICLE 10 and any other provisions of this Agreement, the provisions of this ARTICLE 10 shall control.

                                   ARTICLE 11
                                  TERMINATION

    11.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

        (a) by the mutual written consent of the Buyer and the Seller;

        (b) by the Buyer, or the Seller;

           (i) if any court or governmental body or agency thereof shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; or

           (ii) if the Closing shall not have occurred on or before one
       (1) year from the date hereof; provided, however, that the right to terminate this Agreement pursuant to this SECTION 11.1(b)(ii) shall not be available to any party whose breach of any representation or warranty or failure to perform or comply with any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

    11.2.  EFFECT OF TERMINATION.

        (a) Except as provided in SECTION 6.1.4, SECTION 11.2(b),
    SECTION 11.2(c), SECTION 11.2(d), or SECTION 11.2(e) in the event of termination of this Agreement, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto, except for the return of the amount of the Investment by the Seller to the Buyer, SECTION 6.1.4, SECTION 12.1, SECTION 12.2 and SECTION 12.9 and this
    SECTION 11.2, which shall remain in full force and effect and which shall survive such termination, and provided that no such termination shall relieve any party hereto from liability for any breach by such party of this Agreement.

        (b) In the event of termination of this Agreement due to the Seller's breach of a warranty or representation under this Agreement, the Seller shall pay to the Buyer the amount of the Investment by wire transfer of immediately available funds.

        (c) In the event of termination of this Agreement due to the Seller's failure to perform or comply with a covenant or obligation under this Agreement, the Seller shall pay to the Buyer the amount of the Investment by wire transfer of immediately available funds, and the Seller and the Buyer shall make reasonable efforts to sell the Company to a third party. Upon such sale, if the purchase price actually obtained for the Company (the "New Purchase Price") exceeds the Purchase Price set forth herein, the Seller shall pay to the Buyer the difference between the New Purchase Price and the Purchase Price by wire transfer of immediately available funds.

        (d) In the event of termination of this Agreement due to the Buyer's breach of a warranty or representation or failure to perform or comply with a covenant or obligation under this Agreement, the Seller and the Buyer shall make reasonable efforts to sell the Company to a third party. Upon such sale, if the Purchase Price exceeds the New Purchase Price, the Buyer shall pay to the Seller the difference between the Purchase Price and the New Purchase price, net of the amount of the Investment.

        (e) In the event of termination of this Agreement due to the failure to satisfy the condition set forth in Section 2.1(k), the Seller shall pay to the Buyer the amount of the Investment by wire transfer of immediately available funds, and the Seller and the Buyer shall make reasonable efforts to sell the Company to a third party. Upon such sale, if the New Purchase Price exceeds the Purchase Price set forth herein, the Seller shall retain the difference thereof.

                                   ARTICLE 12
                                 MISCELLANEOUS

    12.1. EXPENSES. Except as may be otherwise specifically provided herein, the parties hereto shall pay their own legal fees and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

    12.2. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, when sent one (1) business day after it is sent by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment, or five
(5) days after it is deposited in the United States mail, certified mail, postage prepaid, return receipt requested (or international equivalents thereof), in each case addressed as follows, or to such other address as shall be designated by notice duly given:

        If to the Buyer:                    Energy TRACS Acquisition Corp.
                                            c/o Platinum Equity Holdings, LLC
                                            Suite 2710
                                            2049 Century Park East
                                            Los Angeles, CA 90067
                                            Facsimile: (310) 712-1848
                                            Attention: William Bricking

        With a copy to:                     Riordan & McKinzie
                                            Suite 1500
                                            695 Town Center Drive
                                            Costa Mesa, CA 92626
                                            Facsimile: (714) 549-3244
                                            Attention: James H. Shnell

        If to the Seller:                   AvTel Communications, Inc.
                                            501 Bath Street
                                            Santa Barbara, CA 93101
                                            Facsimile: (805) 884-6311
                                            Attention: Anthony E. Papa

        With a copy to:                     Seed Mackall & Cole, LLP
                                            Suite 200
                                            1332 Anacapa Street
                                            Santa Barbara, CA 93101
                                            Facsimile: (805) 962-1404
                                            Attention: Thomas N. Harding

    12.3. ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule, the exhibits attached hereto and any agreements between or among the parties hereto of even date herewith constitute the entire agreement among the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are merged herein and superseded hereby, it being the intention of the parties hereto that this Agreement and the instruments and agreements contemplated hereby shall serve as the complete and exclusive statement of the terms of their agreement together. No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.

    12.4. ASSIGNMENT. This Agreement and the rights hereunder shall not be assignable or transferable (i) by the Buyer without the prior written consent of the Seller, except to an Affiliate of the Buyer or to a financial institution in connection with a financing related to this Agreement, or (ii) by the Seller without the prior written consent of the Buyer. The duties and obligations of a party hereunder shall not be delegable without the prior written consent of the other parties hereto.

    12.5. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

    12.6. SECTION HEADINGS. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

    12.7. SEVERABILITY. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

    12.8. APPLICABLE LAW. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the internal laws of the State of California without regard to the principles of conflicts of laws thereunder.

    12.9. COUNTERPARTS. This Agreement may be executed in one or more original or facsimile counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been executed by each of the parties and delivered to the other parties.

    12.10. PASSAGE OF TITLE. Legal title, equitable title and risk of loss with respect to the Common Stock will not pass to the Buyer until the Common Stock is transferred at the Closing, which transfer, once it has occurred, will be deemed effective as of the close of business in Los Angeles on the Closing Date for all purposes.

    12.11. USE OF TERMS. In this Agreement, (i) the words "hereof," "herein," "hereto," "hereunder" and words of similar import mean and refer to this Agreement as a whole and not merely to the specific section or clause in which the respective word appears, (ii) words importing gender include the other genders as appropriate and (iii) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. As used in this Agreement, the terms "knowledge of the Company and the Seller" or "the Company's and Seller's best knowledge," or words of similar import, shall mean both actual knowledge and information that should have been known after reasonable inquiry. Except as otherwise provided herein, terms used in this Agreement with generally understood meanings in the telecommunications industry shall have the meanings given to such terms in the telecommunications industry.

    12.12. FACSIMILE COPY. This Agreement may be executed in facsimile copy with the same binding effect as an original.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

                                                       SELLER

                                                       AVTEL COMMUNICATIONS, INC.

                                                       By:    /s/ ANTHONY E. PAPA
                                                              --------------------------------------
                                                       Name:  Anthony E. Papa
                                                       Title: CHIEF EXECUTIVE OFFICER

                                                       BUYER

                                                       ENERGY TRACS ACQUISITION CORP.

                                                       By:    /s/ WILLIAM C. BRICKING
                                                              --------------------------------------
                                                       Name:  William C. Bricking
                                                       Title: PRESIDENT

                                                       COMPANY

                                                       MATRIX TELECOM, INC.

                                                       By:    /s/ ANTHONY E. PAPA
                                                              --------------------------------------
                                                       Name:  Anthony E. Papa
                                                       Title: CHIEF EXECUTIVE OFFICER

                   GUARANTY OF PLATINUM EQUITY HOLDINGS, LLC

    Platinum Equity Holdings, LLC hereby (i) agrees to the provisions set forth in SECTION 8.4 and (ii) guarantees the obligations of the Buyer (including any assignee of the Buyer) under ARTICLE 1, SECTION 6.2.1, ARTICLE 9 and
SECTION 11.2(D) and agrees that it will not cause the Buyer to take any actions that would cause the Buyer to violate the terms of ARTICLE 1, SECTION 6.2.1,
ARTICLE 9 or SECTION 11.2(D).

                                                       By:    /s/ WILLIAM C. BRICKING
                                                              --------------------------------------
                                                       Name:  William C. Bricking
                                                       Title: VICE PRESIDENT, OPERATIONS

                                FIRST AMENDMENT
                                       TO
                            STOCK PURCHASE AGREEMENT

    THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment") is entered into as of September 16, 1999, between NetLojix Communications, Inc., a Delaware corporation (the "Seller"), Matrix Acquisition Holdings Corp., a Delaware corporation (the "Buyer"), and Matrix Telecom, Inc., a Texas corporation (the "Company").

                                   BACKGROUND

    A. The Seller, the Company and Energy TRACS Acquisition Corp., a Delaware corporation ("ETAC") have entered into that certain Stock Purchase Agreement dated August 31, 1999 (the "Stock Purchase Agreement") pursuant to which ETAC was to acquire all of the common stock of the Company.

    B. Pursuant to Section 12.4 of the Stock Purchase Agreement, ETAC assigned its rights, duties and obligations under the Stock Purchase Agreement to the Buyer on August 31, 1999.

    C. On September 15, 1999, the Seller changed its corporate name from "AvTel Communications, Inc." to "NetLojix Communications, Inc."

    D. The parties hereto have determined to amend the Stock Purchase Agreement as set forth herein.

                                   AGREEMENT

    NOW, THEREFORE, the Buyer, the Seller and the Company, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound, do hereby promise and agree as follows:

1.  AMENDMENT OF SECTION 1.2(a)

    Section 1.2(a) is hereby amended to read in its entirety as follows:

    "(a) A credit in favor of the Seller (the "Credit") in the aggregate amount of Two Million Thirty-Nine Thousand Fifty-Seven Dollars ($2,039,057) against amounts that become due after the date hereof for long distance wholesale traffic to be provided by the Company to the Seller (the "Long Distance Services") pursuant to a rebiller service contract between the Company and the Seller of even date herewith; provided, however, that the amount of the Credit taken by the Seller will not exceed Two Hundred Twenty-Five Thousand Dollars ($225,000) for the period commencing on September 1, 1999 and ending on November 30, 1999, and will not exceed One Hundred Thousand Dollars ($100,000) per month for a period not to exceed twenty-five (25) months thereafter."

2.  DELETION OF SECTION 2.1(k).

    Section 2.1(k) is hereby deleted in its entirety.

3.  PAYMENT OF CERTAIN ACCOUNTS PAYABLE.

    The Seller hereby agrees to pay currently those accounts payable of the Company set forth on Exhibit A attached hereto and incorporated herein by this reference.

4.  NO OTHER MODIFICATION.

    Except as specifically amended hereby, the Stock Purchase Agreement shall continue unchanged and in full force and effect. All of the provisions contained in Section 12 of the Stock Purchase Agreement shall apply to this Amendment.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

                                                       SELLER

                                                       NETLOJIX COMMUNICATIONS, INC.

                                                       By:    /s/ ANTHONY E. PAPA
                                                              --------------------------------------
                                                       Name:  Anthony E. Papa
                                                       Title: CHIEF EXECUTIVE OFFICER

                                                       BUYER

                                                       MATRIX ACQUISITION HOLDINGS CORP.

                                                       By:    /s/ WILLIAM M. FOLTZ, JR.
                                                              --------------------------------------
                                                       Name:  William M. Foltz, Jr.
                                                       Title: VICE PRESIDENT

                                                       COMPANY

                                                       MATRIX TELECOM, INC.

                                                       By:    /s/ ANTHONY E. PAPA
                                                              --------------------------------------
                                                       Name:  Anthony E. Papa
                                                       Title: CHIEF EXECUTIVE OFFICER

                   GUARANTY OF PLATINUM EQUITY HOLDINGS, LLC

    Platinum Equity Holdings, LLC hereby guarantees the obligations of the Buyer (including any assignee of the Buyer) under SECTION 1 hereof and agrees that it will not cause the Buyer to take any actions that would cause the Buyer to violate the terms of SECTION 1.

                                                       By:    /s/ WILLIAM C. BRICKING
                                                              --------------------------------------
                                                       Name:  William C. Bricking
                                                       Title: VICE PRESIDENT, OPERATIONS